Exhibit 10.1

EXECUTION VERSION

$600,000,000

THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

Dated as of March 13, 2017

among

TRANSMONTAIGNE OPERATING COMPANY L.P.,

as Borrower,

EACH OF THE FINANCIAL INSTITUTIONS

INITIALLY A SIGNATORY HERETO,

TOGETHER WITH THOSE ASSIGNEES

PURSUANT HERETO,

as Lenders,

US BANK, NATIONAL ASSOCIATION, as Syndication Agent,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

MUFG Union Bank N.A.,

ROYAL BANK OF CANADA,

as Documentation Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC	US BANK, NATIONAL ASSOCIATION

As Joint Lead Arrangers and Joint Book Runners

ARTICLE I DEFINITIONS		1
1.1	General Definitions	1
1.2	Accounting and Other Terms	46
ARTICLE II LOANS		48
2.1	Revolving Loans and Swing Loans	48
2.2	Optional and Mandatory Prepayments; Reduction or Increase of Committed Amount	53
2.3	Payments and Computations	57
2.4	Maintenance of Account	59
2.5	Statement of Account	59
2.6	Taxes	59
2.7	Sharing of Payments	63
2.8	Allocation of Payments; Pro Rata Treatment	64
2.9	Extensions and Conversions	66
2.10	Replacement of Lender	67
ARTICLE III LETTERS OF CREDIT		68
3.1	Issuance	68
3.2	Notice and Reports	68
3.3	Participation	69
3.4	Reimbursement	69
3.5	Repayment with Revolving Loans	70
3.6	Renewal, Extension	71
3.7	Uniform Customs and Practices	71
3.8	Indemnification; Nature of Issuing Bank’s Duties	71
3.9	Responsibility of Issuing Bank	72
3.10	Conflict with Letter of Credit Documents	73
ARTICLE IV INTEREST AND FEES		73
4.1	Interest on Loans	73
4.2	Interest After Event of Default	73
4.3	Commitment Fee	74
4.4	Lenders’ Fees/Agent’s Fees	74
4.5	Letter of Credit Fees	74
4.6	Authorization to Charge Account	74
4.7	Indemnification in Certain Events	75
4.8	Inability To Determine Interest Rate	76
4.9	Illegality	76

- ii  -

4.10	Funding Indemnity	77
4.11	Defaulting Lenders	77
ARTICLE V CONDITIONS PRECEDENT		80
5.1	Closing Conditions	80
5.2	Conditions to all Loans and Letters of Credit	84
ARTICLE VI REPRESENTATIONS AND WARRANTIES		85
6.1	Organization and Qualification	85
6.2	Solvency	86
6.3	Liens	86
6.4	No Conflict	86
6.5	Enforceability	87
6.6	Financial Data; Material Adverse Change	87
6.7	Locations of Offices and Records	87
6.8	Fictitious Business Names	88
6.9	Subsidiaries	88
6.10	No Judgments or Litigation	88
6.11	No Defaults	88
6.12	No Employee Disputes	89
6.13	Compliance with Law	89
6.14	ERISA	89
6.15	Compliance with Environmental Laws	90
6.16	Use of Proceeds	90
6.17	Intellectual Property	90
6.18	Licenses and Permits	91
6.19	Title to Property	92
6.20	Labor Matters	92
6.21	Investment Company, Etc	93
6.22	Margin Security	93
6.23	No Event of Default	93
6.24	Taxes and Tax Returns	93
6.25	No Other Indebtedness	94
6.26	Status of Accounts	94
6.27	Specified Contracts	94
6.28	Survival of Representations	94
6.29	Affiliate Transactions	94
6.30	Accuracy and Completeness of Information	95

-  iii  -

6.31	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	95
6.32	Deposit Accounts; Commodities Accounts; Securities Accounts	96
6.33	Force Majeure	96
ARTICLE VII AFFIRMATIVE COVENANTS		96
7.1	Financial Information	96
7.2	Corporate Existence	98
7.3	ERISA	98
7.4	Proceedings or Adverse Changes	100
7.5	Environmental Matters	101
7.6	Books and Records; Inspection	101
7.7	Collateral Records	102
7.8	Security Interests	102
7.9	Insurance; Casualty Loss	104
7.10	Taxes	105
7.11	Compliance With Laws	105
7.12	Use of Proceeds	106
7.13	Fiscal Year; Accounting Policies	106
7.14	Notification of Certain Events	106
7.15	Additional Guarantors	107
7.16	Revisions or Updates to Schedules	108
7.17	Collection of Accounts	108
7.18	Maintenance of Property	108
7.19	Trademarks	108
7.20	Corporate Separateness	108
7.21	Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	109
7.22	Post-Closing Covenant	109
ARTICLE VIII FINANCIAL COVENANTS		109
8.1	Maximum Total Leverage Ratio	109
8.2	Minimum Interest Coverage Ratio	109
8.3	Maximum Senior Secured Leverage Ratio	109
ARTICLE IX NEGATIVE COVENANTS		110
9.1	Restrictions on Liens	110
9.2	Restrictions on Additional Indebtedness	110
9.3	Restrictions on Sale of Assets	111
9.4	No Corporate Changes	111

-  iv  -

9.5	[Intentionally Omitted.]	112
9.6	No Restricted Payments	112
9.7	No Investments	112
9.8	No Affiliate Transactions	112
9.9	[Intentionally Omitted.]	112
9.10	[Intentionally Omitted.]	113
9.11	Restrictions on Partners	113
9.12	Additional Negative Pledges	113
9.13	Sale and Leaseback	113
9.14	Restrictive Agreements	114
9.15	[Intentionally Omitted.]	114
9.16	Amendments to Certain Agreements	114
9.17	Unrestricted Subsidiaries	115
9.18	Compliance with Anti-Money Laundering Laws and Sanctions	116
ARTICLE X POWERS		117
10.1	Appointment as Attorney-in-Fact	117
ARTICLE XI EVENTS OF DEFAULT AND REMEDIES		117
11.1	Events of Default	117
11.2	Acceleration	120
11.3	Agent May File Proofs of Claim	120
11.4	Credit Bidding	121
ARTICLE XII TERMINATION		121
ARTICLE XIII THE AGENT		122
13.1	Appointment of Agent	122
13.2	Nature of Duties of Agent	123
13.3	Lack of Reliance on Agent	124
13.4	Certain Rights of the Agent	124
13.5	Reliance by Agent	125
13.6	Indemnification of Agent	125
13.7	The Agent in its Individual Capacity	125
13.8	Holders of Notes	126
13.9	Resignation and Removal of Agent	126
13.10	Collateral Matters	127
13.11	Actions with Respect to Defaults	130
13.12	Delivery of Information	131
13.13	No Reliance on Agent’s Customer Identification Program	131

-  v  -

13.14	USA Patriot Act	131
13.15	Lender Hedging Agreements and Cash Management Products	131
ARTICLE XIV MISCELLANEOUS		132
14.1	Waivers	132
14.2	JURY TRIAL	132
14.3	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	132
14.4	Notices	133
14.5	Assignability	134
14.6	Information	138
14.7	Payment of Expenses; Indemnification	139
14.8	Entire Agreement, Successors and Assigns	141
14.9	Amendments, Etc	141
14.10	Nonliability of Agent and Lenders	143
14.11	Independent Nature of Lenders’ Rights	143
14.12	Counterparts	143
14.13	Effectiveness	143
14.14	Severability	144
14.15	Headings Descriptive	144
14.16	Maximum Rate	144
14.17	Right of Setoff	145
14.18	Delegation of Authority	145
14.19	Time of the Essence	145
14.20	[Reserved]	145
14.21	Reversal of Payments	145
14.22	Amendment and Restatement; Continuation of Security Interest	146
14.23	Inconsistencies with Other Documents	146
14.24	USA Patriot Act; Anti-Money Laundering Laws	146
14.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	147

-  vi  -

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guaranty Agreement
Exhibit C	Form of Landlord Agreement
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Security Agreement
Exhibit F-1	Form of Revolving Note
Exhibit F-2	Form of Swing Note
Exhibit G	Form of Notice of Borrowing
Exhibit H-1	Form of Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	Form of Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	Form of Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	Form of Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	Form of Notice of Extension/Conversion
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Joinder Agreement
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Contribution Agreement
Exhibit N	Form of Notice of Letter of Credit
Exhibit O	Form of Account Designation Letter
Exhibit P	Form of Consent, Reaffirmation and Agreement

SCHEDULES

Schedule 1.1A	Lenders
Schedule 1.1B	Liens
Schedule 1.1C	Indebtedness
Schedule 1.1D	Investments
Schedule 2	Existing Letters of Credit
Schedule 6.1	Jurisdictions of Organization
Schedule 6.7	Location of Offices and Records
Schedule 6.8	Fictitious Business Names
Schedule 6.9	Capital and Ownership Structure of the Credit Parties
Schedule 6.10	Litigation
Schedule 6.14	ERISA
Schedule 6.15	Environmental Disclosures
Schedule 6.17	Intellectual Property
Schedule 6.19	Real Estate
Schedule 6.27	Specified Contracts

-  vii  -

Schedule 6.29	Affiliate Transactions
Schedule 6.32	Bank Accounts, Securities Accounts and Commodities Accounts
Schedule 7.22	Post-Closing Covenants
Schedule 14.4	Addresses for Notices

-  viii  -

THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

THIS THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY is entered into as of March 13, 2017, among TRANSMONTAIGNE OPERATING COMPANY L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting in its capacity as administrative agent for the Lenders in the manner and to the extent described in Article XIII (in such capacity, the “Agent”).

This Credit Agreement is an amendment and restatement of that certain Second Amended and Restated Senior Secured Credit Facility, dated as of March 9, 2011, among the Borrower, each of the financial institutions identified as Lenders on the signature pages thereto, U.S. Bank National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and Wells Fargo, acting in its capacity as administrative agent for the lenders party thereto (as amended through the date hereof and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”).

The Borrower has requested that the Existing Credit Agreement be amended and restated to effect the amendments set forth herein.

The parties hereto agree that the Existing Credit Agreement is hereby amended, restated and superseded in its entirety as follows, as of Closing Date:

W I T N E S S E T H:

WHEREAS, the Borrower wishes to obtain financing for the purposes permitted under Section 7.12 of this Credit Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to the Borrower.

NOW, THEREFORE, the Borrower, the Lenders, the Issuing Bank and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1      General Definitions.

As used herein, the following terms shall have the meanings herein specified:

“Acceptance Date” means, as to any particular Assignment and Assumption, the date specified as the effective date in such Assignment and Assumption.

“Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Agent substantially in the form attached hereto as Exhibit O.

“Accounts” means all of each Credit Party’s “accounts” as such term is defined in the UCC, and, in any event, includes, without limitation, (a) all accounts receivable (whether or not specifically listed on schedules furnished to the Agent), and all other rights to payment for property sold, leased, licensed, assigned or otherwise disposed of, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered or in connection with any other transaction (whether or not yet earned by performance), (b) all rights in, to, and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing, including, without limitation, all rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods, (d) all reserves and credit balances held by each Credit Party with respect to any such accounts receivable or account debtors, (e) all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, and (f) all guarantees and collateral security of any kind, given by any account debtor or any other Person with respect to any of the foregoing, all whether now owned or existing or hereafter acquired or arising, by or in favor of, any Credit Party.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Capital Stock is acquired by any Credit Party or Restricted Subsidiary in a Permitted Acquisition; provided,  however, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to fixed assets acquired pursuant to such Permitted Acquisition, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in anticipation of, such Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, (a) in the acquisition (whether by means of a merger, consolidation, or otherwise) of a Controlling interest in the Capital Stock of any Person, (b) in the acquisition of (i) all or substantially all of the assets of any Person or (ii) any material business asset of any Person not constituting an Investment as approved by the Agent or (c) in the acquisition of plant, property and equipment of any Person, or portion thereof, to the extent such plant, property and equipment constitute a business.  For purposes of this definition, the word “business” has the same meaning as used in Rule 11-01(d) of Regulation S-X of the Securities and Exchange Commission.

“Adjusted LIBOR Index Rate” means, for any day, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (a) the rate of interest for 30-day Dollar deposits as reported on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on such day or, if such day is not a Business Day, then on the immediate preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation) (provided that if such rate is less than zero, such rate shall be deemed to be zero), by (b) 1 minus the Eurodollar Reserve Percentage.

“Affiliate” means, with respect to any Person, any other individual or entity that directly or indirectly Controls, is Controlled by or is under common Control with that Person.  For purposes of this definition, the General Partner, Partners, the Operating GP, the Borrower, and all other Credit Parties from time to time are Affiliates with each other.

“Agent” means Wells Fargo as provided in the preamble to this Credit Agreement or any successor to Wells Fargo.

“Agent’s Fees” means the fees payable by the Borrower to the Agent as described in the Engagement Letter.

“Aggregate Revolving Loan Amount Outstanding” means at any time the sum of the aggregate principal amount outstanding under the Revolving Loans.

“Aggregate Swing Loan Amount Outstanding” means at any time the sum of the aggregate principal amount outstanding of the Swing Loans.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party or its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Executive Order 13224, the USA Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Guarantee” has the meaning given such term in the definition of Excluded Swap Obligations.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” means, as to each Loan and the Commitment Fee, respectively, the percentage per annum for each such Loan or for the Commitment Fee, as the case may be, determined from time to time on each Calculation Date (defined below) by reference to the following table and corresponding to the Total Leverage Ratio in effect as of such Calculation Date:

Level	Total Leverage Ratio	Applicable Percentage for Base Rate Loans	Applicable Percentage for Eurodollar Loans and LIBOR Index Loans	Commitment Fee
Level V	>4.25 to 1.00	1.75%	2.75%	0.50%
Level IV	<4.25 to 1.00 but >3.75 to 1.00	1.50%	2.50%	0.50%
Level III	<3.75 to 1.00 but >3.25 to 1.00	1.25%	2.25%	0.50%
Level II	<3.25 to 1.00 but >2.75 to 1.00	1.00%	2.00%	0.375%
Level I	<2.75 to 1.00	0.75%	1.75%	0.375%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date on which Partners provides the quarterly officer’s certificate for each fiscal quarter in accordance with the provisions of Section 7.1(c);  provided,  however, that (a) the Applicable Percentage shall be based on Level II until the first Calculation Date occurring after the Closing Date, and (b) if Partners fails to provide the officer’s certificate to the Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.1(c), the Applicable Percentages from the applicable date of such failure shall be based on Level V until five (5) Business Days after an appropriate officer’s certificate is provided, whereupon the Level shall be determined by the then current Total Leverage Ratio.  Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.  In the event that (i) any financial statement or certificate required by Section 7.1(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and (ii) any Commitments are effective or any Obligations are outstanding when such inaccuracy is discovered: (x) the Borrower shall immediately deliver to the Agent a correct certificate for such Applicable Period, (y) the Applicable Percentage for such Applicable Period shall be determined by reference to such certificate, and (z) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with the terms hereof.  Nothing in this paragraph shall limit the rights of the Agent or the Lenders with respect to Section 4.2 or Article XI.

“Approved Assignee” means any Lender, an Affiliate of a Lender or an Approved Fund.

 “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ArcLight” means ArcLight Capital Partners Fund VI, L.P., a Delaware limited partnership.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Capital Stock) by any Credit Party or any Subsidiary thereof, and any issuance of Capital Stock by any Subsidiary of Partners to any Person that is not a Credit Party or any Subsidiary thereof.

“Assignment and Assumption” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent, in accordance with Section 14.5(f), substantially in the form of Exhibit A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor statute thereto.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%,  (b) the Prime Rate in effect on such day, and (c) the Eurodollar Rate for an Interest Period of one month plus 1%.  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Credit Party or any of its Subsidiaries or ERISA Affiliates is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” has the meaning given to such terms in the preamble of this Credit Agreement.

“Bostco” means Battleground Oil Specialty Terminal Company, LLC, a Texas limited liability company.

“Bostco Operating Agreement” means that certain Limited Liability Company Agreement of Bostco Joint Venture.

“Bostco Joint Venture” means Battleground Oil Specialty Terminal Company LLC, a Delaware limited liability company, so long as such entity remains a Joint Venture.

“Bostco Project” means the construction of Phase I by or on behalf of the Bostco Joint Venture.

“Bostco Project Expansion” means any capital improvement or construction that is in addition to the Bostco Project and is added to or constructed on the Bostco Property by or on behalf of the Bostco Joint Venture.

“Bostco Project Expansion Operation Date” means the date on which any Bostco Project Expansion is substantially complete and commercially operable.

“Bostco Property” means that certain real estate owned by Bostco Joint Venture on the Closing Date and located on the Houston Ship Channel in La Porte, Texas.

“Brownsville Property” means the Real Estate located in Brownsville, Texas commonly known as the “Southwest Terminal,” “Brownsville Terminal,” “Border Terminal,” “Tejano Terminal” and “Diamondback Terminal.”

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina, Denver, Colorado, or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that operating leases that are reclassified or recharacterized as capital leases due to a change in GAAP after the Closing Date shall not constitute Capital Leases for any purpose under this Credit Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(a)      negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(b)      corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(c)      any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a fully collateralized repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aa by Moody’s or AA by S&P; and

(d)      any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s or AA by S&P which invests principally in obligations described above.

“Cash Management Products” means any one or more of the following types of services or facilities extended to any of the Credit Parties by any Lender or any Affiliate of a Lender in reliance on such Lender’s agreement to indemnify such Affiliate: (a) Automated Clearing House (ACH) transactions; (b) cash management, including controlled disbursement and lockbox services; and (c) establishing and maintaining deposit accounts.

“Casualty Loss” has the meaning given to such term in Section 7.9.

“Change of Control” means the occurrence of any of the following:

(a)      (i)  the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than ArcLight or any of its wholly-owned subsidiaries (other than Partners or any Subsidiary of Partners)) of Capital Stock representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the General Partner; or (ii) at any time when 100% of the Capital Stock of the General Partner is not owned by a sole member, the occupation of a majority of the seats (other than vacant seats) on the board of directors (or comparable governing body) of the General Partner by Persons who were neither (1) nominated by the board of directors (or comparable governing body) of the General Partner nor (2) appointed by directors (or comparable Persons) so nominated;

(b)      General Partner shall cease to own all of the general partner interests in Partners;

(c)      Partners shall cease to Control the Borrower or the Operating GP, or own at least 75% of the limited partner interests in the Borrower and 75% of the Capital Stock of Operating GP; or

(d)      Operating GP shall cease to own all of the general partner interests in the Borrower.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing” means the satisfaction or waiver of the conditions precedent set forth in Section 5.1, as provided therein.

“Closing Date” means the date on which the Closing occurs.

“Collateral” means any and all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents.

“Commitment” of any Lender means the Revolving Credit Commitment of such Lender.

“Committed Amount” means the Revolving Credit Committed Amount.

“Commitment Fee” means the fee accruing quarterly from the Closing Date and required to be paid to the Agent for the benefit of the Lenders with a Revolving Credit Commitment each quarter, in arrears, as partial compensation for extending the Revolving Credit Committed Amount to the Borrower, and shall be determined by multiplying (i) the positive difference, if any, between (A) the Revolving Credit Committed Amount in effect at such time and (B) the average Working Capital Obligations (including Swing Loans) outstanding during such quarter by (ii) the Applicable Percentage (expressed as a decimal) then in effect for the number of days in said quarter; provided that only for the purpose of calculating the Commitment Fee payable to the Swing Loan Lender, Swing Loans shall constitute a usage of the Swing Loan Lender’s Revolving Credit Commitment.

“Commodities Account Control Agreement” means an agreement among a Credit Party, a commodities intermediary, and the Agent, which agreement is in such form as is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the commodity accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, executed by an Executive Officer, substantially in the form of Exhibit J.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent, Reaffirmation and Agreement” means that certain Consent, Reaffirmation and Agreement, substantially in the form attached as Exhibit P hereto, executed and delivered by the Borrower and each of the other Credit Parties in favor of the Agent, for the benefit of the Lenders.

“Consolidated” or “consolidated”  with reference to any term defined herein, means that term as applied to the accounts of Partners and all of its consolidated Restricted Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, for any applicable period of computation, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted (or added, in the case of gains referred to in clause (iv) below) in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Income Taxes for such period, plus (iii) depreciation, amortization, and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges, unless otherwise agreed by the Agent in its reasonable discretion) of Partners and its consolidated Restricted Subsidiaries for such period, plus (iv) losses (or minus gains) on the sale of assets during such period plus (c) to the extent not otherwise included in Consolidated Net Income any cash dividends or distributions actually paid to Partners or to a consolidated Restricted Subsidiary for such period attributable an ownership interest in any Person that is not a Restricted Subsidiary so long as such dividends and distributions arise from operating activities; provided that Consolidated EBITDA shall be adjusted from time to time to the satisfaction of the Agent in its reasonable discretion as follows:

(1)      (A) With respect to any Permitted Acquisition, an amount equal to one-quarter of the annual EBITDA attributable to the Person or assets acquired pursuant to such Permitted Acquisition shall be added to actual Consolidated EBITDA for the fiscal quarter in which such Permitted Acquisition was completed and for each of the immediately preceding three fiscal quarters (in each case, net of any actual Consolidated EBITDA attributable to such assets or entity accruing after the consummation of such Permitted Acquisition); provided that (x) the Consolidated EBITDA which is attributable to such Person or assets shall have been determined (i) in good faith by an Executive Officer and in a manner reasonably acceptable to the Agent; (ii) giving effect to any anticipated or proposed cost savings related to such Permitted Acquisition, as well as any revenues reasonably anticipated to be generated from terminaling agreements executed or amended on or about the date of such Permitted Acquisition and in connection therewith, to the extent approved by the Agent, and (y) no such adjustments shall be made unless, prior to the consummation of such Permitted Acquisition, the Agent shall have been furnished written documentation in form and substance reasonably satisfactory to the Agent demonstrating pro forma compliance with all financial and other covenants contained herein after consummation of such Permitted Acquisition (whether or not such written documentation was required as part of a Permitted Acquisition);

(B) With respect to any Specified Disposition, an amount equal to one-quarter of the annual EBITDA attributable to the assets (including, without limitation, Capital Stock) disposed of pursuant to such Specified Disposition shall be deducted from actual Consolidated EBITDA for the fiscal quarter in which such Specified Disposition was consummated and for each of the immediately preceding three fiscal quarters; provided that the Consolidated EBITDA which is attributable to such assets (including, without limitation, Capital Stock) shall have been determined (i) in good faith by an Executive Officer and in a manner reasonably acceptable to the Agent; and (ii) giving effect to any anticipated or proposed cost savings related to such Specified Disposition, as well as any revenues reasonably anticipated to be lost from terminaling agreements terminated or amended on or about the date of such Specified Disposition and in connection therewith, to the extent approved by the Agent;

(2)      With respect to any Material Project,

(A)  beginning the later of (1) the first fiscal quarter during which a Material Project has commenced and (2) the first fiscal quarter in which any portion of such fiscal quarter is within twelve (12) months of the Scheduled Material Project Operation Date and for each fiscal quarter thereafter prior to the Material Project Operation Date (but including the first quarter in which such date occurs), an amount equal to (i) a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) (expressed as a decimal) multiplied by (ii) an amount to be approved by the Agent as the projected Consolidated EBITDA attributable to such Material Project for the first twelve (12)-month period following the Scheduled Material Project Operation Date of such Material Project (such amount to be approved by the Agent and determined based upon projected revenues and other payments, in each case, under binding guaranteed revenue contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, capital costs and expenses, and other factors reasonably deemed appropriate by the Agent) (the amount approved by the Agent pursuant to this clause (ii), is referred to as the “Material Project Approved Amount”), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarter and for each fiscal quarter thereafter until the Material Project Operation Date of such Material Project (including the fiscal quarter in which such Material Project Operation Date occurs), but net of any actual Consolidated EBITDA attributable to such Material Project following such Material Project Operation Date; provided that if the actual Material Project Operation Date does not occur by the Scheduled Material Project Operation Date, then the Material Project Approved Amount shall be reduced, for fiscal quarters ending after the Scheduled Material Project Operation Date to (but excluding) the first full quarter after the actual Material Project Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (I) ninety (90) days or less, zero percent (0%), (II) longer than ninety (90) days, but not more than one-hundred eighty (180) days, twenty-five percent (25%), (III) longer than one-hundred eighty (180) days but not more than two-hundred and seventy (270) days, fifty percent (50%), (IV) longer than two-hundred and seventy (270) days but not more than three-hundred sixty-five (365) days, seventy-five percent (75%), and (V) longer than three-hundred sixty-five 365 days, one hundred percent (100%); and

(B)      beginning with the first full fiscal quarter following the Material Project Operation Date and for the two immediately succeeding fiscal quarters, an amount equal to the Material Project Approved Amount (net of any actual Consolidated EBITDA attributable to such Material Project following such Material Project Operation Date) may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing, (A) no additions pursuant to section (2) of this definition shall be allowed with respect to any Material Project unless: (i) not later than fifteen (15) days (or such lesser period as is reasonably acceptable to the Agent) prior to the delivery of any Compliance Certificate required under Section 7.1(c) with respect to the fiscal quarter with respect to which such additions are intended to be made for the first time (the “Initial Quarter”), the Borrower shall have delivered to the Agent written pro forma projections of Consolidated EBITDA relating to such Material Project, and (ii) prior to the last day of the Initial Quarter, the Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information (including, without limitation, updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, capital expenditures (completed and remaining), the anticipated Material Project Operation Date, total adjustments with respect to all Material Projects and the portion thereof to be added to Consolidated EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Material Project Operation Date) and documentation as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent, (B) the aggregate amount of all adjustments with respect to all Material Projects plus all adjustments for any Bostco Project Expansion shall be limited to 20% of the actual Consolidated EBITDA for such period, and (C) if a Material Project is terminated or cancelled, or if any material portion of a Material Project is disposed of or suffers a Casualty Loss then no additions for such quarter shall be permitted.  For the purposes of this definition “actual Consolidated EBITDA” shall be determined without including any adjustments described in section (2).

(3)      With respect to any Bostco Project Expansion,

(A)      beginning the later of (1) the first fiscal quarter during which the applicable Bostco Project Expansion has commenced and (2) the first fiscal quarter in which any portion of such fiscal quarter is within twelve (12) months of the Scheduled Bostco Project Expansion Date with respect to such Bostco Project Expansion, and for each fiscal quarter thereafter prior to the Bostco Project Expansion Operation Date (but including the first quarter in which such date occurs), an amount equal to (i) a percentage (based on the then-current completion percentage of such Bostco Project Expansion as of the date of determination) multiplied by (ii) the cash dividends or distributions arising from operating activities that are projected to be paid to the Borrower from the Bostco

Project Expansion for the first twelve (12)-month period following the Scheduled Bostco Project Expansion Date with respect to such Bostco Project Expansion (such amount to be approved by the Agent and determined based upon projected revenues and other payments, in each case, under binding guaranteed revenue contracts relating to such Bostco Project Expansion, the Bostco Operating Agreement and any other organizational documents or any shareholder agreement with respect to the Bostco Joint Venture, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, and other factors reasonably deemed appropriate by the Agent) (the amount approved by the Agent pursuant to this clause (ii), is referred to as the “Expansion Approved Amount”), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarter and for each fiscal quarter thereafter until the Bostco Project Expansion Operation Date with respect to such Bostco Project Expansion (including the fiscal quarter in which such Bostco Project Expansion Operation Date occurs), but net of any actual dividends or distributions paid to the Borrower from such Bostco Project Expansion following such Bostco Project Expansion Operation Date; provided that if the actual Bostco Project Expansion Operation Date does not occur by the Scheduled Bostco Project Expansion Date, then the Expansion Approved Amount shall be reduced, for fiscal quarters ending after the Scheduled Bostco Project Expansion Date to (but excluding) the first full quarter after the actual Bostco Project Expansion Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (I) ninety (90) days or less, zero percent (0%), (II) longer than ninety (90) days, but not more than one-hundred eighty (180) days, twenty-five percent (25%), (III) longer than one-hundred eighty (180) days but not more than two-hundred and seventy (270) days, fifty percent (50%), (IV) longer than two-hundred and seventy (270) days but not more than three-hundred sixty-five (365) days, seventy-five percent (75%), and (V) longer than three-hundred sixty-five 365 days, one hundred percent (100%); and

(B)      beginning with the first full fiscal quarter following the Bostco Project Expansion Operation Date and for the two immediately succeeding fiscal quarters, an amount equal to the Expansion Approved Amount (net of any actual Consolidated EBITDA attributable to such Bostco Project Expansion following such Bostco Project Expansion Operation Date) may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing, (A) no additions pursuant to section (3) of this definition shall be allowed with respect to any Bostco Project Expansion unless: (i) not later than fifteen (15) days (or such lesser period as is reasonably acceptable to the Agent) prior to the delivery of any Compliance Certificate required under Section 7.1(c) with respect to the fiscal quarter with respect to which such additions are intended to be made, the Borrower shall have delivered to the Agent written pro forma projections of cash dividends or distributions projected to be paid to the Borrower and relating to such Bostco Project Expansion, and (ii) prior to the date such Compliance Certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent, (B) the aggregate amount of all adjustments with respect to any Bostco Project Expansion shall be limited to 15% of the actual Consolidated EBITDA for such period, (C) if the Bostco Project Expansion is terminated or cancelled, or if any material portion of the Bostco Project Expansion is disposed of or suffers a Casualty Loss then no additions for such quarter shall be permitted, and (D) if the Bostco Joint Venture incurs any Funded Indebtedness for the purpose of financing all or a portion of the Bostco Project Expansion then the additions pursuant to section (3) of this definition shall at the discretion of the Agent be reduced in an amount that reflects the proportion of such Funded Indebtedness relative to the budgeted capital expenditures for such Bostco Project Expansion.  For the purposes of this definition “actual Consolidated EBITDA” shall be determined without including any adjustments described in section (3).

“Consolidated Funded Indebtedness” means, as of any date of determination, all Funded Indebtedness of Partners and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Taxes” means, for any applicable period of computation, the sum of all income taxes paid or payable in cash (net of cash refunds) by Partners and its consolidated Restricted Subsidiaries during such period (including, without limitation, any federal, state, local and foreign income and similar taxes), determined on a consolidated basis in accordance with Applicable Law and GAAP.

“Consolidated Interest Expense” means, for any applicable period of computation, all interest expense, net of cash interest income, of Partners and its consolidated Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any applicable period of computation, the net income (or loss) of Partners and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which Partners or any consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Partners and its consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of cash dividends or distributions arises from operating activities and is actually paid in such period by such other Person to Partners or to a consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental requirement applicable to such consolidated Restricted Subsidiary, or is otherwise prohibited, in each case determined in accordance with GAAP; provided that upon the removal of such restriction, the aggregate net income of such consolidated Restricted Subsidiary previously excluded within the last four (4) fiscal quarters shall be included in the net income of Partners and its consolidated Restricted Subsidiaries for the same quarters; (c) any extraordinary gains or losses, including gains or losses attributable to property or asset sales not in the ordinary course of business; (d) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets; (e) gains, losses or other charges as a result of the early retirement or modification of Indebtedness; and (f) non-cash gains or losses as a result of foreign currency adjustments.

“Consolidated Net Tangible Assets”  means, at any date of determination, the total amount of consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Contractual Obligations” means, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Agreement” means the Contribution Agreement, the form of which is attached as Exhibit M hereto, executed and delivered by each Credit Party and any Person who becomes party hereto or to the Guaranty Agreement pursuant to a joinder agreement executed and delivered in accordance with the terms of this Credit Agreement, as amended, restated or supplemented from time to time.

“Control” means, with respect to any particular Person, possession by another, directly or indirectly, of power to direct or cause the direction of the management or policies of such particular Person, whether through ownership of voting securities or other interests, by contract or otherwise.  Derivatives of the word “Control” including “Controlling” and “Controlled” have correlative meanings.

“Credit Agreement” means this Third Amended and Restated Senior Secured Credit Facility, dated as of the date hereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit and Collateral Termination Events” has the meaning set forth in paragraph (b) of Article XII.

“Credit Documents” means, collectively, this Credit Agreement, any Revolving Notes, the Swing Note,  the Letter of Credit Documents, the Guaranty Agreement, the Contribution Agreement, the Security Documents, the Consent, Reaffirmation and Agreement, and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith (excluding, for the avoidance of doubt, Lender Hedging Agreements and any agreements relating to Cash Management Products), as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit Parties” means the Borrower, the Guarantors, and any Restricted Subsidiary of the Borrower or any Guarantor that has executed or joined in the Guaranty Agreement or otherwise furnished a full-recourse guaranty to guarantee the Obligations.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Default Rate” means with respect to (a) all amounts due and payable or outstanding with respect to Eurodollar Loans and LIBOR Index Loans, a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Eurodollar Loans or LIBOR Index Loans until the end of the applicable Interest Period or due date of principal thereof and, thereafter, a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (b) all amounts due and payable or outstanding with respect to Base Rate Loans and all other Obligations arising under the Credit Agreement and the other Credit Documents, a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans.

“Defaulting Lender” means, subject to Section 4.11, any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agent or any other Lending Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due,  (c) has notified the Borrower, the Agent or any other Lending Party that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within one (1) Business Day after request by the Agent to confirm in writing to the Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11(e)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account Control Agreement” means an agreement among a Credit Party, a depositary institution, and the Agent, which agreement is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the deposit accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Dispute” means any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement or any other Credit Document.

“DOL” means the U.S. Department of Labor and any successor department or agency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiaries” means, with respect to any Person, any Restricted Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.  Any unqualified reference to any “Domestic Subsidiary” shall be deemed to be a reference to a Domestic Subsidiary of Partners, unless the context clearly indicates otherwise.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) an Approved Assignee or (b) any other Person (i) which is a commercial bank, finance company, insurance company or other financial institution or fund or Affiliate thereof and which, in the ordinary course of business, extends credit of the type contemplated herein; (ii) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (iii) which is organized under the laws of the United States of America or any state thereof; and (iv) which has capital in excess of $500,000,000, provided,  however, that “Eligible Assignee” shall not include (x) the Credit Parties, or any of the Credit Parties’ Affiliates, financial sponsors or Subsidiaries,  (y) any Defaulting Lender or (z) a natural Person.

“Engagement Letter” means the letter agreement, dated February 17, 2017, by and between Wells Fargo Securities, LLC and the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is or was at any time within the immediately preceding six (6) years a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries; (ii) partnership or other trade or business (whether or not incorporated) at any time within the immediately preceding six (6) years under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Credit Parties or any of their Subsidiaries; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans and LIBOR Index Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Eurodollar Rate and the Adjusted LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event(s) of Default” has the meaning provided for in Article XI.

“Excluded Real Estate” means Real Estate (a) that has a book value, individually and in the aggregate with all other Real Estate of the Credit Parties that does not constitute Mortgaged Real Estate, of less than five percent (5%) of Consolidated Net Tangible Assets and generates less than five percent (5%) of the aggregate revenues of the Borrower and its consolidated Restricted Subsidiaries as of the most recently completed fiscal quarter or year for which Partners’ financial statements are available as provided in Section 7.1, (b) that is designated by the Borrower in writing to the Agent at the time of the acquisition thereof as having been acquired with the intention of transferring such Real Estate to a Joint Venture through a Permitted JV Investment, provided that, if such Real Estate is not transferred to such Joint Venture within ninety (90) days (or such longer period of time as the Agent may agree in writing in its sole discretion) of being acquired then such Real Estate shall no longer constitute Excluded Real Estate pursuant to this clause (b), (c) designated as Excluded Real Estate on Schedule 6.19 as of the Closing Date, (d) constituting a building (as defined in the applicable Flood Insurance Regulation) or manufactured (mobile) home (as defined in the applicable Flood Insurance Regulation) located within an area designated by the Federal Emergency Management Agency as having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations which the Agent determines, in its sole discretion, is without significant value or (e) with respect to which the Agent has determined in its sole discretion that such Real Estate shall constitute Excluded Real Estate for the purposes of this Credit Agreement and the other Credit Documents.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligations if, and to the extent that, all or a portion of such Credit Party’s guarantee of (whether such guarantee arises pursuant to a Guaranty Agreement, by such Credit Party’s being jointly and severally liable for such Swap Obligations, or otherwise (any such guarantee, an “Applicable Guarantee”)), or the grant by such Credit Party of a security interest to secure, such Swap Obligations (or any Applicable Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Applicable Guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such related Swap Obligations (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party).  If any Swap Obligations arise under a master agreement governing more than one agreement, contract or transaction governing such Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligations that are attributable to such agreement, contract or transaction for which such Applicable Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Lending Party or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lending Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.10), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.6(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.6(a) and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, as to any Person, the chief executive officer, the chief financial officer, and the treasurer of such Person, and, for the purposes of Section 11.1(d), the secretary of such Person.  Unless otherwise specified, all references to an Executive Officer herein means an Executive Officer of Partners.

“Existing Credit Agreement” has the meaning set forth in the preamble hereto.

“Existing Letters of Credit” means those letters of credit identified on Schedule 2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Fees” means, collectively, the Agent’s Fees, the Lenders’ Fees, Commitment Fees, Letter of Credit Fees and the Issuing Bank Fees payable hereunder.

“Financials” has the meaning given to such term in Section 6.6.

“Flood Hazard Property” means a property in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Regulations” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC

4001, et seq.) and (d) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any such successor statute thereto, and, in each case, any regulations promulgated thereunder.

“Florida Real Property Assets” means any real property asset which is (a) now or hereafter owned by a Credit Party and (b) physically located in the State of Florida.

“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person which is not a Domestic Subsidiary.  Any unqualified reference to any Foreign Subsidiary shall be deemed a reference to a Foreign Subsidiary of Partners, unless the context clearly indicates otherwise.

“Form S-1” means the final, effective Form S-1 Registration Statement of Partners filed by Partners with the Securities and Exchange Commission on or about May 9, 2005.

“Frontera” means any Joint Venture into which all or any portion of the Brownsville Property has been or will be, directly or indirectly, transferred in connection with a Permitted JV Investment.

“Frontera Operating Agreement” means the organizational document of Frontera that, among other things, governs the business activities of Frontera and the rights and obligations of the holders of its Capital Stock.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized or other credit support acceptable to the Issuing Bank shall have been provided in accordance with the terms hereof, and (b) with respect to Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or cash collateralized or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, all Indebtedness, other than Indebtedness of the types described in clause (h) of the definition of “Indebtedness”.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis with the Financials.

“General Partner” means TransMontaigne GP L.L.C., a Delaware limited liability company which is controlled by Gulf TLP Holdings, LLC, and which owns the general partner interest in, and is the sole general partner of, Partners.

“Government Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means (a) Partners, (b) Operating GP, (c) TransMontaigne Terminals L.L.C. (f/k/a Coastal Terminals L.L.C.), a Delaware limited liability company, Razorback L.L.C., a Delaware limited liability company, TPSI Terminals L.L.C., a Delaware limited liability company, TLP Finance Corp., a Delaware corporation, TLP Operating Finance Corp., a Delaware corporation, and TPME L.L.C., a Delaware limited liability company, and (d) each other Person who enters into the Guaranty Agreement or becomes party to the Guaranty Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, including, without limitation, any Restricted Subsidiaries of Partners which may become Guarantors hereunder pursuant to Section 7.15.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), means and includes (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase or assume any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services, or to grant Liens, primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof, or (iv) otherwise provide credit support for another Person or to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

“Guaranty Agreement” means the Guaranty Agreement, a form of which is attached as Exhibit B hereto, executed and delivered by each Guarantor together with any joinder agreements executed and delivered in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hedging Agreements” means any interest rate protection agreement or other interest rate protection agreement, foreign currency exchange agreement, commodity option agreement or other interest or exchange rate or commodity price hedging agreements.

“Highest Lawful Rate” means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of New York or such other jurisdiction’s law, in any case after taking into account, to the extent permitted by Applicable Law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (g) the principal portion of all obligations of such Person under Capital Leases, (h) all obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed in cash, or for which mandatory sinking fund payments in cash are due, by a fixed date prior to the Maturity Date, (k) the principal component of payments due under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, other than operating leases that do not constitute any of the foregoing, during the applicable period ending on such date, determined on a consolidated basis in accordance with GAAP, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in which such Person is legally obligated with respect thereto.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity Agreement” means that certain Indemnification Agreement, dated December 31, 2007, among TransMontaigne LLC, Partners, General Partner, Operating GP and Borrower.

“Independent Accountant” means a firm of independent public accountants of nationally recognized standing selected by Partners, which is “independent” as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended fiscal quarter and the immediately preceding three fiscal quarters for which financial statements of Partners have been, or were required to be, delivered under this Credit Agreement to (b) Consolidated Interest Expense paid or payable in cash during such period.

“Interest Payment Date” means (a) as to any Base Rate Loan and any Swing Loan, including any Swing Loan that is a LIBOR Index Loan, the last Business Day of each calendar quarter while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, on the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, on the last day of each three month period during such Interest Period and on the last day of such Interest Period.

“Interest Period” means, as to Eurodollar Loans, a period of one month, two months, three months, six months, or, subject to availability to all Lenders, twelve months, as selected by the Borrower, commencing on the date of the borrowing (including continuations and conversions thereof); provided,  however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period.

“Internal Revenue” means the Internal Revenue Service and any successor agency.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” by any Person means (i) any transaction or series of related transactions that results in the acquisition of assets, shares of Capital Stock, bonds, notes, debentures, partnership interests, joint ventures or other ownership interests or other securities of any other Person (whether the consideration paid for such acquisition is cash, property, services, assumption of Indebtedness, securities or otherwise) but excluding any acquisition of inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of any Credit Party or any of its Subsidiaries, (ii) any deposit (other than deposits constituting a Permitted Lien) with or on behalf of, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and sales on credit of the type described in clauses (c) or (d) of Section 9.3) to or on behalf of, any other Person or (iii) any other capital contribution to, or investment in, any other Person.  For purposes of this Credit Agreement, the term “Investment” includes, without limitation, any Guaranty by a Credit Party or any of its Restricted Subsidiaries entered into for the benefit of any Person.  In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such

Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof; and (e) with respect to Investments in Joint Ventures there shall be deducted in respect of each such Investment any amount received in cash on account of such Joint Venture, directly or indirectly from such Joint Ventures or from a third party investor but only with respect to such third party investors’ acquisition of Capital Stock in such Joint Venture.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Restricted Subsidiaries.

“Issuing Bank” means Wells Fargo or any other Lender which shall issue a Letter of Credit for the account of the Borrower; provided that the Agent shall have approved such other Lender (such consent not to be unreasonably withheld or delayed).

“Issuing Bank Fees” has the meaning given to such term in Section 4.5(b).

“Joint Venture” means (a) a legal entity which is a joint venture among a Credit Party and one or more third parties so long as such entity would not constitute a Subsidiary or (b) an Unrestricted Subsidiary formed or acquired with the intention of establishing a joint venture; provided,  however, if ninety (90) days (or such longer period of time as the Agent may agree in writing in its sole discretion)(each such date, a “Transition Date”) after the formation or acquisition of such Unrestricted Subsidiary such Unrestricted Subsidiary is still a Subsidiary then such Unrestricted Subsidiary shall no longer constitute a Joint Venture but shall, at the Borrower’s option as specified in writing to the Agent prior to the Transition Date, either remain an Unrestricted Subsidiary or be redesignated as a Restricted Subsidiary; provided that such Unrestricted Subsidiary must become a Restricted Subsidiary in accordance with Section 7.15 if (x) the Investments made in such Unrestricted Subsidiary on or prior to the Transition Date, which for the purposes of this definition shall be deemed to have been made on the Transition Date, together with all Investments in each other Unrestricted Subsidiaries which are not Joint Ventures would not be permitted under clause (j) of the definition of Permitted Investments or (y) the requirements of Section 9.17(a) would not permit such Subsidiary to be an Unrestricted Subsidiary, which for the purposes of this definition shall be determined as if the Borrower had designated such Subsidiary to be an Unrestricted Subsidiary on the Transition Date.

“Landlord Agreement” means a Landlord Lien Waiver Agreement, substantially in the form of Exhibit C (or such other form as shall be reasonably acceptable to the Agent), between the Agent and a Credit Party’s landlord with respect to the Mortgaged Real Estate or any real property sold or transferred in accordance with Section 9.13.

“Lead Arrangers” means Wells Fargo Securities, LLC and U.S. Bank National Association.

“Leases” means leases with respect to any leased real property, together with any leases of real property entered into by a Credit Party or any of its Restricted Subsidiaries after the date hereof.

“Lender” has the meaning given to such term in the preamble of this Credit Agreement.

“Lender Hedging Agreement” means any Hedging Agreement (other than one pertaining to the purchase or sale of commodities or commodity options) between the Borrower and any Person (or Affiliate of such Person) that was a Lender or an Affiliate of Lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under the Credit Agreement.

“Lenders’ Fees” means the non-refundable fees payable to each of the Lenders as set forth in the Engagement Letter.

“Lending Party” means the Agent, each Issuing Bank and each Lender.

“Letter of Credit Committed Amount” means $35,000,000.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Fee” has the meaning given to such term in Section 4.5(a).

“Letter of Credit Obligations” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which the Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 3.3 for which the Borrower has not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

“Letters of Credit” means (i) the Existing Letters of Credit, and (ii) all stand-by letters of credit issued by an Issuing Bank for the account of the Borrower pursuant to this Credit Agreement on and after the Closing Date, in each case, together with all amendments, renewals, extensions or replacements thereof.

“LIBOR Index Loan” means a Swing Loan during any period in which it bears interest at a rate determined by reference to the Adjusted LIBOR Index Rate.

“Lien(s)” means any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

“Liquidity” means, on any date of determination, the sum of (a) the Revolving Credit Committed Amount minus the Working Capital Obligations outstanding plus (b) all money, currency or credit balances owned by a Person in any demand or deposit account located in the United States on the date of determination; provided,  however, that amounts calculated under clause (b) of this definition shall exclude any amounts that do not constitute cash or Cash Equivalents; provided,  further,  however, that the foregoing amounts under clause (b) shall (i) be included only to the extent such amounts are not subject to any Lien or other restriction or encumbrance of any kind (other than (x) Liens described in clause (a) of the definition of Permitted Liens and (y) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights; provided that this clause (y) shall apply only for so long as such liens and rights are not being enforced or otherwise exercised), (ii) exclude any amounts held by such Person in escrow, trust or other fiduciary capacity for or on behalf of a client of such Person or any Affiliate of such Person and (iii) in the case of amount under clause (b) owned by a Person that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof, exclude an estimate of all withholding and other taxes that may be due as a result of any distribution of such amounts to a Credit Party, which estimate shall be acceptable to the Agent in its reasonable discretion.

“Loan” or “Loans” means Revolving Loans (or a portion of any Revolving Loan) and Swing Loans, or any or all of them, as the context shall require.

“London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum determined by Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) as reported on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (or if not so reported, then as determined by Agent from another recognized source or interbank quotation).  Notwithstanding the foregoing, in no event shall the London Interbank Offered Rate be less than 0%.

“Material Adverse Change” means a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Project” means the construction or expansion of any capital project of any Credit Party (but, for the avoidance of doubt, excluding the Bostco Project or any Bostco Project

Expansion), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed (or exceeds) $20,000,000; provided that the Borrower may elect that one or more “phases” of the construction or expansion of a capital project be treated as an independent Material Project if (a) the aggregate capital cost of such “phase” is reasonably expected by the Borrower to exceed $5,000,000 and (b) the aggregate capital cost of such “phase”, together with all other “phases” of such construction or expansion of such capital project is reasonably expected by the Borrower to exceed $20,000,000.

“Material Project Operation Date” means the date on which such Material Project is substantially complete and commercially operable as determined in good faith by the Borrower.

“Maturity Date” means, as to the Revolving Loans, Swing Loans, and Letters of Credit (and the related Letter of Credit Obligations), March 13, 2022.

“Moody’s” means Moody’s Investor Service, Inc.

“Mortgage” means, as to each parcel or tract of the Mortgaged Real Estate (or as to more than one parcel or tract, as the case may be), the mortgage (or amendment to an existing mortgage) from the applicable Credit Party on such Mortgaged Real Estate, in form and substance reasonably satisfactory to the Agent, granting a Lien thereon to Agent, for the benefit of the Lenders, to secure the Obligations, as amended on or about the date hereof, if applicable, and as otherwise amended, restated or supplemented from time to time.

“Mortgagee Policy” means, for each parcel or tract of the Mortgaged Real Estate, other than the Razorback Pipeline Property, an ALTA mortgagee title insurance policy issued by the Title Insurance Company, assuring the Agent that the Mortgage on such Mortgaged Real Estate creates a valid and enforceable first priority (subject to Permitted Liens) mortgage lien on such Mortgaged Real Estate, free and clear of all defects and encumbrances except Permitted Liens, which Mortgagee Policy shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent.

“Mortgaged Real Estate” means all Real Estate which, from time to time, is owned or leased by a Credit Party and subject to a Mortgage, including, without limitation, the Real Estate noted on Schedule 6.19 as being subject to a Mortgage as of the Closing Date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Parties or any of their Subsidiaries or ERISA Affiliates or (ii) with respect to which any Credit Parties or any of their Subsidiaries may incur any liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Involuntary Disposition, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable, customary and documented out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of that is pari passu to or senior in ranking to the Liens on such asset created by the Credit Documents, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Asset Disposition of Capital Stock or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable, customary and documented out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Recourse Debt” means Indebtedness of any Subsidiary:

(a)      as to which none of the Credit Parties or any Restricted Subsidiary (i) provides credit support of any kind (including any guaranty, undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender; and

(b)      no default with respect to which (including any rights that the holders thereof may have to take an enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of any Credit Party or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” or “Notes” means the Revolving Notes and the Swing Note or any or all of them, as the context shall require.

“Notice of Borrowing” means a notice substantially in the form of Exhibit G.

“Notice of Extension/Conversion” means a notice substantially in the form of Exhibit I.

“Obligations” means the Loans, any other loans and advances or extensions of credit made or to be made by any Lending Party to the Borrower, or to others for the Borrower’s account, in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which accrues after the commencement of any bankruptcy or similar case, whether or not such post-petition interest is allowed in such case) and, including, without limitation, any reimbursement obligation or indemnity of the Borrower on account of Letters of Credit and all other Letter of Credit Obligations and all indebtedness, fees, liabilities and obligations which may at any time be owing by the Borrower to any Lending Party (or an Affiliate of a Lending Party) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by the Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of the Borrower’s assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Borrower is liable to such Lending Party (or an Affiliate of a Lending Party) for such indebtedness as principal, surety, endorser, guarantor or otherwise.  Obligations shall also include any other indebtedness owing to any Lending Party (or an Affiliate of a Lending Party) by the Borrower under this Credit Agreement and the other Credit Documents, the Borrower’s liability to any Lending Party (or an Affiliate of a Lending Party) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, the Borrower’s liability to any Lending Party (or an Affiliate of a Lending Party) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lending Party (or an Affiliate of a Lending Party) may make or issue to others for any such Borrower’s account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, all liabilities and obligations arising under Lender Hedging Agreements owing from the Borrower or any other Credit Party to any Lending Party, or any Affiliate of a Lending Party (or any Person that was a Lending Party or an Affiliate of a Lending Party at the time such Lender Hedging Agreement was entered into), permitted under Section 9.2, all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products, and all obligations of the Guarantors or any other Credit Party to any Lending Party (or an Affiliate of any Lending Party) or the Agent arising under or in connection with any Guaranty Agreement or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in each Guaranty Agreement).  Any other term or provision of this Credit Agreement or any other Credit Document to the contrary notwithstanding, the “Obligations,” “Secured Obligations,” “Guaranteed Obligations,” and “Pledgor Obligations”, as applicable, of any Credit Party shall exclude, as to such Credit Party, Excluded Swap Obligations of such Credit Party.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement among Gulf TLP Holdings, LLC, TLP Management Services LLC, the General Partner, Partners, the Operating GP and the Borrower dated March 1, 2016, as the same may be further amended, restated, supplemented, or otherwise modified from time to time to the extent any such amendment, supplement or modification does not constitute a breach of Section 9.16.

“Operating GP” means TransMontaigne Operating GP L.L.C., a Delaware limited liability company which, as of the Closing Date, owns a 0.001% general partnership interest in, and is the sole general partner of, the Borrower.

“Other Connection Taxes” means, with respect to any Lending Party, Taxes imposed as a result of a present or former connection between such Lending Party and the jurisdiction imposing such Tax (other than connections arising from such Lending Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Participant” has the meaning given to such term in Section 14.5(g).

“Participant Register” has the meaning given to such term in Section 14.5(g).

“Partners” means TransMontaigne Partners L.P., a Delaware limited partnership, which qualifies for taxation as a “master limited partnership” under the Internal Revenue Code, the sole general partner of which is the General Partner.

“Partners’ Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Partners dated as of May 27, 2005, as amended by that certain First Amendment to the First Amended and Restated Agreement of Limited Partnership of Partners dated January 23, 2006, that certain Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Partners and that certain Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Partners dated May 5, 2015 and as the same may be further amended, restated, supplemented, or otherwise modified from time to time to the extent permitted herein.

“Permitted Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary thereof where:

(i)      the business or assets acquired are for use, or the Person acquired is engaged, in a Permitted Line of Business;

(ii)     if the Acquisition involves a merger or other combination involving (i) the Borrower, the Borrower is the surviving entity and (ii) any other Credit Party, either such Credit Party is the surviving entity or the continuing or surviving entity shall become a Credit Party immediately upon the consummation of such Acquisition;

(iii)    immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;

(iv)    immediately before and after giving effect to such Acquisition (after giving effect to any updates to information provided to the Lenders with respect to such Acquisition in accordance with Section 7.16), all of the representations and warranties of the Credit Parties and their Subsidiaries under this Credit Agreement and the other Credit Documents (except to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects);

(v)     at the time of such Acquisition the Borrower is in compliance with the covenants set forth in Sections 8.1 through 8.3 of this Credit Agreement with respect to the covenant levels at the time of the most recent Compliance Certificate, in each case, immediately before and after giving pro forma effect to the Acquisition and Indebtedness incurred in connection with such Acquisition and interest to accrue thereon, as if such Acquisition and Indebtedness was incurred on the first day of the period being tested;

(vi)      for any Specified Acquisition, the Agent shall have received a certificate from the Borrower certifying the accuracy of the matters described in each of the foregoing clauses and, with respect to the matters described in clause (v), shall provide calculations demonstrating compliance with such matters;

(vii)     the Acquisition is non-hostile and was approved, as necessary, by the target’s board of directors, shareholders or other requisite Persons;

(viii)    for any Specified Acquisition, the Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed by a Credit Party in connection with such Acquisition not more than ten (10) Business Days after such Acquisition (or such longer period as may be agreed to by the Agent in its sole discretion); and

(ix)      for any Specified Acquisition, the Agent shall have received an acquisition summary with respect to the Person, assets and/or business to be acquired (including financial statements for the most recent twelve month period for which they are available and as otherwise available, or such other form of financial statements reasonably acceptable to the Agent) and the Borrower’s calculation of pro forma Consolidated EBITDA relating thereto calculated in a manner reasonably satisfactory to the Agent not less than ten (10) Business Days prior to such Acquisition (or such shorter period as may be agreed to in writing by the Agent in its sole discretion).

“Permitted Indebtedness” means:

(a)      Indebtedness to the Lenders and Issuing Bank with respect to the Revolving Loans, the Swing Loans, the Letters of Credit or otherwise, pursuant to the Credit Documents;

(b)      trade payables incurred in the ordinary course of the Credit Parties’ business;

(c)      unsecured Indebtedness owing to the General Partner in the form of loans and advances, provided that (i) the aggregate amount of such Indebtedness outstanding at any one time shall not exceed $10,000,000 and (ii) at the time of incurring such Indebtedness no Default or Event of Default exists or would arise therefrom;

(d)      obligations of Partners or any of its Restricted Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate and exchange rate risks and not for speculative purposes;

(e)      Indebtedness described on Schedule 1.1C and any refinancings of such Indebtedness; provided that such Indebtedness is not increased in excess of the principal balance outstanding thereon plus any interest, prepayment premium and other related costs at the time of such refinancing so long as all such costs do not exceed $2,000,000, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced;

(f)      unsecured Funded Indebtedness of the Credit Parties, provided that (i) the Agent has been given prior written notice of the material terms and conditions thereof and has found such terms and conditions acceptable, (ii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 8.1,  8.2 and, if applicable, 8.3 immediately before and after giving effect to such incurrence, (iii) the maturity date of such indebtedness is no earlier than six (6) months after the Maturity Date and there shall be no scheduled principal payments until six (6) months after the Maturity Date, (iv) such unsecured Funded Indebtedness does not contain financial covenants of a type not contained in this Credit Agreement and the financial covenants contained therein are no more restrictive than the financial covenants contained in this Credit Agreement, (v) the provisions of Sections 9.12 or 9.14 are not breached, and (vi) immediately before and after giving effect to the issuance of such unsecured Funded Indebtedness and the application of any of the proceeds thereof on the issuance date no Default or Event of Default shall exist;

(g)      purchase money Indebtedness (including Capital Leases) incurred after the Closing Date by the Credit Parties or any of their Restricted Subsidiaries to finance the purchase, construction or improvement of fixed assets, and any Indebtedness incurred to extend, renew, replace or refinance such purchase money Indebtedness; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon plus any interest, prepayment premium and other related costs at the time of such refinancing;

(h)      Indebtedness in an aggregate amount not exceeding 5% of Consolidated Net Tangible Assets determined at the time such Indebtedness is incurred;

(i)      intercompany loans made by any Credit Party to any Credit Party;

(j)      Indebtedness of Partners’ Foreign Subsidiaries for financing of the type described in clause (l) of the definition of Permitted Liens, which Indebtedness may be unsecured or secured as permitted by such clause (l);

(k)      Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(l)      to the extent constituting Indebtedness, reasonable and customary unsecured deferred compensation or similar obligations to employees and officers incurred in the ordinary course of business; and

(m)    all Guarantees of Indebtedness of another Person of the type referred in clauses (a) through (i) (other than Guarantees of Acquired Indebtedness).

Notwithstanding the foregoing, if any of the foregoing Indebtedness is Subordinated Indebtedness, then (i) the material terms and conditions of such Indebtedness must be acceptable to the Agent and (ii) a Subordination Agreement with respect to such Indebtedness shall be delivered to the Agent, for the benefit of the Lenders, on or prior to the incurrence of such Indebtedness.

“Permitted Investments” means:

(a)      Cash Equivalents;

(b)      interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation (“FDIC”) or a similar federal insurance program; provided,  however, that the Credit Parties may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

(c)      Investments existing on the Closing Date and set forth on Schedule 1.1D;

(d)      advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course not to exceed $5,000,000 in the aggregate at any one time outstanding;

(e)      Investments in (i) the Credit Parties; (ii) newly created direct or indirect Domestic Subsidiaries (other than Unrestricted Subsidiaries) of Partners, and newly created direct or indirect Foreign Subsidiaries of Partners, provided that (A) the applicable requirements of Section 7.15 are satisfied (such that, as to any Domestic Subsidiary, such Domestic Subsidiary becomes a Credit Party), and (B) the aggregate amount of Investments in Foreign Subsidiaries made after the Closing Date shall not exceed $5,000,000 at any time; and (iii) the General Partner in the form of loans and advances, provided that (A) the aggregate amount of such Investments outstanding at any one time shall not exceed $10,000,000 and (B) at the time of making any such Investment no Default or Event of Default exists or would arise therefrom;

(f)      investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)      Hedging Agreements entered into by the Borrower relating to the Loans hereunder and other Hedging Agreements entered into in order to manage existing or anticipated interest rate and exchange rate risks and not for speculative purposes;

(h)      (i) Investments in any Joint Venture existing as of the Closing Date, (ii) other Permitted JV Investments, and (iii) Investments by the Borrower or its Restricted Subsidiaries in the ordinary course of business in Joint Ventures that are substantially complete and commercially operable as of the date of the date of such Investment;

(i)      Permitted Acquisitions;

(j)      Investments in Unrestricted Subsidiaries (other than Joint Ventures); provided that (i) the aggregate amount of such Investments outstanding at any one time in all Unrestricted Subsidiaries shall not exceed an amount equal to five percent (5%) of Consolidated Net Tangible Assets determined at the time such Investment is made, and (ii) at the time of making any such Investment no Default or Event of Default exists or would arise therefrom; and

(k)      other Investments, provided that (i) the aggregate amount of all Investments outstanding in reliance on this clause (k) shall not exceed an amount equal to five percent (5%) of Consolidated Net Tangible Assets determined at the time such Investment is made, and (ii) at the time of making any such Investment no Default or Event of Default exists or would arise therefrom.

“Permitted JV Investments” means Investments in Joint Ventures by the Borrower or any of its Restricted Subsidiaries where:

(i)      the Joint Venture is engaged in a Permitted Line of Business;

(ii)     immediately before and after giving effect to such Investment, no Default or Event of Default shall exist;

(iii)    immediately before and after giving effect to such Investment (after giving effect to any updates to information provided to the Lenders with respect to such Investment in accordance with Section 7.16), all of the representations and warranties of the Credit Parties and their Subsidiaries under this Credit Agreement and the other Credit Documents (except to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects);

(iv)    at the time of such Investment the Total Leverage Ratio and Senior Secured Leverage Ratio (if then applicable) calculated in the most recent Compliance Certificate delivered, immediately before and after giving pro forma effect to the Investment and Indebtedness incurred in connection with such Investment and interest to accrue thereon, is 0.50 or more below the applicable Total Leverage Ratio and Senior Secured Leverage Ratio covenant limitation as set forth in Sections 8.1 and 8.3 hereof, respectively, with respect to the fiscal quarter for which such Compliance Certificate was delivered, as if such Investment and Indebtedness was incurred on the first day of the period being tested;

(v)      at the time of such Investment the Interest Coverage Ratio calculated in the most recent Compliance Certificate delivered, before and after giving pro forma effect to the Investment and Indebtedness incurred in connection with such Investment and interest to accrue thereon, is 0.50 or more above the applicable Interest Coverage Ratio covenant limitation as set forth in Section 8.2 hereof with respect to the fiscal quarter for which such Compliance Certificate was delivered, as if such Investment and Indebtedness was incurred on the first day of the period being tested;

(vi)     immediately before and after giving effect to such Investment the Liquidity of the Borrower and its consolidated Restricted Subsidiaries shall not be less than $50,000,000;

(vii)    the Agent shall have received a certificate from the Borrower certifying the accuracy of the matters described in each of the foregoing clauses and, with respect to the matters described in clauses (iv), (v) and (vi) and the proviso in clause (viii) below, shall provide calculations demonstrating compliance with such matters;

(viii)   the Capital Stock issued by such Joint Venture in connection with such Investment shall be owned directly by a Credit Party and 100% of such Capital Stock owned by such Credit Party shall be pledged to the Agent as collateral security for the Obligations and be subject to no other Liens (other than Specified Permitted Liens (excluding, with respect to the Bostco Joint Venture and Frontera, clause (r) of the definition of Permitted Liens)), provided that the Credit Parties shall not be required to pledge the Capital Stock of a Joint Venture (other than the Bostco Joint Venture and Frontera) so long as the aggregate amount of Investments made by any Credit Party in such Joint Venture and in all other Joint Ventures with respect to which the Capital Stock of such Joint Ventures has not been pledged to the Agent as collateral security for the Obligations in accordance with this clause (viii) does not exceed $15,000,000 in the aggregate at any time or, if consented to in writing by the Agent in its sole and absolute discretion, $30,000,000 in the aggregate at any time; and

(ix)     such Investment and all previous Permitted JV Investments since the Closing Date shall not exceed the aggregate amount of $175,000,000.

“Permitted Liens” means

(a)      Liens granted to the Agent or the Lenders (or their Affiliates to secure Lender Hedging Agreements or Cash Management Products) by the Credit Parties pursuant to any Credit Document;

(b)      Liens, encumbrances and title exceptions listed on Schedule 1.1B and (i) any Liens, encumbrances and title exceptions encumbering all or any portion of the Razorback Pipeline Property, except those granted by a Credit Party, and (ii) such Liens, encumbrances and title exceptions of record as are reasonably acceptable to the Agent in its reasonable discretion;

(c)      Liens on fixed assets securing Indebtedness described in clause (g) of the definition of “Permitted Indebtedness”; provided that any such Lien attaches to such fixed assets concurrently with or within one hundred eighty (180) days after the acquisition, construction or improvement thereof and only to the fixed assets to be acquired, constructed or improved;

(d)      Liens of warehousemen, mechanics, materialmen, workers, repairmen, fillers, packagers, processors, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet overdue or which are being appropriately contested in good faith by the relevant Credit Party by proceedings, provided that in any such case an adequate reserve is being maintained by such Credit Party to the extent required by GAAP and so long as such contested proceedings operate to stay the enforcement of any such Lien;

(e)      attachment or judgment Liens individually or in the aggregate not in excess of $15,000,000 (exclusive of (i) any amounts that are duly bonded to the satisfaction of the Agent in its reasonable discretion or (ii) any amount adequately covered by insurance);

(f)      Liens for taxes, assessments or other governmental charges not yet overdue or that are being contested in good faith by a Credit Party by appropriate proceedings, provided that in any such contest an adequate reserve in respect thereof is being maintained by such Credit Party to the extent required by GAAP and so long as such contested proceedings operate to stay the enforcement of any such Lien;

(g)      zoning ordinances, easements, covenants, rights of way and other restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the ordinary course of business or, in the case of owned real property, the marketability of such real property;

(h)      deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance;

(i)      deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(j)      restrictions under federal and state securities laws on the transfer of securities;

(k)      restrictions under foreign trade regulations on the transfer or licensing of assets of Partners and its Restricted Subsidiaries;

(l)      Liens on assets of any Foreign Subsidiary of Partners to secure financing made available to such Foreign Subsidiary (as to which no Credit Party is liable on such financing) for working capital and capital expenditures of such Foreign Subsidiaries;

(m)     Liens on commodities accounts in favor of commodities intermediaries securing margin loans pertaining to such accounts;

(n)      (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any financial institution in connection with respect to any deposit account or securities account maintained with such financial institution, as applicable, so long as such Liens do not secure any borrowed money and arise under statutory, common law and contractual rights pursuant to any such financial institution’s standard terms and conditions governing such account;

(o)      Liens on fixed assets (i) of any Restricted Subsidiary which are in existence prior to the date that such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Restricted Subsidiaries existing at the time such fixed assets are purchased or otherwise acquired by the Borrower or such Restricted Subsidiary pursuant to a transaction permitted pursuant to this Credit Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the fixed assets acquired, (C) such Liens are not “blanket” or all asset Liens and (D) the Indebtedness (if any) secured by such Liens constitutes Permitted Indebtedness;

(p)      Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;

(q)      any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of any Credit Party or Restricted Subsidiary or materially detract from the value of the relevant assets of any Credit Party or Subsidiary or (ii) secure any Indebtedness;

(r)      Liens on equity interests in Joint Ventures (other than the Bostco Joint Venture or Frontera) securing obligations of such Joint Venture; and

(s)      additional Liens incurred by any Credit Party and its Restricted Subsidiaries so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $10,000,000 at any time.

“Permitted Line of Business” means, with respect to a given Person, lines of business engaged in by such Person and its Subsidiaries such that such Person and its Subsidiaries, taken as a whole, are substantially engaged in business that (a) permits Partners to continue to be treated as a partnership under the Internal Revenue Code and (b) constitutes, or is related to, the business of storage, processing, marketing, terminaling, and/or transportation of natural gas, natural gas liquids, oil, or products thereof or related thereto.

“Permitted Restricted Payment” means (a) so long as no Triggering Event has occurred, any dividend or distribution by Partners of “Available Cash” (as such term is defined in Partners’ Partnership Agreement) to the limited and general partners of Partners, as “Available Cash” is defined and calculated in such partnership agreement and only to the extent permitted by such partnership agreement, and any corresponding dividend or distribution by the Borrower to Partners to enable it to make such dividend or distribution, (b) so long as no Triggering Event has occurred, any repurchase by Partners of its limited partnership units, in an aggregate amount not to exceed $10,000,000 (whether pursuant to Partners’ Savings and Retention Plan, Long Term Incentive Plan or otherwise) from and after the Closing Date, (c) other Restricted Payments made to Partners that are necessary to enable Partners to pay its expenses incurred in the ordinary course of business, including payments pursuant to the Omnibus Agreement, professional expenses, directors fees, transactional expenses incurred in connection with a Permitted Acquisition, and (d) payments with respect to Subordinated Indebtedness so long as such payment is expressly permitted under the terms of the Subordination Agreement with respect to such Subordinated Indebtedness and no Default or Event of Default exists at the time of such payment or would result therefrom.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any of its Subsidiaries, or with respect to which such Credit Party or any such Subsidiary may incur liability.

“Pledge Agreement” means the Pledge Agreement, a form of which is attached as Exhibit D hereto, executed and delivered by the relevant Credit Parties on the Closing Date together with any joinder agreements executed and delivered in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Prime Rate” means the rate which Wells Fargo announces from time to time as its prime, base or equivalent lending rate, as in effect from time to time.  The parties hereto acknowledge that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wells Fargo (and its Affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Proprietary Rights” has the meaning given to such term in Section 6.17.

“Qualified Senior Notes” means senior unsecured notes issued by the Borrower, or issued by Partners and Guaranteed by the Borrower, with a principal amount outstanding of not less than $150,000,000 at any time of determination and that constitute Permitted Indebtedness.  One or more “co-issuer” Subsidiaries of Partners or the Borrower may also be obligors on such Qualified Senior Notes provided such Subsidiaries are also Guarantors.

“Razorback Pipeline Property” means the parcels of real property owned, leased, or licensed by a Credit Party (or as to which a Credit Party has any easement or other interest) on, over, under, or through which the Borrower’s pipeline between its terminals in Mount Vernon, Missouri and Rogers, Arkansas, is located.

“Real Estate” means the real property owned or leased (not including the mere right of use or possession of storage space or similar arrangements, with no interest in the underlying fee) by the relevant Credit Parties described in Schedule 6.19, as it may be updated from time to time pursuant to Sections 7.8 and 7.16, together with all Structures thereon.

“Real Property Documentation” means, with respect each parcel or tract of the Mortgaged Real Estate:

(a)      a fully executed and notarized Mortgage encumbering the fee or leasehold interest of the Credit Parties in such Mortgaged Real Estate;

(b)      an owner’s affidavit for such Mortgaged Real Estate, addressed to the applicable title company;

(c)      a Landlord Agreement with respect to any leased real property that is held subject to a long-term lease and is material to the operation of the business of the Credit Parties taken as a whole and as to which the Agent has not waived in writing the requirement to provide such Landlord Agreement; provided that the failure to obtain a Landlord Agreement after the diligent exercise of commercially reasonable efforts by the Credit Parties shall not constitute a breach of this Credit Agreement or result in a Default or Event of Default; provided further that, with respect to any Mortgaged Real Estate owned by an Affiliate of a Credit Party, the Credit Parties shall be required to deliver such Landlord Agreement;

(d)      a Mortgagee Policy (or endorsements to existing Mortgagee Policies) for such Mortgaged Real Estate, in an amount not less than the respective amounts designated in Schedule 6.19 for such Mortgaged Real Estate;

(e)      evidence in the form of a standard “life of loan” flood hazard determination certificate as to whether (i) such Mortgaged Real Estate is a Flood Hazard Property and (ii) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program;

(f)      if such Mortgaged Real Estate is a Flood Hazard Property, the relevant Credit Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the existence of such Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program;

(g)      evidence reasonably satisfactory to the Agent that such Mortgaged Real Estate, and the uses of such Mortgaged Real Estate, are in compliance in all material respects with all applicable zoning laws, regulations and ordinances (the evidence submitted as to zoning may be in the form of a “zoning letter” from the municipality or other applicable jurisdiction in which the applicable property is located and should include the zoning designation made for such Mortgaged Real Estate and the permitted uses of such Mortgaged Real Estate under such zoning designation);

(h)      UCC fixture financing statements for such Mortgaged Real Estate, in form and substance reasonably satisfactory to the Agent, to be filed in the appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s lien on such Mortgaged Real Estate;

(i)      copies of all existing environmental reports and Regulatory Agency correspondence regarding the Emergency Response Notification System listing (including any underground storage tank closure reports, subsurface investigations and “No Further Action” letters and other existing correspondence and reports) respecting such Mortgaged Real Estate; and

(j)      boundary surveys of the sites of such Mortgaged Real Estate, together with a certification of the surveyor that all Structures are within, and do not encroach upon, such boundaries.

“Removal Effective Date” has the meaning given to such term in Section 13.9.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” means, at any time, Lenders (excluding Defaulting Lenders) holding at least 50.1% of the aggregate amount of the Revolving Credit Commitments (or if the Revolving Credit Commitments have been terminated, the aggregate outstanding principal amount of the Working Capital Obligations (including participation interests in Letter of Credit Obligations, but excluding Swing Loans)); provided that the Revolving Credit Commitments and Working Capital Obligations (including participation interests in Letter of Credit Obligations, but excluding Swing Loans) held or deemed held by any Lender determined by Agent to be a Defaulting Lender will be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning given to such term in Section 13.9.

“Restricted Payment” means (a) any cash dividend or other cash distribution, direct or indirect, on account of any Capital Stock of any Credit Party or any of its Restricted Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock (other than purchase or redemption of Partner’s Capital Stock issued to any officer, director or employee in connection with the payment of withholding taxes on the vesting thereof) of any Credit Party or any of its Restricted Subsidiaries now or hereafter outstanding by such Credit Party or Restricted Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable (i) by one Credit Party solely to another Credit Party or (ii) solely in Capital Stock of the same rights and designation as such Capital Stock or in any class of Capital Stock junior to such Capital Stock, (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of any Credit Party (other than any such payment in respect of withholding taxes due upon the vesting or exercise of any option to acquire Capital Stock granted to an officer, director or employee of a Credit Party) or any of its Restricted Subsidiaries now or hereafter outstanding, or (d) any payment of principal, interest or fees or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Indebtedness.

“Restricted Subsidiaries” means all Subsidiaries of Partners that are not Unrestricted Subsidiaries.  The Credit Parties (other than Partners) will always be Restricted Subsidiaries of Partners.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Revolving Loans in a principal amount up to such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Committed Amount.

“Revolving Credit Commitment Percentage” means, for any Lender, its percentage of the aggregate Revolving Credit Commitments of all of the Lenders as shown on the books and records of the Agent and Schedule 1.1A, as such percentage and schedule may be modified in connection with decreases or increases to the Revolving Credit Commitment in accordance with Sections 2.2(c)(i) or (ii) or any assignment made in accordance with the provisions of Sections 14.5 or 2.10,  provided that, absent manifest error, the books and records of the Agent shall be conclusive.

“Revolving Credit Committed Amount” means the aggregate revolving credit line extended by the Lenders to the Borrower for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $600,000,000, as such revolving credit line may be reduced from time to time in accordance with Section 2.2(c)(i) or increased from time to time in accordance with Section 2.2(c)(ii).

“Revolving Loans” means loans and advances made to the Borrower by all of the Lenders on a revolving basis in accordance with their respective Revolving Credit Commitments pursuant to Section 2.1(a)(i), and includes Base Rate Loans and Eurodollar Loans.

“Revolving Notes” means promissory notes of the Borrower payable to the Lenders that request such notes pursuant to Section 2.1(c) and their registered assigns, substantially in the form of Exhibit F-1, evidencing the obligation of the Borrower to repay the Revolving Loans made by such Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including as of the date hereof, Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.

“Scheduled Bostco Project Expansion Date” means the date designated in writing by the Borrower (which is approved by the Agent (such approval not to be unreasonably withheld or delayed)) as the date on which the Bostco Project Expansion Operation Date is scheduled to occur, provided such designation must be delivered by the Borrower to the Agent on or before the date that the first adjustment to Consolidated EBITDA with respect thereto is being requested.

“Scheduled Material Project Operation Date” means the date designated in writing by the Borrower (which is approved by the Agent (such approval not to be unreasonably withheld or delayed)) as the date on which the Material Project Operation Date is scheduled to occur, provided such designation must be delivered by the Borrower to the Agent on or before the date that the first adjustment to Consolidated EBITDA with respect thereto is being requested.

“Secured Parties” means, collectively, the Agent, each Lender, the Issuing Bank, each co-agent or sub-agent appointed by the Agent from time to time pursuant to Article XIII and any other holder of any Secured Obligations (as defined in the Security Agreement) and, in each case, their respective successors and permitted assigns.

“Securities Account Control Agreement” means an agreement among a Credit Party, a securities intermediary, and the Agent, which agreement is in form and substance reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the securities accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Security Agreement” means the Security Agreement, a form of which is attached as Exhibit E hereto, executed and delivered by the Credit Parties on the Closing Date together with any joinder agreements executed and delivered in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” means, collectively, the Pledge Agreement, the Security Agreement, each Mortgage, each Deposit Account Control Agreement, each Commodities Account Control Agreement, each Securities Account Control Agreement, and each other document or instrument pursuant to which a Lien is granted to the Agent to secure all or any part of the Obligations, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Leverage Ratio” means, as of any day of determination, the ratio of (a) Consolidated Funded Indebtedness which is secured by a Lien as of such date to (b) Consolidated EBITDA for the most recently ended fiscal quarter and the immediately preceding three fiscal quarters for which financial statements of Partners have been, or were required ot be, delivered under this Credit Agreement.

“Solvent” and “Solvency” shall mean, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which are (a) greater than the total amount of its debt and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) will not, and does not intend to, incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.  For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Solvency Certificate” means an officer’s certificate of Partners prepared by an Executive Officer as to the financial condition, solvency and related matters of the Credit Parties, on a pro forma basis after giving effect to the transactions on the Closing Date under the Credit Documents, substantially in the form of Exhibit L.

“Specified Acquisition” means any Acquisition involving Acquisition consideration greater than $25,000,000.

“Specified Disposition” means any transaction or series of related transactions resulting, directly or indirectly, in the sale, transfer, or other disposition of assets (including, without limitation, Capital Stock) by any Credit Party or any Restricted Subsidiary for consideration greater than $20,000,000.

“Specified Contract” means (a) the Indemnity Agreement, (b) the Terminaling Services Agreements, and (c) any other written contract or other arrangement (other than the Credit Documents), to which any Credit Party or any of its Restricted Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Specified Permitted Liens” means Liens described in clauses (a), (e), (f), (j) and (r) of the definition of Permitted Liens.

“Specified Period” means, in the event of the consummation of a Specified Acquisition by the Borrower, the period beginning on the date on which such Specified Acquisition closes and ending on (and including) the last day of the second full fiscal quarter following such closing or fiscal quarter, as applicable.

“Structures” means all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities located on the Real Estate.

“Subordination Agreement” means an agreement between the Agent, the Borrower (and any applicable Credit Party) and the Person providing Subordinated Indebtedness to any Credit Party containing intercreditor and subordination terms and conditions satisfactory to the Agent.

“Subordinated Indebtedness” means Indebtedness of any Credit Party permitted under Section 9.2 which, in each case, is expressly subordinated and made junior to the payment and performance in full of the Obligations.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Partners.

“Swap Obligations” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Loan” means a Loan made by the Swing Loan Lender pursuant to Section 2.1(a)(ii), which must be a Base Rate Loan or, subject to Section 2.1(a)(ii), a LIBOR Index Loan.

“Swing Loan Lender” means Wells Fargo.

“Swing Note” means the promissory note of the Borrower payable to the Swing Loan Lender and its registered assigns, substantially in the form of Exhibit F-2, evidencing the obligation of the Borrower to repay the Swing Loans, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminaling Services Agreements” means that certain Terminaling Services Agreement – Southeast and Collins/Purvis, dated as of January 1, 2008, as amended by the First Amendment, effective January 1, 2008, the Second Amendment, effective June 1, 2009, the Third Amendment, effective December 22, 2009, the Fourth Amendment effective April 14, 2010, the Fifth Amendment, effective as of March 15, 2012, the Sixth Amendment, effective as of July 16, 2013, the Seventh Amendment effective as of December 20, 2013, the Eighth Amendment, effective as of November 4, 2014, and Amendment No. 9, effective as of March 1, 2016, as the same may be further amended, restated, supplemented, or otherwise modified from time to time to the extent any such amendment, supplement or modification does not constitute a breach of Section 9.16.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the withdrawal of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA resulting in liability under ERISA Section 4063; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that would reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Multiemployer Plan, if there is any potential liability therefor.

“Title Insurance Company” means, as to each parcel or tract of the Mortgaged Real Estate, Lawyers Title Insurance Corporation or any other title insurance company, mutually acceptable to the Borrower and the Agent, issuing the Mortgagee Policy with respect thereto.

“Total Leverage Ratio” means, as of any day of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended fiscal quarter and the immediately preceding three fiscal quarters for which financial statements of Partners have been, or were required to be, delivered under this Credit Agreement.

“Triggering Event” means the occurrence of any of the following: (i) a Default or Event of Default under Section 11.1(a); (ii) notice by the Agent, given at the direction of the Required Lenders, during the existence of a Default or Event of Default (other than a Default or Event of Default under Section 11.1(a)) that the Borrower shall not make the payments set forth in clauses (a) and (b) of the definition of Permitted Restricted Payment; or (iii) the acceleration of the Obligations in accordance with Section 11.2

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue of any Letter of Credit by the International Chamber of Commerce.

“Unrestricted Subsidiary” means (a), as of the Closing Date, Bostco and its Subsidiaries and (b) thereafter, any other Subsidiary designated as an Unrestricted Subsidiary in accordance with Section 9.17 and any of its Subsidiaries.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and permitted assigns.

“Withholding Agent” means any Credit Party and the Agent.

“Working Capital Obligations” means the sum at any time of (a) the Aggregate Revolving Loan Amount Outstanding, (b) the Aggregate Swing Loan Amount Outstanding and (c) the Letter of Credit Obligations.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2       Accounting and Other Terms.

(a)      Accounting Terms and Determinations.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Article VIII and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials.  If GAAP shall change from the basis used in preparing the Financials, in a way that would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders);

provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how Partners is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.  If the Credit Parties shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.  Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 permitting a Person to value its financial liabilities at the fair value thereof.

Partners or the Borrower shall deliver to the Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of Section 7.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

(b)      Other Definitional Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided.  References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.  References to any Person include the successors and permitted assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  References to any times herein shall refer to Eastern Standard or Daylight Savings time, as applicable.

(c)      References to Agreement and Laws.

Unless otherwise expressly provided herein, (i) any definition or reference to formation documents, governing documents, agreements (including the Credit Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (ii) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Internal Revenue Code, the Commodity Exchange Act, ERISA, the Flood Insurance Regulations, the Securities Exchange Act, the USA Patriot Act, the Securities Act, the UCC, the Investment Company Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

(d)      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

LOANS

2.1       Revolving Loans and Swing Loans.

(a)       Commitments.

(i)        Revolving Loans.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrower at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans as may be requested or deemed requested by the Borrower.

(ii)       Swing Loans.

(A)      In addition to the foregoing, the Swing Loan Lender may in its sole discretion from time to time after the Closing Date but before the Maturity Date, upon the request of the Borrower, if the applicable conditions precedent in Article V have been satisfied and if there is no Defaulting Lender (unless the Swing Loan Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swing Loan Lender to eliminate the Swing Loan Lender’s Fronting Exposure (after giving effect to Section 4.11(a)(iii)) with respect to any such Defaulting Lender), make Swing Loans to the Borrower in an aggregate principal amount at any time outstanding not exceeding $25,000,000; provided that, immediately after such Swing Loan is made, the conditions set forth in Section 2.1(b) shall have been satisfied.  Except for calculation of the Commitment Fee as set forth in the definition thereof, Swing Loans shall not be considered a utilization of the Revolving Credit Commitment of the Swing Loan Lender or any other Lender hereunder.  All Swing Loans shall be made as Base Rate Loans or as LIBOR Index Loans;

provided,  however, that (1) the entire principal balance of the Swing Loans shall at all times bear interest as either a LIBOR Index Loan or a Base Rate Loan; (2) while any Swing Loan is outstanding all subsequent Swing Loans must bear interest at the same rate as the Swing Loans then outstanding; (3) the Borrower may not convert any outstanding Swing Loans from Base Rate Loans to LIBOR Index Loans, or vice versa; (4) no Swing Loan shall constitute a LIBOR Index Loan for more than ten (10) succeeding Business Days; and (5) if any Swing Loan remains outstanding for more than ten (10) Business Days as a LIBOR Index Loan, then the entire principal balance of the Swing Loans shall, automatically and without notice to Borrower or any other Person, convert to a Base Rate Loan and, thereafter, bear interest as a Base Rate Loan.

(B)      Swing Loans shall be refunded by the Lenders on demand by the Swing Loan Lender.  Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Loans of the Lenders on the books and records of the Agent.  Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Loans as required to repay Swing Loans outstanding to the Swing Loan Lender upon demand by the Swing Loan Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swing Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swing Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swing Loan.  The Borrower shall pay to the Swing  Loan Lender on demand the amount of such Swing Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Agent to charge any account maintained by the Borrower with the Swing Loan Lender (up to the amount available therein) in order to immediately pay the Swing Loan Lender the amount of such Swing Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Loans requested or required to be refunded.  If any portion of any such amount paid to the Swing Loan Lender shall be recovered by or on behalf of the Borrower from the Swing Loan Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(C)      Each Lender acknowledges and agrees that its obligation to refund Swing Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (1) non-satisfaction of the conditions set forth in Article V; (2) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Loan Lender or any other Person for any reason whatsoever; (3) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments; (4) the occurrence or existence of any Material Adverse Change or Material Adverse Effect or the existence or occurrence of any adverse change in the condition (financial or otherwise) of any other Person; (5) any breach of any Credit Document by any Credit Party or any other Lender; or (6) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swing Loans pursuant to this Section, one of the events described in Section 11.1(e) or (f) shall have occurred, each Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in the Swing Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swing Loan.  Each Lender will immediately transfer to the Swing Loan Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swing Loan Lender has received from any Lender such Lender’s participating interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).  Purchase of any participating interest in the Swing Loans shall not relieve Borrower of any default in the payment thereof.

(b)       Certain Limitations Applicable to the Loans.

No Lender shall be obligated at any time to make available to the Borrower its Revolving Credit Commitment Percentage of any requested Revolving Loan if such amount plus its Revolving Credit Commitment Percentage of all Revolving Loans and its Revolving Credit Commitment Percentage of all Letter of Credit Obligations would exceed such Lender’s Revolving Credit Commitment at such time.  The aggregate balance of Working Capital Obligations shall not at any time exceed the Revolving Credit Committed Amount.  No Lender shall be obligated to make available, nor shall the Agent make available, any Revolving Loans, Swing Loans, or Letters of Credit to the Borrower to the extent such Revolving Loans, Swing Loans, or Letters of Credit when added to the then outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations would cause the aggregate outstanding Working Capital Obligations to exceed the Revolving Credit Committed Amount then in effect.  Additionally, the

Issuing Bank shall not be required to provide additional Swing Loans to the extent that such Swing Loans, when added to the then outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations of such Issuing Bank, would cause the aggregate outstanding amount (without duplication) of such Issuing Bank’s Revolving Credit Commitment to exceed such Issuing Bank’s Revolving Credit Commitment Percentage.  If at any time the amount of all Working Capital Obligations outstanding exceeds the Revolving Credit Committed Amount then in effect, the Borrower immediately shall make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i).

(c)        Notes.

(i)      Revolving Notes.  If so requested by a Lender (at or at any time after the Closing Date), the obligations of the Borrower to repay the Revolving Loans to such Lender and to pay interest thereon shall be evidenced by a separate Revolving Note to such Lender, with appropriate insertions.  One Revolving Note shall be payable to each Lender which so requests a Revolving Note and its registered assigns, and each such Revolving Note shall be in a principal amount equal to such Lender’s Revolving Credit Commitment and shall represent the obligations of the Borrower to pay such Lender the amount of such Lender’s Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein. Subject to Sections 2.5,  13.8 and 14.5(e), the Borrower irrevocably authorizes each Lender which has been issued a Revolving Note to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loans and repayments thereof.  The outstanding amount of the Revolving Loans set forth on such Lender’s Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.  Any of the foregoing to the contrary notwithstanding, any lack of a Lender’s request to be issued a Revolving Note shall not, in any manner, diminish the Borrower’s obligations to repay the Revolving Loans made by such Lender, together with all other amounts owing to such Lender by the Borrower.

(ii)     Swing Note.  The obligations of the Borrower to repay the Swing Loans shall be evidenced by a single Swing Note payable to the Swing Loan Lender and its registered assigns in the original principal amount of $25,000,000.

(d)       Borrowings.

(i)      Each request for a Revolving Loan or Swing Loan hereunder shall be made by a Notice of Borrowing from the Borrower to the Agent, given not later than (A) 1:00 P.M. on the Business Day on which the proposed borrowing is requested to be made for Revolving Loans that will be Base Rate Loans and for Swing Loans and (B) 1:00 P.M. on the date that is three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans.  Each request for borrowing made in a Notice of Borrowing shall be given by telecopy, setting forth (1) the requested date of such borrowing, (2) the aggregate amount of such requested borrowing and whether it is for a Revolving Loan or Swing Loan, (3) whether such Revolving Loans will be Base Rate Loans or Eurodollar Rate Loans, and if appropriate, the applicable Interest Period, (4) whether such Swing Loan will be a Base Rate Loan or LIBOR Index Loan (subject to Section 2.1(a)(ii)), (5) certification by the Borrower that it has complied in all respects with Section 5.2, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans and Swing Loans outstanding hereunder and (6) the account at which such requested funds should be made available.  Each request for borrowing made in a Notice of Borrowing shall be irrevocable by and binding on the Borrower.  The Borrower shall be entitled to borrow Revolving Loans in a minimum principal amount of $3,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Credit Committed Amount, if less) and shall be entitled to borrow Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, that no more than eight (8) Eurodollar Loans shall be outstanding hereunder at any one time; and provided,  further, that Eurodollar Loans shall be in a minimum principal amount of at least $3,000,000 and integral multiples of $1,000,000 in excess thereof.  Each Swing Loan shall be in a minimum principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof.  Revolving Loans and Swing Loans may be repaid and reborrowed in accordance with the provisions hereof.

The Agent shall give to each Lender prompt notice (but in no event later than 2:00 P.M. on the date of the Agent’s receipt of notice from the Borrower) of each requested borrowing in a Notice of Borrowing by telecopy, telex or cable (other than any Notice of Borrowing which will be funded by the Agent in accordance with subsection (d)(ii) below).  No later than 3:00 P.M. on the date on which a Revolving Loan borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its Revolving Credit Commitment Percentage of such borrowing requested to be made (unless such funding is to be made by the Agent in accordance with subsection (d)(ii) below).  Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the Revolving Loan borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent as required above and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender.  Upon fulfillment of the conditions set forth in Section 5.2 for such borrowing, the Agent will make such funds available to the Borrower at the account specified by the Borrower in such Notice of Borrowing.

(ii)      If the amounts of Revolving Loans described in subsection (d)(i) of this Section 2.1 are not in fact made available to the Agent by a Defaulting Lender  and the Agent has made such amount available to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately (but in no event later than one (1) Business Day after such demand) pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from such Defaulting Lender and the Borrower, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 4.1,  plus (B) in each case, an amount equal to any reasonable and documented out-of-pocket costs (including reasonable and documented legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under clause (B) above on account of such Defaulting Lender’s default.

(iii)     The failure of any Lender to make the Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any borrowing.

(iv)     Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article IV, on outstanding Revolving Loans which it has funded to the Agent from the date such Lender funded such Revolving Loan to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan.

(v)      A request for a borrowing may not be made by telephone, unless no other means are available at the time of such request.

2.2       Optional and Mandatory Prepayments; Reduction or Increase of Committed Amount.

(a)      Voluntary Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time, but otherwise without premium or penalty; provided,  however, that (i) Loans that are Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) any prepayment of Loans that are Eurodollar Loans will be subject to Section 4.10; (iii) each such partial prepayment of Revolving Loans shall be in a minimum principal amount of $1,000,000 for Base Rate Loans and $3,000,000 for Eurodollar Loans and (iv) each such partial prepayment of Swing Loans shall be in a minimum principal amount of $100,000, or in each case, the outstanding balance, if less.  Unless otherwise directed in writing by the Borrower, voluntary prepayments shall be applied first to Swing Loans and second to Revolving Loans.  Prepayments on Revolving Loans will be applied first to Base Rate Loans and then to Eurodollar Loans in the direct order of Interest Period maturities thereof.

(b)       Mandatory Prepayments.

(i)       Revolving Credit Committed Amount.  If at any time, the Working Capital Obligations outstanding shall exceed the Revolving Credit Committed Amount then in effect, the Borrower immediately shall pay to the Agent, for the ratable account of the Lenders, an amount sufficient to eliminate such excess.

(ii)      Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.2.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(iii)     Asset Dispositions and Involuntary Disposition.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, any of clause (a) through (d), (f), or (i) through (k) of Section 9.3) or (B) any Involuntary Disposition.   Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds and the expiration of the 270 day period immediately following such Asset Disposition or Involuntary Disposition but only to the extent such Net Cash Proceeds are not used to restore, repair or replace the applicable property or to acquire or improve other tangible property to be used in the Borrower’s line of business within 270 days of such Asset Disposition or Involuntary Disposition.  Such prepayment shall be applied as set forth in clause (iv).

(iv)     Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.2(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.2(b)(i), to Swing Loans and then Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account held by the Agent in respect of Letter of Credit Obligations, and (B) with respect to all amounts prepaid pursuant to Section 2.2(b)(ii) and (iii), to the Revolving Loans as directed by the Borrower at the time of such prepayment.  Prepayments made hereunder against the Revolving Loans shall not result in a permanent reduction in the Revolving Credit Commitments.  Within the parameters of the applications set forth above for Loans, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.2(b) shall be subject to Section 4.10.

(c)       Voluntary Reductions of Revolving Credit Committed Amount; Increases to Revolving Credit Committed Amount.

(i)      The Borrower may from time to time permanently reduce or terminate the Revolving Credit Committed Amount in whole or in part (in minimum aggregate amounts of $3,000,000 or in integral multiples of $1,000,000 in excess thereof

(or, if less, the full remaining amount of the then applicable Revolving Credit Committed Amount)) upon three (3) Business Days’ prior written notice to the Agent; provided,  however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Working Capital Obligations to exceed the Revolving Credit Committed Amount (as so reduced), unless, concurrently with such termination or reduction, the Borrower make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i).  The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 2.2(c).

(ii)      The Revolving Credit Committed Amounts may be increased from time to time as follows:

(A)      At the Borrower’s written request to the Agent, the Revolving Credit Committed Amount may be increased from time to time in increments of $5,000,000, up to an additional $250,000,000 in the aggregate, for a maximum amount of Revolving Credit Committed Amounts of $850,000,000; provided,  however, that no such increase shall be effective unless:

(1)      The Agent shall have received one or more additional commitments from existing Lenders (as provided below in subparagraph (B), below) or such other Person satisfying the terms and conditions set forth in subparagraph (C), below;

(2)      The Agent shall have consented to such increase;

(3)      No Default or Event of Default shall have occurred and be continuing at the time any such request is made by the Borrower or at the time such increase would otherwise become effective or immediately after such increase becomes effective;

(4)      Unless the Borrower has otherwise agreed in writing to provide the indemnification provided for in Section 4.10, no Eurodollar Loan shall be outstanding,

(5)      The Borrower shall have delivered to the Agent and the Lenders such other documents, instruments, agreements or information reasonably requested by the Agent or any Lender that is providing additional Revolving Credit Commitments, including, without limitation, amendments to the Real Property Documentation reflecting such increase, and

(6)      Each of the parties hereto acknowledges and agrees that, so long as any Mortgaged Real Estate secures the Obligations, any increase, extension or renewal of any of the Loans (including any increase of the Revolving Credit Committed Amount and the provision of any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or Swing Loans, or (iii) the issuance, renewal or extension of Letters of Credit) shall, to the extent required by Flood Insurance Regulations, be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Real Estate as required by Flood Insurance Regulations and as otherwise reasonably required by the Agent.

(B)      Upon its receipt of any written request to increase the Revolving Credit Committed Amount, the Agent will deliver such notice to each of the Lenders, each of whom shall have the right to provide all or a part of the specified increase or new commitments  (in either case, an “increase”) in increments of at least $1,000,000.  If any then existing Lender desires to provide all or any part of such increase, it must, within two Business Days of its receipt of such notice from the Agent, respond to the Agent in writing, which response must clearly indicate the amount of such increase such responding Lender would like to provide (which election shall be irrevocable).  If the aggregate amount of additional commitments proposed by all of the responding Lenders exceeds the amount of the increase requested by the Borrower, then the Agent shall allocate the increase to each such responding Lender pro rata based on the amount of such increase proposed by such Lender, divided by the aggregate amount proposed by all responding Lenders.  No Lender shall be required, or otherwise obligated, to provide any such increase except in its sole and absolute discretion.

(C)      If the then existing Lenders do not provide additional commitments to meet the requested increase, then any other Person or Persons who, unless otherwise agreed to in writing by the Agent, would constitute Eligible Assignees and who are acceptable to Agent may provide the remaining portion of requested increase (as determined by Agent) by joining this Credit Agreement as Lenders, executing and delivering a joinder agreement in form and substance satisfactory to the Agent, and otherwise providing all documentation as would be required of an Eligible Assignee pursuant to Section 14.5, all to the extent requested by the Agent, whereupon such Persons shall be deemed Lenders for all purposes hereunder.

(D)      To the extent deemed reasonably necessary by the Agent, each Lender shall sell to or purchase from, as applicable, each other Lender an amount necessary to place the aggregate outstanding amount of such Lender’s Revolving Loans in proportion to its Revolving Credit Commitment Percentage, in light of such increase and reallocation of the Revolving Loans (with the Borrower being liable for any indemnification required pursuant to Section 4.10). Upon the effectiveness of any increase to the Revolving Credit Committed Amount, the Agent will modify its books and records to reflect the revised Revolving Credit Commitments of each of the Lenders.  Any Lender that increases its Revolving Credit Commitment pursuant to this Section shall be entitled to request and receive a replacement Revolving Note in the amount of its increased Revolving Credit Commitment which the Borrower shall promptly provide.

(E)      To the extent that the interest rate margins applicable to Revolving Loans made under the increased Revolving Credit Committed Amount (“Proposed Pricing”) is greater than the interest rate margin then applicable to the existing Revolving Loans (“Existing Pricing”), the interest rate margin for the existing Revolving Loans shall be increased to an amount which results in Existing Pricing being economically equivalent to the Proposed Pricing as determined by the Agent.

(d)       Maturity Date.  Unless the Loans have been previously declared due and payable (and the Revolving Credit Commitments have been terminated) in accordance with Section 11.2 hereof, on the Maturity Date: (i) the Revolving Credit Commitment of the Lenders, the commitment of the Swing Loan Lender to make Swing Loans and the Letter of Credit Commitment of the Issuing Bank shall automatically terminate and (ii) the principal amount of all Loans shall be due and payable.

(e)       General.  The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 4.3, on the date of each termination or reduction of the Revolving Credit Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Credit Committed Amount so terminated or reduced.

(f)       Hedging Obligations Unaffected.  Any prepayment made pursuant to this Section 2.2 shall not affect the Borrower’s obligation to continue to make payments under any Lender Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Lender Hedging Agreement.

2.3       Payments and Computations.

(a)      Payments.  The Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. on the day when due.  Payments made by the Borrower shall be in Dollars to the Agent at its address referred to in Section 14.4 in immediately available funds without deduction, withholding, setoff or counterclaim.  As soon as practicable after the Agent receives payment from the Borrower, but in no event later than one Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable on the Swing Loans or to the Agent to reimburse the Agent and the Issuing Bank for fees and expenses payable solely to them pursuant to Article IV) or expenses payable to the Agent and the Lenders in accordance with Section 14.7 ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender.  The Borrower’s obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.3(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding.

(b)       Treatment of Accounts After an Event of Default.  After the occurrence of an Event of Default, if so demanded by the Agent:

(i)       the Credit Parties shall instruct all of their respective account debtors that do not already do so to remit all payments directly to Agent for deposit by the Agent in a deposit account designated by Agent, which deposit account shall be maintained at the Agent and over which the Agent shall have control;

(ii)      all amounts received directly by the Credit Parties from any account debtor, in addition to all other cash received from any other source (including but not limited to proceeds from asset sales and judgments), shall be held in trust for the benefit of the Agent and the Lenders and shall be promptly forwarded to Agent for deposit into such deposit account;

(iii)      funds forwarded to the Agent or deposited into the deposit account described above shall immediately become the property of the Agent and, at the Agent’s discretion, all funds forwarded to Agent or deposited into such deposit account shall be applied to the Obligations as provided in Section 2.8;

(iv)      no Credit Party shall direct any account debtor to submit payment on any Account to any address or location other than to Agent and the deposit account described above; and

(v)      Agent shall have the right, but not the obligation, to contact each of the Credit Parties’ account debtors directly to verify balances and to direct such account debtor to make payment on the Accounts directly to Agent for application to the Obligations as provided herein.

(c)      After the occurrence and during the continuance of an Event of Default, the Borrower hereby authorizes each Lender to charge from time to time against the Borrower’s deposit or other accounts with such Lender any of the Obligations which are then due and payable.  Each Lender receiving any payment as a result of charging any such account shall promptly notify the Agent thereof and make such arrangements as the Agent shall request to share the benefit thereof in accordance with Section 2.7.

(d)      Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day.  Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days.  Interest on Base Rate Loans bearing interest based on the Prime Rate shall be calculated on the basis of a year of 365 (or 366, if applicable) days.

2.4      Maintenance of Account.

The Agent shall maintain an account on its books in the name of the Borrower in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the Borrower’s account, including the Revolving Loans, the Swing Loans, the Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and attorney’s fees which the Agent may incur, including, without limitation, in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against the Borrower or the Lenders concerning any matter arising out of, connected with, or relating to this Credit Agreement or the Accounts, or any Obligations owing to the Lenders by the Borrower.  The Borrower will be credited with all amounts received by the Lenders from the Borrower or from others for the Borrower’s account, including, as above set forth, all amounts received by the Agent in payment of Accounts.  In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent’s right to demand payment of any Obligation upon its maturity.  Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Borrower’s contracts or obligations relating to the Accounts.

2.5       Statement of Account.

Within fifteen (15) days after the end of each month the Agent shall send the Borrower a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the Borrower during that month.  The monthly statements shall be deemed correct and binding upon the Borrower and shall constitute an account stated between the Borrower and the Lenders unless the Agent receives a written statement of the Borrower’s exceptions within forty-five (45) days after same is mailed to the Borrower.

2.6       Taxes.

(a)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by Applicable Law; provided that if an applicable Withholding Agent shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Credit Parties shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) the applicable Lending Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall be entitled to make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)      Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of Section 2.6(a), the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)      Indemnification by the Credit Parties.  The Credit Parties shall indemnify each Lending Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6) paid by such Lending Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.  In addition, the Credit Parties shall indemnify the Agent, each Lending Party, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Lending Party (or its beneficial owners) as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to Agent, pursuant to Section 2.6(d) below, documentation evidencing the payment of Taxes.

(d)      Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)      Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.6(f)(i),  (f)(ii) and (f)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)       Tax Documentation.  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America:

(i)      Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(ii)     any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)      executed copies of Internal Revenue Service Form W-8ECI;

(C)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or

(D)      to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, Internal

Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(iii)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Agent to determine the withholding or deduction required to be made; and

(iv)      if a payment made to a Lender or Issuing Bank under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent sufficient for the Agent and the Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender’s or such Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and Agent shall treat (and the Lenders hereby authorize Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g)      Treatment of Certain Refunds.  If a Lending Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.6 (including additional amounts paid by the Borrower pursuant to this Section 2.6), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable indemnifying party upon the request of any Lending Party, agrees to repay the amount paid over pursuant to that Section 2.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lending Party in the event such Lending Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will any Lending Party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such Lending Party in a less favorable net after-Tax position than such Lending Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.6(g) shall not be construed to require any Lending Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)      Indemnification by the Lenders.  Each Lender and the Issuing Bank shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.5(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Agent shall be conclusive absent manifest error.  Each Lender and the Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under any Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Agent.

(i)      Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.6 shall survive the payment in full of all Obligations and the termination of the Commitments.

2.7      Sharing of Payments.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided in this Credit Agreement or its participation in Letters of Credit in excess of its pro rata share of its participation therein as provided for in this Credit Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Credit Agreement; provided,  however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  Notwithstanding the foregoing in this Section 2.7, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.11(a)(ii).

2.8       Allocation of Payments; Pro Rata Treatment.

(a)      Allocation of Payments Prior to Event of Default; Payments Generally. Each borrowing of Revolving Loans and any reduction of the Revolving Credit Commitments shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders.  Unless otherwise specifically set forth herein, each payment under this Credit Agreement or any Note shall be applied, first, to any Fees then due and owing pursuant to Article IV, second, to interest then due and owing in respect of the Swing Loans, third to principal then due and owing hereunder and under the Swing Loans, fourth, to interest then due and owing in respect of the Loans, and lastly, to principal then due and owing hereunder and under the Loans.  Each payment on account of any Fees pursuant to Sections 4.3 and 4.5 shall be made to the Lenders holding Revolving Credit Commitments pro rata (or if the Revolving Credit Commitments have been terminated, pro rata based upon the aggregate outstanding principal amount of the Working Capital Obligations, including participation interests in Letter of Credit Obligations, but excluding Swing Loans) in accordance with the respective amounts due and owing (except the Issuing Bank Fees which shall be payable solely to the Issuing Bank).  Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.  Payments made pursuant to Sections 4.7 and   4.9 shall be applied in accordance with such Sections.  Each voluntary and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.2(a) or (b), as applicable.

(b)      Allocation of Payments After Event of Default and Proceeds of Collateral.  Notwithstanding any other provisions of this Credit Agreement or any other Credit Document to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including without limitation reasonable and documented attorneys’ fees) of the Agent (in its capacity as such) in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any Fees owed to the Agent or an Issuing Bank (in each case, in such capacity) hereunder or under any other Credit Document;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder (and the Swing Loan Lender, with respect to Swing Loans) in connection with the Loans and the Revolving Credit Commitments;

FIFTH, to the payment of the outstanding principal amount of the Swing Loans,

SIXTH, to the payment of the outstanding principal amount of the Loans (other than Swing Loans) and to the payment or cash collateralization of the outstanding Letters of Credit Obligations, pro rata, as set forth below and including with respect to any Lender Hedging Agreement, to the extent such Lender Hedging Agreement is permitted by this Credit Agreement, any breakage, termination or other payments due under such Lender Hedging Agreement and any interest accrued thereon;

SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “SIXTH” above, including all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products provided by any of the Lenders (or their Affiliates); and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) except for payments on Swing Loans, each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Loans, Letters of Credit Obligations and obligations outstanding under the Lender Hedging Agreements permitted by this Credit Agreement bears to the aggregate then outstanding Loans, Letters of Credit Obligations, and obligations outstanding under the Lender Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH” and “SEVENTH”  above; (c) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account (which account shall be an interest bearing checking account) and applied (x) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of any particular  Letter of Credit, the cash collateral held therefor to all other obligations of the types described in clause “SEVENTH” above in the manner provided in this Section 2.8 and in the Security Documents.  Anything in this Section 2.8(b) to the contrary notwithstanding, Excluded Swap Obligations with respect to any Credit Party shall not be paid with the amounts received from such Credit Party or its assets but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 2.8(b).

(c)      Express Terms.  The provisions of Section 2.8(a) and (b) shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations to any assignee or participant, other than to Borrower or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

2.9       Extensions and Conversions.

Subject to the terms of Article V, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided,  however, that (i) except as provided in Section 4.10, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) if an Event of Default has occurred and is continuing, then (A) no Eurodollar Loans may be extended and (B) no Base Rate Loans may be converted into Eurodollar Loans, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” and shall be in such minimum amounts as provided in with respect to Revolving Loans, Section 2.1(d)(i), and (iv) no more than eight (8) separate Eurodollar Loans shall be outstanding hereunder at any time.  Each such extension or conversion shall be effected by the Borrower by giving a written Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 1:00 P.M. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third (3rd) Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Article V. In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.  The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.10      Replacement of Lender.

In the event that any Lender or, to the extent applicable, any participant thereof (the “Affected Lender”),

(a)      is a Defaulting Lender;

(b)      demands payment under Section 2.6(c),  Section 4.7 or Section 4.10; or

(c)      refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Credit Commitment Percentage under Section 14.9 that is consented to by the Required Lenders prior to such replacement of any Lenders in connection therewith;

then, so long as no Event of Default exists, the Borrower shall have the right to seek one or more replacement lenders which is reasonably satisfactory to the Agent (the “Replacement Lender”).  The Replacement Lender shall purchase the interests of the Affected Lender in the Loans, the Letters of Credit, and its Revolving Credit Commitment and shall assume the obligations of the Affected Lender hereunder and under the other Credit Documents upon execution by the Replacement Lender of an Assignment and Assumption and the tender by it to the Affected Lender of a purchase price agreed between it and the Affected Lender (or, if they are unable to agree, a purchase price in the amount of the Affected Lender’s Revolving Credit Commitment Percentage in Revolving Loans and Letter of Credit Obligations, or appropriate credit support for contingent amounts included therein, and all other outstanding Obligations then owed to the Affected Lender).  Such assignment by the Affected Lender shall be deemed an early termination of any Eurodollar Loan to the extent of the Affected Lender’s portion thereof, and the Borrower will pay to the Affected Lender any resulting amounts due under Section 4.10.  Upon consummation of such assignment, the Replacement Lender shall become party to this Credit Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Credit Agreement and the other Credit Documents with a Revolving Credit Commitment Percentage equal to the Revolving Credit Commitment Percentage of the Affected Lender, the Affected Lender shall be released from its obligations hereunder and under the other Credit Documents, and no further consent or action by any party shall be required.  Upon the consummation of such assignment, the Borrower, the Agent and the Affected Lender shall make appropriate arrangements so that any Notes held by the Affected Lender are promptly returned to the Borrower for cancellation and, if so requested by the Replacement Lender, new Notes are issued to the Replacement Lender.  Partners and the Borrower shall cause the Credit Parties to sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Credit Documents.  The Agent is hereby irrevocably appointed as attorney-in-fact to execute any documentation on behalf of any Replacement Lender with respect to such assignment if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. Until the consummation of an assignment in accordance with the foregoing provisions of this Section 2.10, the Borrower shall continue to pay to the Affected Lender any Obligations as they become due and payable.

ARTICLE III

LETTERS OF CREDIT

3.1      Issuance

Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Closing Date until the Maturity Date as the Borrower may request, in a form reasonably acceptable to the Issuing Bank; provided,  however, that (a) the Letter of Credit Obligations outstanding shall not at any time exceed the Letter of Credit Committed Amount, (b) the aggregate Working Capital Obligations outstanding shall not at any time exceed the Revolving Credit Committed Amount then in effect and (c) the Issuing Bank shall not be required to issue a Letter of Credit to the extent that the amount of all issued Letters of Credit when added to the then outstanding Revolving Loans and Swing Loans of such Issuing Bank, would cause the aggregate outstanding amount (without duplication) of such Issuing Bank’s Revolving Credit Commitment to exceed such Issuing Bank’s Revolving Credit Commitment Percentage.  No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the date that is five (5) Business Days prior to the Maturity Date (but, subject to the foregoing, may provide for automatic renewal in the absence of notice of non-renewal by the Issuing Bank), provided that the Issuing Bank shall not permit any such renewal if it has received notice on or before the day that is two (2) Business Days before the scheduled maturity date of such Letter of Credit from the Agent or Borrower that one or more of the applicable conditions specified in Section 5.2 are not then satisfied.  Each Letter of Credit shall comply with the related Letter of Credit Documents.  The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  The Existing Letters of Credit shall be deemed to have been issued hereunder on the Closing Date, and no request for issuance thereof need be made.  Notwithstanding anything to the contrary contained in this Section 3.1, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender unless the Issuing Bank has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Bank to eliminate the Issuing Bank’s Fronting Exposure (after giving effect to Section 4.11(a)(iii)) with respect to any such Defaulting Lender.

3.2      Notice and Reports.

The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Bank (with a copy to the Agent) at least two (2) Business Days prior to the requested date of issuance.  The Issuing Bank (other than Wells Fargo, so long as it also is the Agent) will give the Agent written or telex notice in substantially the form of Exhibit N or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit.  In addition, upon request, the Issuing Bank will disseminate to the Agent and each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

3.3      Participation.

Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Revolving Credit Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Revolving Credit Commitment Percentage of such unreimbursed drawing pursuant to the provisions of Section 3.4.  The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

3.4      Reimbursement.

In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower.  Unless the Borrower shall immediately notify the Issuing Bank that the Borrower intends to otherwise reimburse the Issuing Bank for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.  The Borrower promises to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds.  If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage for Base Rate Loans and (ii) two percent (2%).  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 2:00 P.M. otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.  Each Lender’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Revolving Credit Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrower with respect thereto.

3.5      Repayment with Revolving Loans.

On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Revolving Credit Commitments pursuant to Section 11.2)  pro rata based on the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations.  Each such Lender hereby irrevocably agrees to make its Revolving Credit Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article V are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Revolving Credit Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency case or proceeding with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 11.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the Borrower in accordance with the terms of Section 3.4, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

3.6      Renewal, Extension.

The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

3.7      Uniform Customs and Practices.

The Issuing Bank may provide that the Letters of Credit shall be subject to the UCP, in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

3.8      Indemnification; Nature of Issuing Bank’s Duties.

(a)      In addition to its other obligations under this Article III, the Borrower agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented attorneys’ fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of Government Acts.

(b)      As between the Borrower and the Issuing Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder.

(c)      In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrower.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all Government Acts.  The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(d)      Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrower contained in Section 3.4.  The obligations of the Borrower under this Section 3.8 shall survive the termination of this Credit Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(e)      Notwithstanding anything to the contrary contained in this Article III, the Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank or any action or omission by the Issuing Bank not in accordance with the standards of care specified in the UCP or the UCC, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

3.9      Responsibility of Issuing Bank.

It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Article III or V have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided,  however, that nothing set forth in this Article III shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Article III in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

3.10      Conflict with Letter of Credit Documents.

In the event of any conflict between this Credit Agreement and any Letter of Credit Document (including any letter of credit application), this Credit Agreement shall control.

ARTICLE IV

INTEREST AND FEES

4.1       Interest on Loans.

Subject to the provisions of Section 4.2, the Loans shall bear interest as follows:

(a)      Base Rate Loans.  During such periods as the Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage for Base Rate Loans;

(b)      Eurodollar Loans.  During such periods as the Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans; and

(c)      LIBOR Index Loans.  During such periods as the Swing Loans shall bear interest at the Adjusted LIBOR Index Rate, each such LIBOR Index Loan shall bear interest at a per annum rate equal to the sum of the Adjusted LIBOR Index Rate plus the Applicable Percentage for LIBOR Index Loans.

Interest on the Loans shall be payable in arrears on each Interest Payment Date.

4.2      Interest After Event of Default.

Automatically (and without notice to any Person) upon the occurrence of any Event of Default of the types described in Sections 11.1(a),  (e), and (f), or, in the case of the occurrence of any other Event of Default, at the election of the Required Lenders, any interest on any amount of matured principal under the Loans, and interest on the amount of principal under the Loans and all other Obligations outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on the Agent’s demand at the Default Rate.  Interest shall be payable on any other amount due hereunder and shall accrue at the Default Rate, from the date due and payable until paid in full.

4.3      Commitment Fee.

The Borrower shall pay to the Agent for the benefit of the applicable Lenders the Commitment Fee due in respect of each quarter within five (5) days after receipt of a statement therefor.  The Commitment Fee shall accrue from the Closing Date and the first payment thereof shall be due on March 31, 2017.

4.4      Lenders’ Fees/Agent’s Fees.

On the Closing Date the Agent shall pay to each Lender its respective Lender’s Fees that are required to be paid on the Closing Date pursuant to the terms of the Engagement Letter.  The Borrower shall pay all fees required to be paid to the Agent under the Engagement Letter at the times and in the amounts set forth therein.

4.5       Letter of Credit Fees.

(a)      Letter of Credit Fee.  In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay, in arrears, to the Agent for the account of each Lender a quarterly fee (the “Letter of Credit Fee”) on such Lender’s Revolving Credit Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance (or the Closing Date, as to Existing Letters of Credit) to the date of expiration equal to the Applicable Percentage for Eurodollar Loans.  The Letter of Credit Fee will be payable five (5) days after receipt of an invoice which shall be billed on the last Business Day of the calendar quarter.

(b)      Issuing Bank Fees.  In addition to the Letter of Credit Fee payable pursuant to clause (a) above, the Borrower promises to pay to the Issuing Bank for its own account without sharing by the other Lenders letter of credit fronting fees in the amount of 0.125% and the negotiation fees agreed to by the Borrower and the Issuing Bank from time to time and the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Bank Fees”).

4.6      Authorization to Charge Account.

The Borrower hereby authorizes the Agent to charge the Borrower’s Swing Loan account, or Revolving Loan accounts, as applicable, with the amount of all payments and fees due hereunder to the Lenders, the Agent and the Issuing Bank as and when such payments become due.  The Borrower confirms that any charges which the Agent may so make to the Borrower’s Swing Loan Account or Revolving Loan accounts as herein provided will be made as an accommodation to the Borrower and solely at the Agent’s discretion.

4.7       Indemnification in Certain Events.

(a)       Increased Costs Generally.  If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank;

(ii)     subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Euro dollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.6, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)     impose on any Lending Party or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lending Party of making, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lending Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lending Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lending Party, the Borrower shall promptly pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)      Capital Requirements.  If any Lending Party determines that any Change in Law affecting such Lending Party or any lending office of such Lending Party or such Lending Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lending Party’s capital or on the capital of such Lending Party’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lending Party or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lending Party, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lending Party or such Lending Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lending Party’s policies and the policies of such Lending Party’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lending Party the Borrower shall promptly pay to such Lending Party such additional amount or amounts as will compensate such Lending Party or such Lending Party’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement.  A certificate of a Lending Party setting forth the amount or amounts necessary to compensate such Lending Party or its holding company, as the case may be, as specified in Section 4.7(a) or (b), as well as the basis for determining such amount or amounts, and delivered to the Borrower, will be conclusive absent manifest error.  The Borrower shall pay such Lending Party the amounts shown as due any such certificate within ten (10) days after receipt thereof.

(d)      Delay in Requests; Non-Discrimination.  Failure or delay on the part of any Lending Party to demand compensation pursuant to this Section 4.7 shall not constitute a waiver of such Lending Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lending Party pursuant to this Section 4.7 (i) for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lending Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lending Party’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) to the extent the Lending Party making demand therefor has not required similarly situated borrowers or obligors to pay comparable amounts, proportionally, in respect of such increased costs or reduced returns.

4.8      Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (b) the Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (c) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist.  If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

4.9      Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful or impossible for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful or impossible for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10.

4.10      Funding Indemnity.

The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained) arising from or attributable to such Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Extension/Conversion or (c) due to any payment, prepayment or conversion of any Eurodollar Loan on a date other than the last day of the Interest Period therefor.  The amount of such actual loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the Eurodollar Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

4.11      Defaulting Lenders.

(a)      Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)      Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and Section 14.9.

(ii)      Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise, and including any amounts made available to Agent for the account of that Defaulting Lender pursuant to Section 14.17), will be applied at such time or times as may be determined by Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swing Loan Lender hereunder; THIRD, if so determined by Agent or requested by the Issuing Bank or Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Loan; FOURTH, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Agent; FIFTH, if so determined by Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy obligations of that Defaulting Lender to fund Loans and funded participations under this Credit Agreement and (B) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit; SIXTH, to the payment of any amounts owing to the Lending Parties as a result of any judgment of a court of competent jurisdiction obtained by any Lending Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and EIGHTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Swing Loans or Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (2) such Loans or funded participations in Swing Loans or Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment will be applied solely to pay the Loans of, and funded participations in Swing Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participation in Swing Loans or Letters of Credit owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.11(a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Reallocation of Revolving Credit Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Article III and Section 2.1 the “Revolving Credit Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit

Commitment of that Defaulting Lender; provided that (A) each such reallocation will be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that non-Defaulting Lender.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)      Cash Collateral for Letters of Credit.  Promptly on demand by the Issuing Bank or the Agent from time to time, the Borrower shall deliver to the Agent cash collateral in an amount sufficient to cover 103% of the Fronting Exposure with respect to the Issuing Bank (after giving effect to Section 4.11(a)(iii)) on terms reasonably satisfactory to the Agent and the Issuing Bank (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in a separate account with the Agent, subject to the exclusive dominion and control of the Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Letter of Credit Obligations.  Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(c)      Prepayment of Swing Loans.  Promptly on demand by the Swing Loan Lender or the Agent from time to time, the Borrower shall prepay Swing Loans in an amount of all Fronting Exposure with respect to the Swing Loan Lender (after giving effect to Section 4.11(a)(iii)).

(d)      Certain Fees.  For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Commitment Fee pursuant to Section 4.3 (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit commissions pursuant to Section 4.5(a) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to Section 4.11(b), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Revolving Credit Commitment Percentages allocable to such Letter of Credit pursuant to Section 4.11(a)(iii), with the balance of such fee, if any, payable to the Issuing Bank for its own account.

(e)      Defaulting Lender Cure.  If the Borrower, Agent, Issuing Bank and Swing Loan Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loan Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentage (without giving effect to Section 4.11(a)(iii)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS PRECEDENT

5.1      Closing Conditions.

The Closing shall occur upon the satisfaction or waiver by the Agent in its reasonable discretion, on or before the Closing Date, of the conditions precedent set forth in this Section 5.1 and 5.2:

(a)      Executed Credit Documents.  Receipt by the Agent of duly executed counterparts of this Credit Agreement, any requested Revolving Notes, the Swing Note, the Guaranty Agreement, the Security Agreement, the Pledge Agreement, and all other Credit Documents including the Consent, Reaffirmation and Agreement, together with all amendments, waivers or other modifications thereto, each in form and substance acceptable to the Agent in its reasonable discretion.

(b)      Financial Statements.  Receipt by the Agent and the Lenders of Partner’s Form 10-K (including audited consolidated financial statements) filed with the SEC for the fiscal year ended December 31, 2015 and Partner’s Form 10-Q (including unaudited consolidated financial statements) filed with the SEC for the fiscal quarter ended September 30, 2016.

(c)      Litigation.  There shall not exist any pending or threatened action, injunction, suit, investigation, proceeding, order or claim against any Credit Party or its assets that could reasonably be expected to (i) have a Material Adverse Effect or (ii) affect any transaction contemplated by this Credit Agreement or any other Credit Document or the ability of the Credit Parties to perform their respective obligations under the Credit Documents.

(d)      Material Adverse Change.  (i) No Material Adverse Change or any occurrence or development reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2015, and (ii) none of the facts or information relating to the Credit Parties or General Partner and provided to the Agent or the Lenders before the Closing Date shall be materially different on the Closing Date in any manner adverse to the Agent or the Lenders from the facts and information described in the Form 10-Q for the fiscal quarter ended September 30, 2016.

(e)       Organizational Documents.  Receipt by the Agent of the following:

(i)      Charter Documents.  Copies of Partners’ Partnership Agreement and articles or certificates of incorporation, limited partnership, or other formation or charter documents of each Credit Party and General Partner, in each case certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by an applicable secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the Closing Date.

(ii)     Bylaws or Similar Documents.  A copy of the bylaws, limited partnership agreement, operating agreement, or similar agreement of each Credit Party and General Partner, in each case certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the Closing Date.

(iii)     Resolutions.  Copies of resolutions of the Board of Directors, managers, members, or similar managing body of each Credit Party and General Partner approving and adopting the Credit Documents to which it is a party or which it will execute on behalf of another party, the transactions contemplated therein and authorizing execution and delivery thereof, in each case certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct and in force and effect as of the Closing Date.

(iv)      Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party and General Partner certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (ii) to the extent available, a certificate indicating payment of all corporate or other franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

(v)      Incumbency.  An incumbency certificate of each Credit Party and General Partner certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the Closing Date.

(f)       Completion of Due Diligence.  The Agent shall have completed all due diligence with respect to Partners, General Partner, Operating GP, Borrower and their respective Subsidiaries in scope and determination satisfactory to the Agent in its sole discretion, including, without limitation, review, with results satisfactory to the Agent of information regarding litigation, tax, tax sharing arrangements, corporate documents, environmental, accounting, labor, insurance, pension liabilities (actual or contingent), employee benefits (including post-retirement benefits), real estate leases, material contracts, debt agreements, supply, the Terminaling Services Agreements and the Omnibus Agreement, together with all amendments thereto, any other terminaling agreements, intercompany agreements, property ownership, transactions with Affiliates and contingent liabilities of Partners and its Subsidiaries.

(g)      [Reserved.]

(h)      Opinions of Counsel.  Receipt by the Agent of an opinion of Latham & Watkins LLP, special counsel to the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect, no conflicts with organization documents or other agreements, enforceability, and attachment and perfection of Liens), reasonably satisfactory to the Agent, addressed to the Agent and the Lenders and dated the Closing Date.

(i)       Priority of Liens.  The Agent shall have received satisfactory evidence that the Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral, subject to no other Liens other than Permitted Liens; provided that Collateral consisting of Capital Stock of any Subsidiary of Partners or any Joint Venture shall be subject to no other Liens (other than Specified Permitted Liens).

(j)       Evidence of Insurance.  Receipt by the Agent of certificates of insurance of the Credit Parties evidencing liability, casualty, business interruption and flood insurance meeting the requirements set forth in the Credit Documents, including, without limitation, endorsements naming the Agent as lender loss payee and an additional insured, as applicable.

(k)       Governmental, Shareholder and Third Party Consents.  Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

(l)       Solvency Certificate.  Receipt by the Agent of the Solvency Certificate.

(m)     Officer’s Certificates.  Receipt by the Agent of a certificate or certificates of Partners executed by an Executive Officer as of the Closing Date stating that (i) after giving effect to the making of the Loans and application of the proceeds thereof, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) on the Closing Date, (A) no Default or Event of Default exists or will exist, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (C) the Borrower is in compliance with the financial covenants set forth in Article VIII, (D) all documents and certificates delivered pursuant to this Section 5.1 are true and correct and in force and effect as of the Closing Date, and (E) each of the conditions set forth in this Section 5.1 and in Section 5.2 has been satisfied.

(n)       Personal Property Collateral.  The Agent shall have received:

(i)       searches of UCC filings in the jurisdiction of organization of each Credit Party, the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing could have been properly made by a creditor of a Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on any of the Collateral other than Permitted Liens;

(ii)       UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s security interest in the Collateral;

(iii)      searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Agent;

(iv)      all stock certificates, if any, evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

(v)      Deposit Account Control Agreements, Securities Account Control Agreements, and Commodities Account Control Agreements with respect to all deposit accounts and commodities accounts of the Credit Parties listed on Schedule 6.32, except as otherwise provided in Section 7.8(g); and

(vi)      to the extent required under the Security Documents, all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary to perfect the Agent’s security interest in the Collateral.

(o)      Real Property Collateral.  The Agent shall have received a Mortgage (or amendments to any existing Mortgage) and all other Real Property Documentation (or updates thereto with respect to existing Real Property Documentation) requested by the Agent for each parcel or tract of the Real Estate owned by any Credit Party as of the Closing Date other than for Excluded Real Estate.  Notwithstanding the foregoing, boundary surveys and environmental reports described in subsections (i) and (j) of the definition of “Real Property Documentation” shall not be required with respect to any Mortgaged Real Estate that as of the Closing Date secure the Existing Credit Agreement; provided,  however, that the Credit Parties will provide such surveys and environmental reports for such Mortgaged Real Estate at the request of the Agent in order for the Agent to comply with flood laws and regulations.

(p)      Disbursement Authorization; Payment Instructions.  Receipt by the Agent of (a) a disbursement authorization covering all payments reasonably expected to be made by the Borrower in connection with the transactions contemplated by the Credit Documents to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by the Agent on behalf of the Lenders or the Borrower or the Borrower on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(q)      Fees and Expenses.  Payment by the Borrower of all fees and expenses owed by the Borrower to the Lenders, the Lead Arrangers, the Agent, and Agent’s counsel (including, without limitation, payment to the Agent of the fees set forth in the Engagement Letter and any accrued interest and fees under the Existing Credit Agreement) that are due and payable on or prior to the Closing Date.

(r)      Account Designation Letter.  Receipt by the Agent of the Account Designation Letter.

(s)      Anti-Money Laundering Information.  Each of the Credit Parties shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent in order to comply with requirements under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws (including, without limitation, the USA Patriot Act).

(t)      Other.  Receipt by the Agent of such other documents, instruments, agreements or information as reasonably requested by the Agent or its counsel.

5.2      Conditions to all Loans and Letters of Credit.

(a)      On the date of the making of any Loan or the issuance or extension of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true (and each request for a Revolving Loan, Swing Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Revolving Loan, Swing Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Revolving Loan, Swing Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(i)      the representations and warranties contained in this Credit Agreement and the other Credit Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the date of such Revolving Loan or Swing Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date); and

(ii)     no event has occurred and is continuing, or would result from such Revolving Loan or Swing Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement.

(b)       Notice of Borrowing.  On the date of the making of any Revolving Loan, the Agent shall have received a Notice of Borrowing to the extent such Notice of Borrowing is required to be given with respect to the making of such Revolving Loan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Credit Agreement and the Issuing Bank to issue the Letters of Credit, and to make available the credit facilities contemplated hereby, the Borrower and (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby represents and warrants to the Lenders and the Issuing Bank as of the Closing Date and on the date of each extension of credit hereunder, as follows:

6.1      Organization and Qualification.

Such Credit Party and each of its Restricted Subsidiaries (a) is a corporation, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (c) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could  reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 contains the exact legal name of each Credit Party as registered in its state of formation, its organizational number, if any, and a true, correct and complete list of all jurisdictions in which such Credit Party and its Restricted Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company, in each case, as of the Closing Date.

6.2      Solvency.

The Borrower is Solvent and Partners and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

6.3      Liens.

There are no Liens in favor of third parties with respect to any of the Collateral other than Permitted Liens and, with respect to Collateral consisting of Capital Stock of any Subsidiary or Joint Venture, there are no Liens (other than Specified Permitted Liens) in favor of third parties with respect to such Capital Stock.  Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute, as required pursuant to the Credit Documents, valid and enforceable first, prior and perfected Liens on the Collateral (other than Permitted Liens).  The Credit Parties are, or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens, and, with respect to Collateral consisting of the Capital Stock of any Subsidiary or Joint Venture, free and clear of all Liens (other than Specified Permitted Liens) in favor of third parties.

6.4      No Conflict.

The execution and delivery by such Borrower of this Credit Agreement and by the Credit Parties of each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Credit Party hereunder and thereunder, as applicable, and the consummation by such Credit Party of the transactions contemplated hereby and thereby: (a) are within the corporate or other organizational, as the case may be, powers of such Credit Party; (b) are duly authorized by the Board of Directors or similar managing body of such Credit Party; (c) are not in contravention of the terms of the organizational documents of such Credit Party or of any material indenture, agreement, mortgage, deed of trust, loan agreement, credit agreement or other material agreement or instrument to which such Credit Party is a party or by which such Credit Party or its material properties are bound; (d) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect), except for minor matters where failure would not have or be reasonably expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral; (e) do not contravene any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Credit Party, except for minor matters where failure would not have or be reasonably expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral; and (f) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens (other than Permitted Liens) upon any property of such Credit Party under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Credit Party is a party or by which it or any of its property may be bound or affected.

6.5      Enforceability.

The Credit Agreement and all of the other Credit Documents to which such Credit Party is party are the legal, valid and binding obligations of such Credit Party, and with respect to those Credit Documents executed and delivered by any other Restricted Subsidiary, of each such other Restricted Subsidiary, and are enforceable against such Credit Party and such other Restricted Subsidiaries, as the case may be, in accordance with their terms except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity.

6.6      Financial Data; Material Adverse Change.

(a)      Partners or the Borrower has furnished to the Lenders the following financial statements (the “Financials”):  (i) the consolidated balance sheet of Partners and its consolidated Restricted Subsidiaries as of, and consolidated statements of income, retained earnings and changes in financial position for the fiscal year ended December 31, 2015, audited by Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet of Partners and its consolidated Restricted Subsidiaries as of, and consolidated statement of income, retained earnings and changes in financial position for the period, for which the most recent Financials are available, prepared by an Executive Officer.  The Financials are and the historical financial statements to be furnished to the Lenders in accordance with Section 7.1 below will be in accordance with the books and records of Partners and its consolidated Restricted Subsidiaries and fairly present the financial condition of each of Partners and its consolidated Restricted Subsidiaries at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved, except as provided in Section 7.1.

(b)      Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of Partners or any of its consolidated Restricted Subsidiaries as shown on the balance sheets of Partners and its consolidated Restricted Subsidiaries, except (i) as contemplated herein and (ii) for changes in the ordinary course of business or resulting from transactions permitted under this Credit Agreement (none of which individually or in the aggregate constitutes a Material Adverse Change, or, if a Material Adverse Change occurred, it has been satisfactorily resolved by the requisite percentage of Lenders or the Agent, as applicable).

6.7      Locations of Offices and Records.

As of the Closing Date, the Credit Parties’ states of domicile, principal places of business and chief executive offices are set forth in Schedule 6.7, and the books and records of the Credit Parties and all chattel paper and all records of accounts are located at the principal places of business and chief executive offices of the Credit Parties.  As of the Closing Date, Schedule 6.7 is a true, correct and complete list of (a) the address of the chief executive offices of the Credit

Parties and each of their Restricted Subsidiaries and (b) the address of all offices where records and books of account of the Credit Parties and each of their Restricted Subsidiaries are kept.

6.8      Fictitious Business Names.

No Credit Party has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name shown on its or such Credit Party’s articles or certificate of incorporation or formation or as set forth on Schedule 6.8.

6.9      Subsidiaries.

As of the Closing Date, the only direct or indirect Subsidiaries of Partners are those listed on Schedule 6.9.  As of the Closing Date, the Persons identified on Schedule 6.9 are the record and beneficial owners of all of the shares of Capital Stock of each of the Persons listed on Schedule 6.9 as being owned by thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.  All of such shares are owned by such Persons free and clear of any Liens other than Permitted Liens.

6.10      No Judgments or Litigation.

No judgments, orders, writs or decrees are outstanding against such Credit Party or any of its Subsidiaries nor is there now pending or, to the best of such Credit Party’s knowledge after due inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Credit Party or any of its Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect.  The matters disclosed on Schedule 6.10 are provided by the Credit Parties for information purposes only and none of such matters, individually or in the aggregate, could, as of the Closing Date, reasonably be expected to have a Material Adverse Effect for the purposes described in this Section 6.10;  provided,  however, if at any time after the Closing Date the representations set forth in this Section 6.10 become untrue with respect to the matters described on Schedule 6.10, individually or in the aggregate, no Event of Default shall be deemed to have occurred on the Closing Date, notwithstanding anything to the contrary set forth in Section 11.1(b), unless such representations were untrue in any material respect on the Closing Date.

6.11      No Defaults.

Neither such Credit Party nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect.  Such Credit Party knows of no dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect.

6.12      No Employee Disputes.

There are no controversies pending or, to the best of such Credit Party’s knowledge after diligent inquiry, threatened between such Credit Party or any of its Subsidiaries and any of their respective employees, other than those arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13      Compliance with Law.

Neither such Credit Party nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self-regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of such Credit Party and each of its Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self-regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect.  Neither such Credit Party nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Credit Party nor any of its Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

6.14      ERISA.

As of the Closing Date, none of such Credit Parties nor any of their Subsidiaries or ERISA Affiliates maintains or contributes to any Benefit Plans or Multiemployer Plans other than those listed on Schedule 6.14.  Each Benefit Plan and Multiemployer Plan has been and is being maintained and, if applicable, funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto.  Such Credit Party, each of its Subsidiaries and each of its ERISA Affiliates has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA.  No Termination Event has occurred nor has any other event occurred that might reasonably be expected to result in such a Termination Event.

6.15      Compliance with Environmental Laws.

Except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect (a) the operations of such Credit Party and each of its Restricted Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations, or ordinances, and (b) none of the operations of such Credit Party or any of its Restricted Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guidelines.  Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of each Credit Party and any of its Restricted Subsidiaries, none of the operations of such Credit Party or any of its Restricted Subsidiaries is the subject of any federal or state investigation evaluating whether such Credit Party or any of its Restricted Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.  Except as disclosed on Schedule 6.15 and except for any notices required in connection with any environmental permits or annual reporting requirements in the ordinary course of business, neither such Credit Party nor any of its Restricted Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.  Except as could not reasonably be expected to have a Material Adverse Effect, neither such Credit Party nor any of its Restricted Subsidiaries have any contingent liability of which such Credit Party has knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Credit Party or any of its Restricted Subsidiaries received any notice or letter advising it of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.  The matters disclosed on Schedule 6.15 are provided by the Credit Parties for information purposes only and none of such matters, individually or in the aggregate, could, as of the Closing Date, reasonably be expected to have a Material Adverse Effect for the purposes described in this Section 6.15;  provided,  however, if at any time after the Closing Date the representations set forth in this Section 6.15 become untrue with respect to the matters described on Schedule 6.15, individually or in the aggregate, no Event of Default shall be deemed to have occurred on the Closing Date, notwithstanding anything to the contrary set forth in Section 11.1(b), unless such representations were untrue in any material respect on the Closing Date.

6.16      Use of Proceeds.

All proceeds of the Loans will be used only in accordance with Section 7.12.

6.17      Intellectual Property.

Such Credit Party and each of its Restricted Subsidiaries possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it. As of the Closing Date, Schedule 6.17 sets forth (a) all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Credit Party and its Restricted Subsidiaries, and all pending applications for any such registrations, (b) all of the patents and copyrights of such Credit Party and its Restricted Subsidiaries and all pending applications therefor and (c) all other trademarks, service marks and other marks, trade names and other trade rights used by such Credit Party or any of its Restricted Subsidiaries in connection with their businesses, in each case necessary for the conduct of such Credit Party’s and such Credit Party’s or Restricted Subsidiaries’ business (collectively, the “Proprietary Rights”).  As of the Closing Date, such Credit Party and its Restricted Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule, and, except as otherwise disclosed on Schedule 6.17, no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive.  As of the Closing Date, each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Credit Party or its Restricted Subsidiaries having the registration number and issue date set forth on Schedule 6.17, except as otherwise disclosed on Schedule 6.17.  As of the Closing Date, the Proprietary Rights listed on Schedule 6.17 are all those used in the businesses of such Credit Party and its Restricted Subsidiaries.  As of the Closing Date, except as disclosed on Schedule 6.17, no person has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Credit Party, or any of its Restricted Subsidiaries and no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 6.17.  As of the Closing Date, except as otherwise disclosed on Schedule 6.17, neither such Credit Party nor any of its Restricted Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person.  The use of each of the Proprietary Rights by such Credit Party and its Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Credit Party or any of its Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights.  Neither such Credit Party nor any of its Subsidiaries has given notice to any Person that it is infringing on any of the Proprietary Rights and to the best of such Credit Party’s knowledge, no Person is infringing on any of the Proprietary Rights.  All of the Proprietary Rights of such Credit Party and its Subsidiaries are valid and enforceable rights of such Credit Party and its Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby.

6.18      Licenses and Permits.

Such Credit Party and each of its Restricted Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of their businesses as presently conducted and as proposed to be conducted and whose absence or failure to obtain could reasonably be expected to have a Material Adverse Effect.  Neither of such Credit Party nor any of its Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case which could reasonably be expected to have a Material Adverse Effect.

6.19      Title to Property.

Such Credit Party has to its best knowledge (i) defensible fee simple title to or valid leasehold interests in all of its real property (all such real property and the nature of such Credit Party’s or any of its Restricted Subsidiary’s interest therein is, as of the Closing Date, disclosed on Schedule 6.19, as it may be updated from time to time pursuant to Section 7.8), including, without limitation, the Real Estate, and (ii) defensible title to all of its other property (including without limitation, all real and other property in each case as reflected in the Financials delivered to the Agent hereunder), other than properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of such Credit Party, and in each case subject to no Liens other than Permitted Liens and such other defects in title as are minor in nature and such defects do not constitute a Lien that secures Indebtedness and do not have or would reasonably be expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral.  Such Credit Party and its Restricted Subsidiaries, to the best of their respective knowledge, enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate,  except for minor matters that do not have or would reasonably be expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property.  No material default exists under (i) any Lease on any property on which a Mortgage is granted, or (ii) any other Lease, to the extent such default would reasonably be expected to have a Material Adverse Effect.  All of the Structures and other tangible assets owned, leased or used by such Credit Party or any of its Restricted Subsidiaries in the conduct of their respective businesses are (a) insured to the extent and in a manner required by Section 7.9, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in good operating condition and repair, subject to ordinary wear and tear and except to the extent failure could not reasonably be expected to have a Material Adverse Effect, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (e) sufficient for the operation of the businesses of such Credit Party and its Restricted Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (f) in conformity with all Applicable Laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

6.20      Labor Matters.

Neither such Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect.  There is (a) no material unfair labor practice complaint pending against such Credit Party or any of its

Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against either of such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, and (c) no union representation questions with respect to the employees of such Credit Party or any Subsidiaries and no union organizing activities.

6.21      Investment Company, Etc.

Neither such Credit Party nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act, or (b) subject to any other law which regulates or restricts its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

6.22      Margin Security.

Such Credit Party does not own any margin stock and no portion of the proceeds of any Loans or Letters of Credit shall be used by such Credit Party for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any purpose which violates the provisions or Regulation U, of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

6.23      No Event of Default.

No Default or Event of Default has occurred and is continuing.

6.24      Taxes and Tax Returns.

Each Credit Party and each Subsidiary thereof has duly filed, or caused to be filed, all material Tax returns (federal, state, local and foreign, including relating to excise Taxes) required by Applicable Law to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and has paid all other material Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing by it or in respect of its property, income, profits and assets, except for such Taxes (a) that are not yet delinquent or (b) that are being appropriately contested in good faith by appropriate proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Credit Parties is aware of any proposed material Tax assessments against it or any other Credit Party.

6.25      No Other Indebtedness.

Such Credit Party has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

6.26      Status of Accounts.

Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by a Credit Party in the ordinary course of its business; the goods and inventory being sold and the Accounts created are such Credit Party’s exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party’s customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect.  Such Credit Party confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for).

6.27      Specified Contracts.

Schedule 6.27 sets forth a true, correct and complete list of all the Specified Contracts  currently in effect as of the Closing Date.  All of the Specified Contracts are in full force and effect unless otherwise terminated in accordance with their terms, and no material defaults of the Credit Parties or, to the knowledge of the Borrower, any other party thereto currently exist thereunder.

6.28      Survival of Representations.

All representations made by such Credit Party in this Credit Agreement (including by incorporation by reference in any Guaranty Agreement) and in any other Credit Document shall survive the execution and delivery hereof and thereof.

6.29      Affiliate Transactions.

Except with respect to the Omnibus Agreement, the Indemnity Agreement, the Terminaling Services Agreements, the other documents pertaining to the formation of Partners and its Subsidiaries as described in the Form S-1, as modified by Partners’ Annual Report on Form 10-K for the fiscal year ending December 31, 2015, and as otherwise set forth on Schedule 6.29 or permitted by Section 9.8, neither such Credit Party nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or any of its Subsidiaries is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to such Credit Party and such Subsidiary than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

6.30      Accuracy and Completeness of Information.

(a)  All factual information (other than financial projections and other forward-looking information and information of a general economic or industry specific nature) heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their respective Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be (when taken as a whole) complete and correct in all material respects and does not or will not (when taken as a whole) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (b) all financial projections concerning the Credit Parties or any of their respective Subsidiaries that have been or will be made available to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby have been or will be prepared in good faith based upon assumptions believed by such Credit Parties or such Subsidiaries, as applicable, to be reasonable at the time made available to the Agent, any Lender, or the Independent Accountant, as applicable, it being understood that projections by their very nature are inherently uncertain, actual results may vary materially from the projections concerning the Credit Parties or any of their respective Subsidiaries that have been or will be made available to the Agent, any Lender, or the Independent Accountant, as applicable, and no assurance can be given that such projections will be realized.

6.31      Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)      None of (i) Partners, any Subsidiary (including the Borrower) or, to the knowledge of Partners or such Subsidiary (including the Borrower), any of their respective directors, officers, employees or controlled Affiliates, or (ii) to the knowledge of Partners or such Subsidiary (including the Borrower), any agent or representative of Partners or any Subsidiary (including the Borrower)  that will act in any capacity in connection with or benefit from the Credit Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)      Each of Partners and its Subsidiaries (including the Borrower) has implemented and maintains in effect policies and procedures designed to ensure compliance by Partners and its Subsidiaries (including the Borrower)  and their respective directors, officers, employees, agents and controlled Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)      Each of Partners and its Subsidiaries (including the Borrower), and, to the knowledge of Partners or such Subsidiary, each director, officer, employee, agent and controlled Affiliate of Partners and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(d)      No proceeds of the Loans or other transactions contemplated by this Credit Agreement have been used, directly or indirectly, by Partners, any of its Subsidiaries (including the Borrower) or any of its or their respective directors, officers, employees and agents in violation of Section 7.12(b).

6.32      Deposit Accounts; Commodities Accounts; Securities Accounts.

As of the Closing Date, none of the Credit Parties has any checking, savings or other accounts at any bank or other financial institution, or any commodities accounts with any commodities intermediary, or any securities account with any securities intermediary, or any other account where money is or may be deposited or maintained with any Person that is not described on Schedule 6.32.  Schedule 6.32 accurately sets forth the purpose for which each such deposit account, commodities account, or securities account is maintained.

6.33      Force Majeure.

None of any Credit Parties’ business is suffering from effects of fire, accident, strike, drought, storm, earthquake, embargo, tornado, hurricane, act of God, acts of a public enemy or other casualty that would reasonably be likely to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

From the Closing Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Credit Party agrees that, unless the Required Lenders shall have otherwise consented in writing:

7.1       Financial Information.

The Borrower will furnish to the Agent on behalf of the Lenders the following information within the following time periods:

(a)      for each fiscal year, commencing with the fiscal year ended December 31, 2016, within ninety (90) days after the last day of such fiscal year, the audited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of Partners and its consolidated Subsidiaries, for such year, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and accompanied by a report and unqualified opinion of an Independent Accountant selected by Partners and approved by the Agent (which shall not be limited as to the scope of the audit or qualified as to the status of

Partners and its consolidated Subsidiaries as a going concern); provided that at all times when Partners is required to file and has timely filed a 10-K with the SEC that includes the foregoing financial statements, such filing will satisfy this covenant if filed within the applicable time period specified above;

(b)      within forty-five (45) days after the end of each fiscal quarter of Partners other than the final fiscal quarter of each fiscal year, unaudited consolidated financial statements of Partners and its consolidated Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such quarterly statements need not include footnotes) and certified by an Executive Officer; provided that at all times when the Borrower is required to file and has timely filed a 10-Q with the SEC, such filing will satisfy this covenant if filed within forty-five (45) days after the close of the fiscal quarter of Partners;

(c)      at the time of delivery of each quarterly and annual statement, a Compliance Certificate executed by an Executive Officer (i) stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any Default by Partners or any other Credit Party under this Credit Agreement or any other Credit Document, during, or at the end of, as applicable, such quarter, or year, or, if such officer has such knowledge, specifying each Default and the nature thereof, (ii) showing compliance by the Credit Parties as of the date of such statement with the covenants set forth in Article VIII, and calculations (which shall include detailed descriptions of any adjustments made to Consolidated EBITDA in form and substance reasonably satisfactory to Agent) in such form and detail as the Borrower and Agent may agree for such covenants shall be included, and (iii) demonstrating that all Real Estate that constitutes Excluded Real Estate pursuant to clause (a) of the definition thereof does not have a book value equal to or greater than five percent (5%) of Consolidated Net Tangible Assets and does not generate five percent (5%) or more of the aggregate revenues of the Borrower and its consolidated Restricted Subsidiaries;

(d)      promptly upon receipt thereof, copies of all management letters which are submitted to Partners by its Independent Accountant in connection with any annual or interim audit of the books of Partners or its consolidated Subsidiaries made by such accountants;

(e)      as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, to the extent not electronically filed and publicly available, copies of such other financial statements and reports as Partners shall send to its limited partnership unit holders as such, and copies of all regular and periodic reports which Partners may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding Governmental Authority; provided that it is acknowledged and agreed that nothing in this Credit Agreement shall require Partners or any of its affiliates to provide Forms K-1 or other similar limited partner tax information or any confidential or legally protected personal information relating to its limited partners to the Agent or the Lenders or any other Person;

(f)      no later than thirty (30) days after the commencement of each fiscal year during each year when this Credit Agreement is in effect, an annual forecast setting forth the quarterly budget for each quarter of such fiscal year in a form consistent with the annual forecast provided to the Agent prior to the Closing Date for the period ending on December 31, 2017;

(g)      promptly and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of an Executive Officer specifying the nature thereof and the Credit Parties’ proposed response thereto, each in reasonable detail; and

(h)      with reasonable promptness, such other data as the Agent may reasonably request.

7.2       Corporate Existence.

Each Credit Party and each of its Restricted Subsidiaries: (a) will (i) maintain its current corporate or other organizational existence, except as permitted by Section 9.4, (ii) maintain in full force and effect all licenses, permits, bonds, franchises, leases, contracts, patents, trademarks, copyrights and qualifications to do business, except as could not reasonably be expected to have a Material Adverse Effect; (b) will limit their operations to Permitted Lines of Business; and (c) will comply with all Applicable Laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

7.3       ERISA.

(a)      The Credit Parties will deliver to the Agent, at the Credit Parties’ expense, the following information at the times specified below:

(i)       within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Termination Event has occurred, a written statement of an Executive Officer describing such Termination Event and the action, if any, which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

(ii)      within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows or  has reason to know that a material prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of an Executive Officer describing such transaction and the action which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto;

(iii)      if requested by the Agent, within thirty (30) Business Days after such request, copies of each annual report (form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan;

(iv)      if requested by the Agent, within thirty (30) Business Days after such request, each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan;

(v)       within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Credit Party or any of its Subsidiaries or ERISA Affiliates with respect to such request;

(vi)     within ten (10) Business Days upon the occurrence thereof, notification of any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which any Credit Party or any of its Subsidiaries or ERISA Affiliates was not previously contributing;

(vii)    within three (3) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(viii)   within ten (10) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of a notice regarding the imposition of withdrawal liability, copies of each such notice;

(ix)    within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(x)      within three (3) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows (1) a Multiemployer Plan has been terminated, (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

For purposes of this Section 7.3(a), any Credit Party or any of its Subsidiaries or ERISA Affiliates shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

(b)      Except to any extent the occurrence of any of the events described below could not reasonably be expected to have a Material Adverse Effect, each Credit Party and its Subsidiaries shall:

(i)         not engage, and shall not permit any ERISA Affiliate to engage, in any material prohibited transaction which could result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(ii)       not permit to exist with respect to any Benefit Plan any accumulated funding (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

(iii)     not fail, and shall not permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv)     not terminate, and shall not permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any material liability of the Credit Party or any of its Subsidiaries or ERISA Affiliates under Title VI of ERISA;

(v)       not fail, and shall not permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan;

(vi)     not fail, and shall not permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(vii)   not amend, and shall not permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any of the Credit Parties or any of their Subsidiaries or ERISA Affiliates is required to provide security to such Benefit Plan under Section 401(a)(29) of the Internal Revenue Code;

(viii)  not withdraw, and shall not permit any ERISA Affiliate to withdraw, from any Multiemployer Plan; or

(ix)    not allow any representation made in Section 6.14 to be untrue at any time during the term of this Credit Agreement.

7.4       Proceedings or Adverse Changes.

The Credit Parties will as soon as possible, and in any event within five (5) Business Days after any Executive Officer learns of the following, give written notice to the Agent of (i) any material proceeding(s) being instituted or threatened in writing to be instituted by or against any Credit Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), if the amount involved is equal to or in excess of $10,000,000 and (ii) any event has occurred that has or could reasonably be expected to cause a Material Adverse Change.  Provision of such notice by the Credit Parties will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

7.5       Environmental Matters.

Each Credit Party will conduct its business and the businesses of each of the Subsidiaries so as to comply in all material respects with all applicable environmental laws, regulations, orders and ordinances, in all jurisdictions in which any of them is or may at any time be doing business including, without limitation, environmental land use, occupational safety or health laws, regulations, requirements or permits in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that any Credit Party or any of its Subsidiaries is contesting, in good faith by appropriate legal proceedings, any such law, regulation, order or ordinance, or interpretation thereof or application thereof; provided, further, that each Credit Party and each of the Subsidiaries will comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Credit Party or Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.  If any Credit Party or any of its Subsidiaries shall receive any notice from a federal, state, or local agency that (a) any violation of any federal, state or local environmental law, regulation, order or ordinance, may have been committed or is about to be committed by such Credit Party or any of its Subsidiaries, (b) any administrative or judicial complaint or order has been filed or is about to be filed against such Credit Party or any of its Subsidiaries alleging violations of any federal, state or local environmental law, regulation, order, ordinance, or requiring such Credit Party or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (c) alleging that such Credit Party or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, and any Credit Party reasonably believes that such costs or damages would likely be material, such Credit Party will provide the Agent with a copy of such notice within fifteen (15) days after the receipt thereof by the applicable Credit Party or any of its Subsidiaries.  Each Credit Party will promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters except to the extent such Liens that would not reasonably be expected to create an Event of Default.

7.6       Books and Records; Inspection.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice.  Each Credit Party agrees that the Agent or its agents may enter upon the premises of each Credit Party or any of its Restricted Subsidiaries at any time and from time to time, during normal business hours, and at any time at all on and after the occurrence of an Event of Default, and which has not otherwise been waived by the Agent, for the purpose of (a) enabling the Agent’s internal auditors or outside third party designees to conduct any periodic field examinations at such Credit Party’s expense, (b) inspecting the Collateral, (c) inspecting and/or copying (at such Credit Party’ expense) any and all records pertaining thereto, and (d) discussing the affairs, finances and business of any Credit Party or with any officers, employees and directors of any Credit Party with the Independent Accountant.  The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections.

7.7       Collateral Records.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, execute and deliver to the Agent, from time to time, for the Agent’s use in maintaining a record of the Collateral, such written statements and schedules that are reasonably available and as the Agent may reasonably require, including without limitation those described in Section 7.1, designating, identifying or describing the Collateral pledged to the Lenders hereunder.  Any Credit Party’s failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders’ security interests in the Collateral. Such Credit Party agrees to maintain such books and records regarding Accounts and the other Collateral as the Agent may reasonably require.

7.8       Security Interests.

(a)      Each Credit Party will use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than, with respect to Collateral that does not consist of Capital Stock of a Subsidiary or Joint Venture, Permitted Liens.  Each Credit Party agrees to, and will cause the other Credit Parties to, comply with the requirements of all applicable state and federal laws necessary to grant to the Lenders and thereafter maintain valid and perfected first security interest in the Collateral as required by this Credit Agreement and the Security Documents.  The Agent is hereby authorized by each Credit Party to file any financing statements in accordance with Section 5(f) of the Security Agreement.  Each Credit Party agrees to take the following actions as the Agent may reasonably request, from time to time, by way of: reasonably cooperating with the Agent’s custodians; keeping stock records; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral except for claims which are being contested in good faith; as to Credit Parties, assigning its rights to the payment of Accounts pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §3727 et. seq.); and performing such further acts as the Agent may reasonably require in order to effect the purposes of Security Documents.  Subject to any limitation expressly set forth herein any and all reasonable fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys’ fees or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Credit Party or any of its Restricted Subsidiaries under this Credit Agreement or any other Credit Document, will be borne and paid by the Credit Parties.  If the same are not promptly paid by the Credit Parties upon presentation of correct, detailed invoices, the Agent may pay the same on the Credit Parties’ behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.

(b)      If any Credit Party acquires or leases any Real Estate after the date hereof or if any Real Estate that was Excluded Real Estate no longer satisfies the definition thereof, such Credit Party will (i) promptly submit to the Agent an updated Schedule 6.19 pursuant to Section 7.16 and (ii) with respect to all such Real Estate that is (x) owned by a Credit Party, other than Excluded Real Estate, and (y) leased by a Credit Party and is designated in writing by the Agent in its sole discretion, within forty-five (45) days (or such longer period as Agent may agree in writing in its reasonable discretion) of such acquisition or lease or of any Excluded Real Estate no longer satisfying the definition thereof, execute and deliver to the Agent a Mortgage on such Real Estate, and deliver to the Agent the other items of the types described in the definition of Real Property Documentation with respect thereto as the Agent may require together with certificates of insurance evidencing liability, casualty, business interruption and flood (if applicable) insurance meeting the requirements set forth in the Credit Documents, and all provisions of this Credit Agreement (including, without limitation, the foregoing provisions of this Section 7.8 and all other applicable representations, warranties and covenants) that are applicable to Real Estate or Mortgages shall apply thereto.  Notwithstanding the foregoing, the Agent shall not enter into or record any Mortgage in respect of any Real Estate acquired by any Credit Party after the date hereof until the Agent has delivered to the Lenders (electronically or otherwise) with respect to such Real Estate the flood hazard determination certificate and written acknowledgment described in subsections (e) and (f) of the definition of “Real Property Documentation” and, if applicable, evidence of required flood insurance.

(c)      [Intentionally Omitted.]

(d)      [Intentionally Omitted.]

(e)      Each Credit Party shall provide not less than thirty (30) days (or such shorter period of time as may be reasonably acceptable to the Agent) prior written notice to the Agent before changing the location of its Collateral or books and records from the locations set forth for such Credit Party on Schedule 6.7.

(f)      The Credit Parties shall not change (i) any Credit Party’s legal name, (ii) the state in which any Credit Party’s chief executive office is located, (iii) any Credit Party’s organizational type, (iv) any Credit Party’s organizational identification number, if any, or (v) any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction, in each case, other than pursuant to a transaction permitted by Section 9.4), until (A) such Credit Party shall have given the Agent not less than 30 days’ prior written notice (in the form of an officers’ certificate), or such lesser notice period agreed to by the Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Agent may reasonably request and (B) such Credit Party shall have taken all action reasonably satisfactory to the Agent to maintain the perfection and priority of the security interest of the Agent in the Collateral, if applicable.  Each Credit Party agrees to promptly provide the Agent with certified organizational documents of such Credit Party reflecting any of the changes described in the preceding sentence.

(g)      Each Credit Party and its Restricted Subsidiaries may open and maintain checking, savings or other accounts at any bank or other financial institution, or any commodities account, or any securities account, or any other account where money is or may be deposited or maintained, or securities are maintained only if (a), with respect to commodities accounts, such commodities accounts are maintained with commodities brokers in the ordinary course of business in accordance with historical practices and, except the extent otherwise determined by Agent, such commodities accounts are subject to a Commodities Account Control Agreement, (b) with respect to the deposit accounts and securities accounts set forth on Schedule 6.32, except to the extent otherwise determined by the Agent, such deposit accounts and securities accounts are subject to a Deposit Account Control Agreement or Securities Account Control Agreement, and (c) with respect to deposit accounts, securities accounts and commodities accounts established after the Closing Date, such accounts are subject to a Deposit Account Control Agreement, a Securities Account Control Agreement, or a Commodities Account Control Agreement, as applicable; provided that the Credit Parties and Restricted Subsidiaries shall not be required to provide a Deposit Account Control Agreement or Securities Account Control Agreement with respect to (i) deposit accounts established after the Closing Date solely as payroll and other zero balance accounts or (ii) deposit accounts or securities accounts established after the Closing Date the aggregate balance of which deposits account and securities accounts, collectively, does not exceed $5,000,000 for more than two (2) consecutive Business Days after an Executive Officer of any Credit Party becomes aware such balance was exceeded.

7.9       Insurance; Casualty Loss.

Each Credit Party will, and will cause each of the Restricted Subsidiaries to, maintain public liability insurance and replacement value property damage insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are commercially reasonable for the industry and taking into account the interests of the Agent in the Collateral.  All policies covering the Collateral are to name the Credit Parties and the Agent as additional insureds and lenders’ loss payee, as their interests may appear.  Certificates of insurance (with customary endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable) evidencing such insurance covering the Collateral are to be delivered to the Agent on or prior to the Closing Date, premium prepaid, with the Agent as additional insured and lenders’ loss payee, and shall provide for not less than thirty (30) days prior written notice to the Agent or ten (10) days in the case of non-payment of premium, of the exercise of any right of cancellation.  Without limiting the foregoing, each Credit Party will and will cause each appropriate Restricted Subsidiary to (a) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by Flood Insurance Regulations or as otherwise required by the Agent, (b) furnish to the Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, (c) furnish to the Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area and (d) such other evidence of flood insurance satisfactory to the Agent.  In the event any Credit Party or any of its Restricted Subsidiaries fail to respond in a timely and appropriate manner (as determined by the Agent in its reasonable discretion) with respect to collecting under any insurance policies required to be maintained under this Section 7.9, and if the amount involved is $5,000,000 or more, the Agent shall have the right, in the name of the Agent such Credit Party or Restricted Subsidiary, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  Each Credit Party will provide written notice to the Agent of the occurrence of any of the following events within fifteen (15) Business Days (or such greater notice period agreed to by the Agent) after the occurrence of such event: any material asset or property owned or used by any Credit Party or any of its Restricted Subsidiaries is (i) materially damaged or destroyed, or suffers any other material loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral which is in excess of $10,000,000 (collectively, a “Casualty Loss”).  Each Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss.  After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Agent and (ii) the Agent may participate in any such proceedings and the Credit Parties will deliver to the Agent such documents as may be requested by the Agent to permit such participation and will consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims.  Each Credit Party hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, after the occurrence and continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Credit Party shall, upon demand of the Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Lenders, free and clear of any encumbrances, other than Permitted Liens.

7.10      Taxes.

Each Credit Party will, and will cause each of the Subsidiaries to, pay, when due, all Taxes levied or assessed against any Credit Party, any of its Subsidiaries or any of the Collateral; provided,  however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Credit Party or any of its Subsidiaries, in each case in an amount that would create an Event of Default, no such Tax, other than state excise taxes, need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and appropriately conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

7.11      Compliance With Laws.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.12      Use of Proceeds.

(a)      The proceeds of the Loans may be used by the Borrower solely (i) for working capital and general corporate  purposes of the Credit Parties, (ii) for capital expenditures, Permitted Acquisitions, and Permitted Investments, (iii) to fund Permitted Restricted Payments, including distributions of Available Cash permitted by Section 9.6, and (iv) to pay fees and expenses related to the consummation of this Credit Agreement and related transactions (including the refinancing of the Existing Credit Agreement); provided,  however, that in any event, no portion of the proceeds of any such advances shall be used by any Credit Party for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

(b)      The Borrower will not request any extension of credit hereunder, and the Borrower shall not use, and shall ensure that Partners, its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans or other transaction contemplated by this Credit Agreement, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or any other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.13      Fiscal Year; Accounting Policies.

Each Credit Party agrees that it will not change its fiscal year from a year ending December 31 without the Agent’s prior written consent or unless required by law, in which case such Credit Party will give the Agent prompt written notice thereof.  Subject to Section 1.2, each Credit Party agrees that it will provide prompt notice to the Agent of any material change to its accounting policies from those used to prepare the financial statements delivered pursuant to Section 5.1(b).

7.14      Notification of Certain Events.

Each Credit Party agrees that it will promptly, and in any case within five (5) Business Days, notify the Agent of the occurrence of any of the following events:

(a)      any Specified Contract of any Credit Party is terminated or amended in any material adverse respect or any new Specified Contract is entered into (in which event such Credit Party shall provide the Agent with a copy of such Specified Contract); or

(b)      the Bostco Operating Agreement or the Frontera Operating Agreement is terminated or amended (in which event such Credit Party shall provide the Agent with a copy of such amendment); or

(c)      any order, judgment or decree shall have been entered against any Credit Party or any of its Subsidiaries or any of their respective properties or assets, if a Lien arising therefrom would create an Event of Default; or

(d)      any notification of violation of any law or regulation or any inquiry shall have been received by any Credit Party from any local, state, federal or foreign Governmental Authority or agency which could reasonably be expected to have a Material Adverse Effect; or

(e)      the filing or receipt by any Credit Party of notice of, any federal or state tax lien, if such Lien would create an Event of Default.

7.15      Additional Guarantors.

With respect to any newly created or acquired Restricted Subsidiary of Partners or with respect to any Unrestricted Subsidiary redesignated as a Restricted Subsidiary in accordance with Section 9.17(b) or pursuant to the definition of Joint Venture, Partners will provide the Agent written notice thereof not more than ten (10) Business Days’ (or at such earlier time as may be required hereunder with respect to Permitted Acquisitions) after such creation, acquisition, or redesignation setting forth information in reasonable detail describing all of the material assets of such Person and shall, within thirty (30) days (or, with respect to clause (b) below, forty-five (45) days) (or, in each case, such longer period as the Agent may agree in writing in its sole discretion) after the creation, acquisition or redesignation of such Restricted Subsidiary (a) cause any such Restricted Subsidiary that is a Domestic Subsidiary to execute and deliver to the Agent a Joinder Agreement in substantially the form of Exhibit K, causing such Restricted Subsidiary to become a party to (i) the Guaranty Agreement, as a joint and several “Guarantor” thereunder, (ii) the Security Agreement, as an “Obligor” granting a first priority Lien on its personal property, subject to, in the case of personal property other than Capital Stock of a Subsidiary or Joint Venture, Permitted Liens, and with respect to the Capital Stock of Subsidiaries or Joint Ventures, Specified Permitted Liens, (iii) the Contribution Agreement, as a “Contributing Party” and (iv) the Pledge Agreement, as a “Pledgor,” causing all of its Capital Stock (or, in the case of any Foreign Subsidiary that is a controlled foreign corporation within the meaning of section 957 of the Internal Revenue Code, and without waiving the requirement for the prior consent of the Required Lenders for the formation or acquisition thereof, sixty-five percent (65%) of its voting Capital Stock and one hundred percent (100%) of its non-voting Capital Stock) to be delivered to the Agent (together with undated stock powers signed in blank and pledged to the Agent), (b) execute and deliver Mortgages and such Real Property Documentation as the Agent may request with respect to any Real Estate (other than Excluded Real Estate) owned or leased by such Credit Party, and (c) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect, no conflicts with constitutional documents or material agreements, and enforceability of the documentation referred to above, and attachment and perfection of the Agent’s Lien in such Restricted Subsidiary’s Collateral), all in form, content and scope reasonably satisfactory to the Agent.

7.16      Revisions or Updates to Schedules.

If any of the information or disclosures provided on any of Schedules 6.7,  6.8,  6.9,  6.17 or 6.19, originally attached hereto become outdated or incorrect in any material respect, the Credit Parties shall deliver to the Agent and the Lenders as part of the compliance certificate required pursuant to Section 7.1(c) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto or revised or updated pursuant hereto, but shall not be deemed to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule(s) as it existed prior to such revision or update unless and until the Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

7.17      Collection of Accounts.

Rights with respect to collection of Accounts shall be as set forth in the Security Agreement.

7.18     Maintenance of Property.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, use commercially reasonable efforts to keep all property useful and necessary to its respective business in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices except for such property not material to the conduct of such Credit Party’s business.

7.19      Trademarks.

Each Credit Party will do and cause to be done all things reasonably necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights, in each case to the extent material to the conduct of such Credit Party’s business.

7.20      Corporate Separateness.

Notwithstanding anything to the contrary in this Credit Agreement, neither Partners, the Borrower nor any of their Restricted Subsidiaries shall take any action, or conduct its affairs in a manner, which is reasonably likely to result in the corporate or other similar existence of any Unrestricted Subsidiary or any Joint Venture being ignored, or in the assets and liabilities of it or any of its Restricted Subsidiaries being substantively consolidated with those of any Unrestricted Subsidiary or any Joint Venture in a bankruptcy, reorganization or other insolvency proceeding.

7.21      Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.  Partners will maintain in effect and enforce policies and procedures designed to ensure compliance by Partners, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

7.22      Post-Closing Covenant.  The Credit Parties shall cause each of the actions set forth in Schedule 7.22 hereto to be taken on or before the date set forth in such schedule for such action (or such later date as Agent may agree in writing in its reasonable discretion).

ARTICLE VIII

FINANCIAL COVENANTS

From the Closing Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing:

8.1       Maximum Total Leverage Ratio.

A Total Leverage Ratio shall be maintained as of the last day of each fiscal quarter of Partners of not greater than 4.75 to 1.00; provided,  however, that a Total Leverage Ratio of not greater than 5.25 to 1.00 may be maintained (a) during any Specified Period and (b) while any Qualified Senior Notes are outstanding.

8.2       Minimum Interest Coverage Ratio.

An Interest Coverage Ratio shall be maintained as of the last day of each fiscal quarter of Partners of not less than 3.00 to 1.00; provided,  however, that an Interest Coverage Ratio of not less than 2.75 to 1.00 shall be maintained while any Qualified Senior Notes are outstanding.

8.3       Maximum Senior Secured Leverage Ratio.

While any Qualified Senior Notes are outstanding, a Senior Secured Leverage Ratio shall be maintained as of the last day of each fiscal quarter of Partners of not greater than 3.75 to 1.00.

ARTICLE IX

NEGATIVE COVENANTS

From the Closing Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each other Credit Party agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and will not permit any of its Restricted Subsidiaries to:

9.1       Restrictions on Liens.

Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.  Other than Liens securing the Obligations, (a) no consensual (non statutory) Liens (other than Permitted Liens not securing Indebtedness) shall be permitted on the Florida Real Property Assets and (b) no Liens (other than Specified Permitted Liens) shall be permitted on Collateral consisting of the Capital Stock of any Subsidiary or Joint Venture.

9.2       Restrictions on Additional Indebtedness.

Incur, create, or suffer to exist any liability or Indebtedness other than Permitted Indebtedness.

9.3       Restrictions on Sale of Assets.

Make any Asset Disposition other than:

(a)      sales of inventory in the ordinary course of business;

(b)      sale-leaseback transactions permitted by Section 9.13;

(c)      sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of such Credit Party’s or Restricted Subsidiary’s business;

(d)      sales in the ordinary course of business of assets or properties (other than inventory) used in such Credit Party’s or Restricted Subsidiary’s business that are worn out or in need of replacement and that are replaced within six (6) months with assets of reasonably equivalent value or utility;

(e)      other asset sales not exceeding in the aggregate for all Credit Parties 5.00% of Consolidated Net Tangible Assets in any twelve (12) consecutive month period determined at the time such Asset Disposition is made, so long as such assets are sold at fair market value (as determined in good faith by either the Board of Directors of the General Partner if the purchase price for such assets is greater than $50,000,000 or, in all other cases, an Executive Officer) and immediately before and after giving effect thereto no Default or Event of Default exists;

(f)       transfers among Credit Parties, provided that with respect to any Real Estate that is transferred, Borrower shall provide Agent with at least thirty (30) days’ prior written notice of such transfer, and prior to such transfer deliver any Mortgages and

Real Estate Documentation, as requested by the Agent, reasonably necessary for the Agent to maintain the priority of the Lien of the Agent in respect of such Real Estate;

(g)      the sale or transfer of assets (other than the Capital Stock of any Credit Party) to a Joint Venture so long as such sales or transfers are made at fair market value (as determined in good faith by either the Board of Directors of the General Partner if the purchase price for such assets is greater than $50,000,000 or, in all other cases, an Executive Officer), constitute Permitted JV Investments and immediately before and after giving effect thereto no Default or Event of Default exists;

(h)      the sale or transfer of a portion of (but not all of) the Capital Stock of a Joint Venture to a third party for fair market value (as determined in good faith by the Board of Directors of the General Partner) for the purposes of forming or completing the formation of a Joint Venture in connection with a Permitted JV Investment;

(i)       the sale or discount, in each case without recourse, of overdue account receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of a financing transaction;

(j)       the use, transfer, or liquidation, as applicable, of money or Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Credit Agreement or the other Credit Documents; and

(k)      leases, subleases, licenses or sublicenses of real property in the ordinary course of business not interfering in any material respect with the business of any Credit Party or Restricted Subsidiary.

9.4       No Corporate Changes.

(a)      Merge or consolidate with any Person, provided,  however, that subject to Section 7.15 and Section 9.11, Partners and its Restricted Subsidiaries may merge or consolidate with and into each other (so long as, if such merger or consolidation involves the Borrower, the Borrower is the surviving entity, if such merger or consolidation involves a Domestic Subsidiary and a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity, if such merger or consolidation involves a Credit Party and a Subsidiary that is not a Credit Party, the Credit Party is the surviving entity, and if such merger or consolidation involves a Credit Party, a Credit Party is the surviving entity) and the Credit Parties may engage in Permitted Acquisitions;

(b)      alter or modify any Credit Party’s or any of its Subsidiary’s Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner materially adverse to the interests of the Agent or the Lenders; or

(c)      enter into or engage in any business, operation or activity other than a Permitted Line of Business;

provided,  however, that notwithstanding the foregoing, any Credit Party may dissolve or liquidate any Subsidiary that is not a Credit Party and is not required to be one pursuant hereto or if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lenders.

9.5       [Intentionally Omitted.]

9.6       No Restricted Payments.

Make a Restricted Payment, other than (a) to pay dividends from any Subsidiary to (i) its equity holders on a ratable basis or (ii) any Credit Party and (b) Permitted Restricted Payments.

9.7       No Investments.

Make or suffer to exist any Investment other than Permitted Investments.

9.8       No Affiliate Transactions.

Enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service or the payment of any management, advisory or similar fees to any Subsidiary or Affiliate of any Credit Party (other than another Credit Party) except (a) in the ordinary course of such Credit Party’s or Restricted Subsidiaries’ business and upon fair and reasonable terms no less favorable to such Credit Party or Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person, (b) as permitted under Section 9.6, (c) Guarantees of any Joint Venture permitted under clause (h) of the definition of Permitted Investments, (d) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (e) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Credit Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Credit Parties and their Restricted Subsidiaries, (f) the payment of fees and expenses with respect to the consummation of this Credit Agreement, (g) transactions with any Joint Venture which, when considered together with all other transactions between such Credit Party or Restricted Subsidiary, on the one hand, and the applicable Joint Venture, on the other hand, are upon fair and reasonable terms no less favorable to such Credit Party or Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person, (h) transactions approved by the conflicts committee of the Board of Directors of the General Partner as being fair to the applicable Credit Party or Restricted Subsidiary, (i) transactions that do not require or result in the Credit Parties’ making payments, transferring assets, or incurring liabilities (including, without limitation, contingent liabilities) in an amount in excess of $500,000 per transaction per fiscal year and (j) transactions required or permitted under the Omnibus Agreement, provided that prior to entering into any such transaction the applicable Credit Party shall have received the written consent of the Agent acting in its reasonable discretion.

9.9       [Intentionally Omitted.]

9.10      [Intentionally Omitted.]

9.11      Restrictions on Partners.  Hold, in the case of Partners only, any material assets other than the Capital Stock of the Credit Parties and the other Subsidiaries listed on  Schedule 6.9 and have, in the case of Partners only, any liabilities other than (a) the liabilities under the Credit Documents, (b) other Indebtedness in existence on the date hereof and refinancings thereof, and (c) tax, routine administrative and other liabilities not constituting Indebtedness, expenses of the types described in clause (c) of the definition of Permitted Restricted Payments, Indebtedness of the types described in clauses (c), (f) and (h) of the definition of Permitted Indebtedness, intercompany liabilities not prohibited hereby and guarantees constituting Permitted Indebtedness, in each case incurred in the ordinary course of business.  In the case of Partners only, except as otherwise permitted by this Credit Agreement, sell, transfer or otherwise dispose of any Capital Stock in the Credit Parties or its Restricted Subsidiaries, or engage in any business other than owning the Capital Stock of the Credit Parties and its Subsidiaries.

9.12      Additional Negative Pledges.

Create or otherwise cause or suffer to exist or become effective, or permit any of the Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly: (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party or any of its Restricted Subsidiaries, other than Permitted Liens, except (i) this Credit Agreement and the other Credit Documents, (ii) covenants in documents creating Permitted Liens (none of which shall include consensual (non statutory) Liens on the Florida Real Property Assets, other than Permitted Liens not securing Indebtedness and Liens securing the Obligations), but only to the extent of the property encumbered by such Permitted Lien, and (iii) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on property or assets of Partners or any of its Restricted Subsidiaries (whether now owned or hereafter acquired) securing the Loans or any Lender Hedging Agreement; or (b) any Contractual Obligation which may restrict or inhibit the Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default, other than Contractual Obligations arising under the organizational documents of Joint Ventures entered into through a Permitted JV Investment that restrict or inhibit the Agent’s rights or ability to sell or otherwise dispose of the Capital Stock of such Joint Venture so long as such Contractual Obligations do not prohibit or restrict the granting of a Lien in favor of the Agent, for the benefit of the Lenders and their Affiliates, on the Capital Stock of the Bostco Joint Venture or Frontera or the proceeds thereof.

9.13      Sale and Leaseback.

Enter into any arrangement, directly or indirectly, whereby any Credit Party or any of its Restricted Subsidiaries shall sell or transfer any property owned by it to a Person (other than the Credit Parties or any of their Restricted Subsidiaries) in order then or thereafter to lease such property or lease other property which such Credit Party or Restricted Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except that any Credit Party or Restricted Subsidiary may enter into such arrangements so long as (a) the fair market value (as determined in good faith by the Board of Directors of the General Partner) of all property sold or transferred pursuant to such arrangements does not exceed 1.00% of Consolidated Net Tangible Assets determined at the time of each such transfer, (2) the Agent shall have received a Landlord Agreement with respect to any such sold or transferred property that is real property, and (3) immediately before and after giving effect to such sale or transfer no Default or Event of Default exists.

9.14      Restrictive Agreements.

Create, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) Applicable Law, (iii) any document or instrument governing Indebtedness incurred pursuant to clause (g) of the definition of “Permitted Indebtedness” (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (iv) any agreement or other instrument of a Person existing at the time it becomes a Restricted Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Restricted Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Restricted Subsidiary of a Credit party, (v) this Credit Agreement and the other Credit Documents, (vi) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Credit Agreement so long as such restrictions relate only to the assets subject thereto, and (vii) the organizational documents of Joint Ventures entered into through a Permitted JV Investment solely with respect to restrictions the disposition or transfer of the Capital Stock of such Joint Venture.

9.15      [Intentionally Omitted.]

9.16      Amendments to Certain Agreements.

Without the prior written consent of the Agent, amend, restate, modify or otherwise supplement (including, for the avoidance of doubt, by consenting to any change in counterparty or by consenting to any amendment that permits such counterparty to assign all or any portion of its rights and obligations to any Person) the Omnibus Agreement, the Indemnity Agreement, the Terminaling Services Agreements, Partners’ Partnership Agreement, the Bostco Operating Agreement, Frontera Operating Agreement, or any other Specified Contract in any way (a) that would reasonably be expected to have a Material Adverse Effect, (b) that would, taking into account the Borrower’s and Partners’ circumstances at the time and treating such amendment, restatement, modification, or supplement as if it occurred at the beginning of the current fiscal year, reduce projected Consolidated EBITDA for the current fiscal year to less than 90% of the projected Consolidated EBITDA shown on the annual forecast most recently delivered pursuant to Section 7.1(f), (c) in the case of a consent by any Credit Party or any of its Restricted Subsidiaries to an assignment of any such agreement by a counterparty thereto (such counterparty, a “Specified Assignor”) or in the case of an amendment to any such agreement that permits an assignment by a Specified Assignor without the consent of such Credit Party or Restricted Subsidiary, in either case, if the effect thereof would be to permit an assignment by such Specified Assignor to a Person (such Person, a “Specified Assignee”) with a lower corporate credit rating (as designated by Moody’s, S&P, or Fitch Ratings) than that then applicable to such Specified Assignor unless, as a condition to such assignment, such Specified Assignor provides a Guaranty or standby letter of credit, or a combination thereof, sufficient to offset the counterparty risk to the applicable Credit Parties or Restricted Subsidiaries associated with such Specified Assignee, as determined by an Executive Officer of Partners in good faith and in his or her reasonable business judgment, or (d) that prohibits or restricts the granting of a Lien in favor of the Agent, for the benefit of the Lenders and their Affiliates, on the Capital Stock of the Bostco Joint Venture or Frontera or the proceeds thereof.

9.17      Unrestricted Subsidiaries.

(a)      Designate any Subsidiary of the Borrower formed or acquired after the Closing Date (other than a Credit Party) as an Unrestricted Subsidiary unless:

(i)       neither such Subsidiary nor any of its Subsidiaries has any Indebtedness except Non-Recourse Debt;

(ii)      neither such Subsidiary nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or other transaction with any Credit Party or any Restricted Subsidiary, except those agreements and other transactions permitted under Section 9.8;

(iii)     neither such Subsidiary nor any of its Subsidiaries is a Guarantor or has any outstanding Letters of Credit issued for its account;

(iv)     at the time of such designation and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(v)      neither such Subsidiary nor any of its Subsidiaries owns any Indebtedness (excluding any accounts payable in the ordinary course of business) or Capital Stock of, or is the beneficiary of any Lien on any property of, any Credit Party or any Restricted Subsidiary;

(vi)     at the time of such designation and immediately after giving effect thereto the aggregate Investment in such Subsidiary together with the aggregate Investments in all other Unrestricted Subsidiaries are permitted under clause (j) and, for so long as such Unrestricted Subsidiary is also a Joint Venture in accordance with the definition thereof, clause (h), of the definition of Permitted Investments, it being acknowledged that such designation shall be deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of any Credit Party’s or any Restricted Subsidiary’s direct and indirect Capital Stock in such Subsidiary;

(vii)    at or immediately prior to such designation (1) the assets of such Subsidiary together with the assets of all other Unrestricted Subsidiaries (other than the Bostco Joint Venture or Frontera) do not constitute more than five percent (5%) of the Consolidated Net Tangible Assets as determined at the time of such designation and (2) the revenues of such Subsidiary together with the aggregate revenues of all other Unrestricted Subsidiaries (other than the Bostco Joint Venture or Frontera) do not constitute more than five percent (5%) of the aggregate revenues of the Borrower and its consolidated Restricted Subsidiaries as determined at the time of such designation; and

(viii)   at or immediately prior to such designation, the Borrower delivers a certificate to the Agent certifying (A) the name of such Subsidiary and of all of such Subsidiary’s Subsidiaries, (B) that before and immediately after giving effect to such designation, the Credit Parties and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 8.1 through 8.3, and (C) that all requirements of this Section 9.17(a) have been met for such designation.

(b)      designate any Unrestricted Subsidiary as a Restricted Subsidiary unless:

(i)         the representations and warranties of the Credit Parties set forth in this Credit Agreement and in the other Credit Documents shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects) on and as of the date of such designation, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such designation, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date;

(ii)       at the time of such designation and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(iii)      the Credit Parties comply with Sections 7.8 and 7.15 of the Credit Agreement; and

(iv)      at or immediately prior to such designation, the Borrower delivers a certificate to the Agent certifying (A) the name of such Subsidiary and of all of such Subsidiary’s Subsidiaries, (B) that before and immediately after giving effect to such designation, the Credit Parties and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 8.1 through 8.3, and (C) that all requirements of Section 9.17(b) have been met for such designation.

9.18      Compliance with Anti-Money Laundering Laws and Sanctions.

(a)  Conduct, or permit any of their respective Subsidiaries to conduct, any business or engage in any transaction or dealing with any Sanctioned Person or Sanctioned Country, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Country; (b) deal in, or otherwise engage in any transaction relating to, or permit any of their respective Subsidiaries to deal in otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Money Laundering Laws or any Sanctions; or (c) engage in or conspire to engage in, or permit any of their respective Subsidiaries to engage in or conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering Laws or any Sanctions.  Each of the Credit Parties shall deliver to the Agent and Lenders any certification or other evidence reasonably requested from time to time by the Agent or any Lender, in the Agent’s reasonable discretion, confirming such Person’s compliance with this Section.

ARTICLE X

POWERS

10.1      Appointment as Attorney-in-Fact.

A power of attorney in favor of the Agent for the benefit of the Lenders with respect to the Collateral shall be as set forth in the Security Documents.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.1      Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)      failure of the Borrower to pay (i) any interest or Fees hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise; (ii) any principal of the Revolving Loans or the Letter of Credit Obligations when due, whether at stated maturity, by acceleration or otherwise; or (iii) any other amounts owing hereunder or any other Credit Document within five (5) Business Days after such amounts are due;

(b)      any representation or warranty, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders shall prove untrue in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects) on or as of the date it was made or was deemed to have been made;

(c)      failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1(g),  Section 7.2(a)(i),  Section 7.6 (but only as to inspection rights), Section 7.12,  Section 7.15,  Article VIII or Article IX (other than Section 9.18);

(d)      failure to comply with any other covenant contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, (a) such breach or failure to comply is not cured within thirty (30) days (or, with respect to a breach of Section 7.8(g), two (2) Business Days) after the earlier of (i) notice thereof by the Agent and (ii) an Executive Officer of any Credit Party becoming aware thereof or (b) solely with respect to any failure to give notice as required by Section 7.4, such failure is not cured within five (5) Business Days after an Executive Officer of any Credit Party becomes aware of such failure to give such notice;

(e)      dissolution, liquidation, winding up or cessation of the business of any Credit Party or any of its Restricted Subsidiaries, or the failure of any Credit Party or any of its Restricted Subsidiaries to meet its debts generally as they mature, or the calling of a meeting of any Credit Party’s or any of its Restricted Subsidiaries’ creditors for purposes of compromising any Credit Party’s or any of its Restricted Subsidiaries’ debts, or the failure by any Credit Party or any of its Restricted Subsidiaries generally, or the admission by any Credit Party or any of its Restricted Subsidiaries of its inability, to pay its debts as they become due (unless such debts are the subject of a bona fide dispute);

(f)       the commencement by or against any Credit Party or any of its Restricted Subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar case or proceeding with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Credit Party or any of its Restricted Subsidiaries, such proceeding is not dismissed within sixty (60) days or an order for relief is entered at any time;

(g)      the occurrence of a Change of Control;

(h)      any Credit Party or any of its Restricted Subsidiaries shall fail to make any payment in respect of Indebtedness outstanding (other than the Loans) in an aggregate principal amount of $15,000,000 or more when due or within any applicable grace period; or

(i)       (i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness outstanding of any Credit Party or any of its Restricted Subsidiaries in an aggregate principal amount of $15,000,000 or more (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Restricted Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Indebtedness or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Restricted Subsidiary), or (ii) the failure of any Credit Party to pay any termination payment when due upon the termination of any Lender Hedging Agreement;

(j)       (i) any material covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Agreement, the Consent, Reaffirmation and Agreement, any Notes, the Letter of Credit Documents, any Guaranty Agreement, the Contribution Agreement or the Security Documents shall cease to be enforceable in accordance with its terms, (ii) any security interest and Lien purported to be created by any Security Document with respect to any Collateral worth, individually or in the aggregate, in excess of $2,500,000 shall cease to be in full force and effect, or shall cease to give the Agent, for the benefit of the Lenders, the Liens, rights, powers and privileges purported to be created under such Security Document (including a perfected first priority security interest in and Lien on all of such Collateral (except as expressly provided in this Credit Agreement or such Security Documents)) in favor of the Agent, (iii) any party (other than the Agent or the Lenders) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents (except as expressly provided in such Credit Documents), or (iv) any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

(k)      one or more judgments or decrees shall be entered against, or Lien arising from any environmental liability shall be imposed against one or more of the Credit Parties or any of their Restricted Subsidiaries involving a liability of $15,000,000 or more in the aggregate (to the extent not paid or covered by insurance as determined by the Agent in its reasonable discretion) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(l)       the occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make payment in an amount in excess of $15,000,000 when due of all amounts which, under the provisions of any Benefit Plan or Sections 412 or 430 of the Internal Revenue Code, any Credit Party or any ERISA Affiliate is then required to pay as contributions thereto, (ii) any Termination Event shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Borrower or Partners by the Agent or any Lender, and the then current value of the applicable Benefit Plan’s or Multiemployer Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan’s or Multiemployer Plan’s assets allocable to such benefits by more than $15,000,000, or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the $15,000,000; or

(m)     any event of default on the part of a Credit Party shall have occurred under any Specified Contract to which any Credit Party is a party or under the Omnibus Agreement, or any Specified Contract or the Omnibus Agreement is terminated in whole or in part, if such event of default or termination would reasonably be expected to result in a Material Adverse Effect after taking into account any replacement therefor.

11.2      Acceleration.

Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, at the direction of the Required Lenders, the Agent shall, upon the written request (including by facsimile or other electronic communication) of the Required Lenders, and by delivery of written notice to the Credit Parties from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against the Borrower:  (a) declare all Obligations (other than those arising in connection with a Lender Hedging Agreement) to be immediately due and payable (except with respect to any Event of Default set forth in Sections 11.1(e) or (f), in which case all Obligations (other than those arising in connection with a Lender Hedging Agreement) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action, notice or obligation of the Agent or any Lender, (b) immediately terminate this Credit Agreement and the Revolving Credit Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Credit Documents or arising under Applicable Law, including, without limitation, all rights and remedies existing under the Security Documents and all rights of setoff.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

In addition, upon demand by the Agent or the Required Lenders upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.9), the Borrower shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn.  Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

11.3      Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the

Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 4.3,  4.4,  4.5, and 14.7) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.3,  4.4,  4.5, and 14.7.

11.4      Credit Bidding.

(a)      The Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with Applicable Law.  Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Agent to make such credit bid or purchase and, in connection therewith, the Agent is authorized, on behalf of itself and the other Lenders, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for equity interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Lenders on the basis of the Obligations so assigned by each Lender).

(b)      Each Lender hereby agrees, that, except as otherwise provided in any Credit Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XII

TERMINATION

(a)      Except as otherwise provided in Article XI, the Revolving Loan Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans shall be immediately due and payable in full and all outstanding Letters of Credit shall immediately terminate.  Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Agent may withhold any balances in the Borrower’s Loan accounts, in an amount sufficient, in the Agent’s reasonable discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations.  All of the Agent’s and the Lenders’ rights, liens and security interests shall continue after any termination until terminated in accordance with the provisions of paragraph (b) of this Article XII.

(b)      This Credit Agreement, together with all other Credit Documents, shall continue in full force and effect, until each of the following events (collectively, the “Credit and Collateral Termination Events”) has occurred: (i) all Obligations have been fully and finally paid and performed (other than inchoate indemnity obligations), (ii) all Letters of Credit have expired or terminated (or other arrangements relating thereto that are reasonably satisfactory to the Agent have been made in a writing signed by the Borrower and the Issuing Bank in respect of such Letter of Credit), (iii) all Lender Hedging Agreements have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such Lender Hedging Agreement and the Agent), (iv) all agreements relating to Cash Management Products have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such agreements and the Agent), and (v) all Commitments have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Agent or the Lenders in connection with any of the foregoing.

ARTICLE XIII

THE AGENT

13.1      Appointment of Agent.

(a)      Each Lender hereby designates Wells Fargo as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Note or participant in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement, the Notes, the other Credit Documents and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and to take such other actions or exercise such other powers as are reasonably incidental thereto.  The Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective directors, officers, employees, agents and Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the directors, officers, employees, agents and Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility contemplated hereby as well as any activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.  Each Lender hereby designates U.S. Bank National Association as the Syndication Agent and each of Bank of America, N.A., Citibank, N.A., MUFG Union Bank N.A., and Royal Bank of Canada as the Documentation Agents.  The Syndication Agent and the Documentation Agents, in such capacity, shall have no duties or obligations whatsoever under this Credit Agreement or any other Credit Document or any other document or any matter related hereto and thereto (except as Lender hereunder), but shall nevertheless be entitled to all the indemnities and other protection afforded to the Agent under this Article XIII.

(b)      The provisions of this Article XIII are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties or any Subsidiary or Affiliate thereof shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9).  In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders, and it is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

13.2      Nature of Duties of Agent.

The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents.  Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment.  The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or any Lender.  The duties of the Agent shall be mechanical and administrative in nature; and nothing in this Credit Agreement or in the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations or other duties in respect of this Credit Agreement or in the other Credit Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing, the Agent:

(a)      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(c)      shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

13.3      Lack of Reliance on Agent.

(a)      Independently and without reliance upon the Agent, each Lender, each Swing Loan Lender and each Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of Letters of Credit or at any time or times thereafter.

(b)      The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, provisions or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or (vi) the utilization of any Issuing Bank’s Letter of Credit Committed Amount (it being understood and agreed that each Issuing Bank shall monitor compliance with its own Letter of Credit Committed Amount without any further action by the Agent).

13.4      Certain Rights of the Agent.

The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders.  If the Agent shall request instructions from the Required Lenders or each of the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary under the circumstances), as the case may be, with respect to any act or action (including the failure to act) in connection with this Credit Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or such other number or percentage of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

13.5      Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any note, resolution, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (including counsel for the Credit Parties with respect to matters concerning the Credit Parties), independent public accountants and other experts selected by it in good faith and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

13.6       Indemnification of Agent.

To the extent the Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Agent, in proportion to its respective pro rata share of the aggregate Revolving Credit Commitments, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder as Agent, in any way relating to or arising out of this Credit Agreement or any other Credit Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct or any action or omission by the Agent not in accordance with the standards of care specified in the UCP or the UCC, as determined by a court of competent jurisdiction in final non-appealable judgment, or caused by the Agent’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

13.7      The Agent in its Individual Capacity.

With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any Affiliate of the Credit Parties as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

13.8      Holders of Notes.

The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.9      Resignation and Removal of Agent.

The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (such approval not to be unreasonably withheld or delayed) (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a Lender as of the Closing Date or a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York, or any other financial institution with an office in New York, New York that is engaged in the making of commercial loans and the provision of agency services in syndicated commercial loan transactions.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (2), except for any indemnity payments owed to the retiring (or retired) or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent (other than any rights to indemnity payments owed to the retiring (or retired) or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal, as applicable, hereunder and under the other Credit Documents, the provisions of this Article and Sections 13.6 and 14.8 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent or continuing to hold Collateral in accordance with this Section.

Any resignation or removal by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Loan Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, if in its sole discretion it elects to, and Swing Loan Lender, (ii) the retiring Issuing Bank and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

13.10     Collateral Matters.

(a)      The Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (including in its capacity as a potential lender or provider of any Lender Hedging Agreements or Cash Management Products) and the Issuing Bank hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Credit Documents or supplements to existing Credit Documents on behalf of the Lenders).  Each Lender authorizes and directs the Agent to enter into the Security Documents for the benefit of the Lenders.  Each Lender authorizes and directs the Agent to make such changes to the form Landlord Agreement attached hereto as Exhibit C as the Agent deems necessary in order to obtain any Landlord Agreement from any landlord of any Credit Party with respect to a leasehold Mortgage.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The rights, remedies, powers and privileges conferred upon the Agent hereunder and under the other Credit Documents may be exercised by the Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law.

(b)      The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon the occurrence of all of the Credit and Collateral Termination Events, (ii) constituting property being sold or disposed of pursuant to a transaction permitted under Section 9.3 (including without limitation, the disposal of the Brownsville Property) if the applicable Credit Party certifies to the Agent that the sale or disposition is made in compliance with Section 9.3 (and the Agent may rely conclusively on any such certificate, without further inquiry) and so long as the net cash proceeds of such sale or disposition are deposited into a deposit account subject to a Deposit Account Control Agreement, (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder, or (iv) constituting a building (as defined in the applicable Flood Insurance Regulation) or manufactured (mobile) home (as defined in the applicable Flood Insurance Regulation) located within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 to the extent the Agent determines, in its sole discretion, is necessary or desirable to comply with applicable Flood Insurance Regulations.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

(c)      Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the applicable Credit Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party or any of its Restricted Subsidiaries in respect of) all interests retained by such Credit Party or Restricted Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d)      The Agent shall have no obligation whatsoever  to the Lenders or to any other Person to assure that (and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding that) the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or that the liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, maintenance, monitor, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(e)      The Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field examinations by the Agent with respect to any Credit Party and any appraisals obtained by the Agent with respect to any of the Collateral. The Agent shall have no liability to any Lender for any errors in or omissions from any field examination or other examination of any Credit Party or the Collateral, or in any such appraisal, unless such error or omission was the direct result of the Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(f)      The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to subordinate any Lien on any Collateral granted to or held by the Agent under any Credit Document to the holder of any Permitted Lien.

(g)      The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Credit Agreement.

(h)      Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 13.10.  In each case as specified in this Section 13.10, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Credit Documents and this Section 13.10.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an asset disposition permitted pursuant to Section 9.3 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(i)       It is the purpose of this Credit Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as an agent in any jurisdiction.  The Agent may appoint an additional Person or Persons as a separate sub-agent, attorney-in-fact, collateral agent or co-collateral agent and if the Agent shall appoint an additional Person as a separate collateral agent, co-collateral agent, sub-agent or attorney-in-fact, each and every remedy, power, right, claim, demand or cause of action intended by this Credit Agreement and any of the Credit Documents and every remedy, power, right, claim, demand or cause of action intended by this Credit Agreement and any of the Credit Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vested in such separate collateral agent, co-collateral agent, sub-agent or attorney-in-fact.  Should any instrument from the Lenders be required by the separate collateral agent, co-collateral agent, sub-agent or attorney-in-fact so appointed by the Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by the Lenders whether or not a Default or Event of Default then exists.

13.11     Actions with Respect to Defaults.

In addition to the Agent’s right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, including, without limitation, actions permitted by clause (c) of Section 11.2.

13.12     Delivery of Information.

The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Credit Parties or any of their Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and expressly including the information provided pursuant to Sections 7.1 (other than (a) and (b) thereof) and 7.14; and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

13.13     No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, Participants or Assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Credit Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

13.14     USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within ten (10) days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

13.15     Lender Hedging Agreements and Cash Management Products.

No Person that provides Cash Management Products or is party to a Lender Hedging Agreement that obtains the benefits of Section 2.8 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article XIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Products and Lender Hedging Agreements unless the Agent has received written notice of such Cash Management Products and Lender Hedging Agreements, together with such supporting documentation as the Agent may request, from the applicable provider of Cash Management Products or Lender Hedging Agreement, as the case may be.

ARTICLE XIV

MISCELLANEOUS

14.1      Waivers.

The Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

14.2      JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND (BY EXECUTION AND DELIVERY OF ANY GUARANTY AGREEMENT OR OF A JOINDER THERETO AND INCORPORATION BY REFERENCE THEREIN) EACH GUARANTOR, AND THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

14.3      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

(a)      THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by

execution and delivery of this Credit Agreement the Borrower, and by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein each of the Guarantors, hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts, and agrees to be bound by the other provisions set forth in this Section 14.3.  Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.4, such service to become effective three (3) days after such mailing.  Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b)      Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

14.4      Notices.

(a)      Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 14.4 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided,  however, that if any notice is delivered on a day other than a Business Day, or after 5:00 P.M. on any Business Day, then such notice shall not be effective until the next Business Day.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)      Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Agent that is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes,

(i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.5      Assignability.

(a)      The Borrower shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Lenders.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (g) of this Section or (iii) by way of pledge or assignment of a scrutiny interest in accordance with paragraph (b) of this Section.

(b)      Notwithstanding subsection (c) of this Section 14.5, nothing herein shall restrict, prevent or prohibit any Lender from (i)  pledging or assigning a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans and/or Commitments hereunder to any Approved Assignee.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)      Any Lender may, in the ordinary course of its lending business and in accordance with Applicable Law, at any time, assign to any Approved Assignee and, with the consent of the Agent and, so long as no Event of Default has occurred or is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) and concurrent notice to the Borrower, but without the consent of any other Lender, assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and any Notes held by it; provided,  however, that (i) the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered to the Borrower by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day, (ii) any such assignment of a portion of Revolving Loans and Revolving Credit Commitments must be for a constant and non varying portion of its Revolving Loans and Revolving Credit Commitments, (iii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (iv) no such assignment shall be for less than $4,000,000 or, if less, the entire remaining Revolving Credit Commitments of such Lender of the Revolving Credit Commitments (or, with respect to Swing Loans, 100% thereof and of the commitment (if any) to make Swing Loans), (v) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and (vi) if such assignee is a Foreign Lender, all of the requirements of Section 2.6(b) shall have been satisfied as a condition to such assignment; and provided,  further, that any assignment to an Approved Assignee shall not be subject to the minimum assignment amounts specified herein.  Upon such execution and delivery of the Assignment and Assumption to the Agent, from and after the Acceptance Date, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than any rights it may have pursuant to Section 14.7 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

(d)      By executing and delivering an Assignment and Assumption, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Credit Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e)      The Agent shall maintain at its address referred to in Section 14.4 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of (i) the names and addresses of the Lenders and (if applicable) the Revolving Credit Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender from time to time (the “Register”) and (ii)  information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register and copies of each Assignment and Assumption shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)      Upon its receipt of an Assignment and Assumption executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A,  (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Within five (5) Business Days after its receipt of such notice, if requested by the assignee, the Borrower shall execute and deliver to the Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to the Borrower) a new Note or Notes to the assignee in an amount equal to the Revolving Credit Commitment (and commitment to make Swing Loans, if applicable) assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Revolving Credit Commitment owing to it hereunder and if requested by it, a new Note or Notes to the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Any such new Note or Notes shall re-evidence the indebtedness outstanding under any old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of any such surrendered Note or Notes (or in the case of a Revolving Credit Commitment, if none, the amount of the Revolving Credit Commitments so assigned), shall be dated the Closing Date and shall otherwise be in substantially the form of any Note or Notes subject to such assignments.

(g)      Each Lender may sell participations, without the consent of the Agent, the Borrower or any other Lender, to one or more parties other than (x) the Credit Parties, or any of the Credit Parties’ Affiliates, financial sponsors or Subsidiaries, (y) any Defaulting Lender or (z) a natural Person (each, a “Participant”), in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Revolving Credit Commitments, the Loans owing to it and any Note or Notes held by it); provided that (i) such Lender’s obligations under this Credit Agreement (including, without limitation, its Revolving Credit Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit

Agreement (it being understood that the documentation required under Section 2.6(c) shall be delivered to the participating Lender) and (v) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such Participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such Participant is participating, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or Letter of Credit reimbursement obligations in which such Participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.7,  4.10 and 2.6 (subject to the requirements and limitations therein, including the requirements under Section 2.6(e) (it being understood that the documentation required under Section 2.6(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.10 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.6 or 4.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h)      Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(i)      In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrower or any of its Subsidiaries so long as it advises of the prospective assignee of the confidentiality provisions set forth herein and such prospective assignee agrees to abide by such confidentiality provisions.

(j)      In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its pro rata share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

14.6     Information.

Each Lending Party agrees to maintain the confidentiality of all material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to any Credit Party or Subsidiary or Affiliate thereof (collectively, “Confidential Information”) provided to such Lending Party by the Credit Parties in accordance with such Lending Party’s customary procedures for handling their own confidential information; provided that nothing herein shall prevent any Lending Party from disclosing such Confidential Information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) to any Governmental Authority, stock exchange, self-regulatory organization, or other regulatory authority having or claiming to have authority to regulate or oversee any aspect of such Lending Party’s business or that of their affiliates in connection with the exercise of such authority; provided, however, that other than with respect to routine or ordinary course disclosures to Governmental Authorities and other regulatory or self-regulatory authorities, to the extent permitted by law, the affected Lending Party shall provide prior written notice to the affected Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Lender Hedging Agreement, or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document or any Lender Hedging Agreement or agreement pertaining to Cash Management Products, (i) subject to provisions substantially similar to those contained in this Section 14.6, to any actual or proposed participant or assignee or any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any other Credit Party, and the Obligations, (j) which is independently developed, discovered or arrived at by such Persons or which was already known to such Lending Party prior to its disclosure by the Credit Parties or any of their Affiliates, and (k) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications.

14.7    Payment of Expenses; Indemnification.

(a)      The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lead Arrangers and their respective Affiliates in connection with (i) the syndication, negotiation, preparation, execution, delivery, administration and monitoring of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Credit Parties with law and the provisions of such documents, including, without limitation, the reasonable and documented fees and expenses of one primary counsel to the Agent and the Lead Arrangers (and one local counsel in each relevant jurisdiction as reasonably necessary as determined by the Agent and, in the case of actual or perceived conflict of interest, one additional counsel as reasonably deemed to be necessary by the Agent), the reasonable and documented fees and expenses of counsel for the Agent in connection with collateral issues and all due diligence, and the costs and expenses incurred in connection with all appraisals, Phase I environmental assessments and field exams, and of obtaining all Real Property Documentation, and all recording costs, fees and taxes payable in connection with the Collateral, and (ii) any amendment, waiver or consent relating hereto and thereto including, without limitation, any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents.  In addition, the Borrower shall, upon demand, pay to the Agent, the Issuing Bank and any Lender all documented costs and expenses (including the reasonable and documented fees and disbursements of counsel (including allocated costs of internal counsel) and other professionals, including, financial consultants) paid or incurred by the Agent, the Issuing Bank or such Lender in (A) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, including, but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents, (B) in collecting the Loans, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (D) obtaining any legal, accounting or other advice in connection with any of the foregoing.

(b)      The Borrower shall indemnify, defend and hold harmless the Agent, the Lead Arrangers, the Issuing Bank and each of the Lenders and their respective affiliates, partners, directors, officers, agents, advisors, employees and counsel (each, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs or expenses incurred by any Indemnified Person (including reasonable and documented fees and expenses of counsel) (except as a result of (A) such Indemnified Person’s own gross negligence or willful misconduct, (B) a claim brought by any Credit Party against such Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Credit Document or (C) disputes that are solely among Indemnified Persons (other than a Lead Arranger or the Agent) and do not arise from the Borrower’s or any other Credit Party’s action or inaction or breach of its obligations hereunder or under any other Credit Document or Applicable Law, in each case with respect to clauses (A), (B), or (C) above, as determined by a final non-appealable judgment of a court of competent jurisdiction) in each case arising out of or in connection with or by reason of (x) this Credit Agreement, any Letter of Credit or any other Credit Documents or the transactions contemplated hereby or thereby, (y) any actual or proposed use by the Borrower of the proceeds of the Loans, or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnified Person is a party thereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (ii) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses (including reasonable and documented fees and expenses of counsel) (except to the extent that any of the foregoing resulted from (A) such Indemnified Person’s own gross negligence or willful misconduct or (B) a claim brought by any Credit Party against such Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Credit Document, in each case with respect to clauses (A) or (B) above, as determined by a final non-appealable judgment of a court of competent jurisdiction) incurred in connection with any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders or ordinances.  If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)      To the fullest extent permitted by law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)      All amounts due under this Section shall be payable promptly after demand therefor.

(e)      The Borrower’s obligations under this Section 14.7 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.

14.8    Entire Agreement, Successors and Assigns.

This Credit Agreement along with the other Credit Documents and the Engagement Letter constitutes the entire agreement among the Credit Parties, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Credit Parties and the Lenders and their respective successors and permitted assigns.

14.9    Amendments, Etc.

Except as set forth below or as specifically provided in any Credit Document, any term, covenant, agreement or condition of this Credit Agreement or any of the other Credit Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a)      increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2 or Article XII) or the amount of Loans of any Lender, in any case, without the written consent of such Lender; or

(b)      waive, extend or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby; or

(c)      reduce the principal of, or the rate of interest specified herein on, any Loan or reimbursement obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.2 during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit Obligation or to reduce any fee payable hereunder; or

(d)      change Sections 2.7,  2.8,  13.6 or 14.17 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or

(e)      change Section 2.2(b)(iv) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby; or

(f)      except as otherwise permitted by this Section 14.9 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(g)      consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(h)      except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Agent for the benefit of the Lenders on all or substantially all of the Collateral without the written consent of each Lender; or

(i)      except as expressly permitted hereunder, release any Credit Party from its obligations hereunder, under any Guaranty Agreement, or under any other Credit Document to which it is a party without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Credit Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Credit Agreement or any other Credit Document; (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9), and (vi) the Agent and the Borrower shall be permitted to amend any provision of the Credit Documents (and such amendment shall become effective without any further action or consent of any other party to any Credit Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Credit Agreement to the contrary, each Lender hereby irrevocably authorizes the Agent on its behalf, and without further consent, to enter into amendments or modifications to this Credit Agreement (including, without limitation, amendments to this Section 14.9) or any of the other Credit Documents or to enter into additional Credit Documents as the Agent reasonably deems appropriate in order to effectuate the terms of Section 2.2(c)(ii) (including, without limitation, as applicable, (1) to permit the additional Revolving Loans to share ratably in the benefits of this Credit Agreement and the other Credit Documents and (2) to include the additional Revolving Credit Commitments or outstanding additional Revolving Loans, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.

14.10     Nonliability of Agent and Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

14.11     Independent Nature of Lenders’ Rights.

The amounts payable at any time hereunder to each Lender on account of such Lender’s Loans and under any Note or Notes held by it shall be a separate and independent debt.

14.12     Counterparts.

This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

14.13     Effectiveness.

This Credit Agreement shall become effective at such time when all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any

Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.14     Severability.

In case any provision in or obligation under this Credit Agreement or any Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.15     Headings Descriptive.

The headings of the several Sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

14.16     Maximum Rate.

Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate.  If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by Applicable Law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower.  All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrower to the Agent or any Lender shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness.  The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Agent and the Lenders.

14.17     Right of Setoff.

In addition to and not in limitation of all rights of offset that any Lender or other holder of a  Note may have under Applicable Law, each Lender or other holder of a Loan or Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of the Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder.  Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 2.7.  Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 4.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders and Issuing Bank, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

14.18     Delegation of Authority.

Each Guarantor (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) hereby authorizes and appoints the Borrower and each of the chief financial officer, chief executive officer, treasurer and controller of Operating GP, acting for and of behalf of the  Borrower, to be its attorneys (“its Attorneys”) and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with borrowing Loans and the making of other extensions of credit hereunder, the granting and perfection of security interests under the Security Documents, and complying with the terms and provisions hereof and the other Credit Documents.  This delegation of authority and appointment shall be valid for the duration of the term of this Credit Agreement; provided,  however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any such chief financial officer, chief executive officer, treasurer or controller if such chief financial officer, chief executive officer, treasurer or controller is no longer an employee of the Borrower.  Each Credit Party and (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby undertakes to ratify everything which any of its Attorneys shall do in furtherance of this delegation of authority and appointment.

14.19     Time of the Essence.

Time is of the essence under this Credit Agreement.

14.20     [Reserved].

14.21     Reversal of Payments.

To the extent any Credit Party makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

14.22     Amendment and Restatement; Continuation of Security Interest.

This Credit Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date.  The execution and delivery of this Credit Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Credit Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.  The security interests granted pursuant to the Existing Credit Agreement and “Security Documents” thereunder shall continue to perfect the Obligations hereunder without interruption.  Not in limitation of the foregoing, all references in each Credit Document to the “Credit Agreement” or any “Note” (other than historical references) shall be deemed to be a reference to this Credit Agreement and the Notes.

14.23     Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Credit Agreement and any other Credit Document, the terms of this Credit Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on any Credit Party or any Subsidiary or further restricts the rights of any Credit Party or any Subsidiary or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

14.24     USA Patriot Act; Anti-Money Laundering Laws.

The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act or any other Anti-Corruption Laws or Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the USA Patriot Act or such Anti-Money Laundering Laws.

14.25     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or  a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF the parties hereto have caused this Third Amended and Restated Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWER:	TRANSMONTAIGNE OPERATING
COMPANY L.P.

By: TransMontaigne Operating GP L.L.C.,
its sole general partner

By: /s/ Robert T. Fuller
Name: Robert T. Fuller
Title: Executive Vice President, Chief Financial Officer,
Chief Accounting Officer and Treasurer

[TMP – Third Amended & Restated Senior Secured Credit Facility]

AGENT AND LENDERS:	WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Agent, as an Issuing Bank, as Swing Loan
Lender and as a Lender

By: /s/ Jacob L. Osterman
Name: Jacob L. Osterman
Title: Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and Syndication Agent

By: /s/ John C. Lozano
Name: John C. Lozano
Title: Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

Bank of America, N.A.,
as a Lender and Documentation Agent

By: /s/ Michael Clayborne
Name: Michael Clayborne
Title: Director

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Citibank, N.A.,
as Lender

By: /s/ Thomas Benavides
Name: Thomas Benavides
Title: Director

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: MUFG UNION BANK N.A.,
as Lender

By: /s/ Anastasiya Haurylenia
Name: Anastasiya Haurylenia
Title: Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: Royal Bank of Canada,
as Lender

By: /s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

ABN AMRO CAPITAL USA LLC,
as Lender

By: /s/ Urvashi Zutshi
Name: Urvashi Zutshi
Title: Director

By: /s/ Elizabeth Johnson
Name: Elizabeth Johnson
Title: Director

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: ZB, N.A. dba Amegy Bank,
as Lender

By: /s/ Charles Troeger
Name: Charles Troeger
Title: Vice-President

[If second signature block is necessary]

By:
Name:
Title:

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Compass Bank, as Lender

By: /s/ Mark H. Wolf
Name: Mark H. Wolf
Title: Senior Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

BMO Harris Bank N.A.,
as Lender

By: /s/ Matthew L. Davis
Name: Matthew L. Davis
Title: Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

BNP Paribas,
as a Lender

By: /s/ Keith Cox
Name: Keith Cox
Title: Managing Director

By: /s/ Joseph Pedroncelli II
Name: Joseph Pedroncelli II
Title: Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

Cadence Bank, N.A.,
as a Lender

By: /s/ David Anderson
Name: David Anderson
Title: Senior Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

COMERICA BANK,
as a Lender

By: /s/ Garrett R. Merrell
Name: Garrett R. Merrell
Title: Relationship Manager

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender

By: /s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By: /s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

[TMP – Third Amended & Restated Senior Secured Credit Facility]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Denise S. Davis
Name: Denise S. Davis
Title: Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

SIGNATURE PAGE TO THE THIRD  AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG TRANSMONTAIGNE OPERATING COMPANY L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: CIT Bank, N.A.,
as Lender

By: /s/ Rhys Marsh
Name: Rhys Marsh
Title: Director

[If second signature block is necessary]

By:
Name:
Title:

[TMP – Third Amended & Restated Senior Secured Credit Facility]

CITIZENS BANK, N.A.,
as a Lender

By: /s/ Scott Donaldson
Name: Scott Donaldson
Title: Senior Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]

The Huntington National Bank,
as a Lender

By: /s/ Jeffrey H. Rathkamp
Name: Jeffrey H. Rathkamp
Title: Senior Vice President

[TMP – Third Amended & Restated Senior Secured Credit Facility]